As filed with the Securities and Exchange Commission on December 18, 2002.

Registration No. 333-100213

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO
FORM F-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TeliaSonera AB

(Exact name of Registrant as specified in its charter)

Sweden	4813	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification No.)

Mårbackagatan 11

S-123 86 Farsta, Sweden
+46 8 713 10 00
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Telia International Carrier, Inc.

10780 Parkridge Blvd., Suite 300
Reston, VA 20191
(703) 546-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of communications to:

Petri Haussila, Esq.

White & Case LLP
Eteläranta 14
FIN-00130 Helsinki, Finland
+358 9 228 641

     Approximate date of commencement of proposed sale of the securities to the public: From time to time after this post-effective amendment to the registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Calculation of Registration Fee

			Proposed Maximum	Aggregate
Title of Each Class of	Amount to be		Offering Price	Offering Price	Amount of
Securities to be Registered	Registered		per Unit	Proposed Maximum	Registration Fee(1)

Ordinary shares, nominal value SEK 3.20 per share(2)	66,719,622	(3)	$3.81 (4)	$254,201,759.82 (4)	$23,386.56
Warrants to purchase ordinary shares	217,602	(5)	(6)	8,093,450.27 (6)	$744.60
Total				262,295,210.09	$24,131.16

(1)	Previously paid.

(2)	American depositary receipts (ADRs) evidencing American depositary shares (ADSs) issuable on deposit of the shares of TeliaSonera AB registered hereby have been registered pursuant to a separate Registration Statement on Form F-6.

(3)	The amount to be registered relates to the TeliaSonera shares estimated to be (i) issued to holders of shares of Sonera Corporation in the United States in connection with the exchange offer (including to holders of ADRs evidencing ADSs representing the right to receive Sonera shares and to holders of Sonera warrants entitling holders to subscribe for Sonera shares) and (ii) issued and sold outside of the United States in connection with the exchange offer but that may be resold in the United States from time to time during the distribution thereof.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended (the “Securities Act”). The registration fee was computed pursuant to Rules 457(c) and 457(f) under the Securities Act based on the average of the high and low sales prices of Sonera shares on the Helsinki Exchanges on September 26, 2002 and the noon buying rate in New York City for cable transfers in euros as certified for customs purposes by the Federal Reserve Bank of New York on September 26, 2002, which was $0.9755 per €1.00.

(5)	The amount to be registered relates to TeliaSonera warrants estimated to be (i) issued to holders of Sonera warrants in the United States in connection with the exchange offer and (ii) issued and sold outside of the United States in connection with the exchange offer but that may be resold from time to time during the distribution thereof.

(6)	The registration fee for the TeliaSonera warrants to be issued to holders of Sonera warrants in connection with the exchange offer is based on the exercise price of each series of Sonera warrants in accordance with Rule 457(g).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

December 18, 2002

Dear Sonera Security Holder:

      On December 9, 2002, Telia announced that it had completed its offer to exchange all of outstanding Sonera shares and Sonera American depository shares, or ADSs, and certain Sonera warrants into Telia shares, Telia ADSs, and Telia warrants. I am pleased to inform you that the offer was highly successful. A total of 1,059,532,967 Sonera shares, including shares represented by Sonera ADSs, were tendered in connection with the exchange offer, representing a total of 95.0 percent of the total voting rights attaching to Sonera shares outstanding. In connection with the completion of the exchange offer, Telia AB changed its name to TeliaSonera AB.

      As a result of completion of the exchange offer, TeliaSonera is required under Finnish law to offer to purchase the remaining Sonera shares, whether in the form of shares or ADSs, and warrants, that were not tendered in the exchange offer. TeliaSonera is, accordingly, making a mandatory redemption offer to acquire all of the outstanding shares, including ADSs, and warrants of Sonera that have not been tendered in the exchange offer on the terms and conditions set forth in the attached prospectus supplement. We urge you to read the prospectus supplement and the exchange offer prospectus referred to in the prospectus supplement carefully.

      Under the terms of the mandatory redemption offer:

•	For each Sonera share you tender, you may elect to receive 1.51440 TeliaSonera shares or, alternatively, €5.00 in cash.

•	For each Sonera ADS you tender, you may elect to receive 0.30288 TeliaSonera ADSs or, alternatively, the U.S. dollar equivalent of €5.00 in cash (less applicable fees and expenses). Each Sonera ADS represents one Sonera share and each TeliaSonera ADS represents five TeliaSonera shares.

•	For each Sonera warrant issued pursuant to Sonera’s 1999 and 2000 stock option programs you tender, you may elect to receive one TeliaSonera warrant of a corresponding series or, alternatively, between €0.02 and €1.66 in cash depending on the series of warrants you tender. Each TeliaSonera warrant entitles the holder to subscribe for 1.5 TeliaSonera shares.

      The amount of TeliaSonera shares, TeliaSonera ADSs and TeliaSonera warrants offered in the mandatory redemption offer in exchange for each Sonera share, Sonera ADS and Sonera warrant, respectively, is the same as that offered in the recently completed exchange offer. The cash price of €5.00 per share being offered to holders of Sonera shares, including Sonera shares represented by Sonera ADSs, is based on the volume-weighted average trading price of Sonera shares on the Helsinki Exchanges during the 12-month period from November 15, 2001 to November 15, 2002.

      Sonera shareholders should also be aware that TeliaSonera has started a separate compulsory acquisition proceeding under Finnish law under which the remaining holders of Sonera shares will be required to surrender their remaining Sonera shares to TeliaSonera for redemption at a “fair price.” To the extent shareholders do not participate in the mandatory redemption as described in the attached prospectus supplement, their Sonera shares will be redeemed in connection with the compulsory acquisition proceeding. TeliaSonera has offered to redeem the remaining Sonera shares in the compulsory acquisition proceeding for €5.00 per share. TeliaSonera will provide Sonera shareholders with information regarding the compulsory acquisition proceedings as required under Finnish law.

      On behalf of the Board of Directors of TeliaSonera and the management of TeliaSonera, we thank you for your attention in this matter.

Sincerely,

/s/ TAPIO HINTIKKA

TAPIO HINTIKKA
Chairman of the Board of Directors

          As announced on December 9, 2002, to effect the merger between Telia and Sonera, Telia completed an offer to acquire all of the outstanding shares, including shares in the form of American depositary shares, or ADSs, and certain warrants of Sonera Corporation, in exchange for Telia shares, including Telia ADSs, and Telia warrants. As a result of the completion of the exchange offer, which commenced on October 7, 2002 and expired on November 15, 2002, after a five-business day extension, Telia acquired 1,059,532,967 Sonera shares, including shares in the form of ADSs, representing 95.0 percent of the total voting rights attaching to Sonera shares outstanding. In connection with the completion of the exchange offer, Telia AB changed its name to TeliaSonera AB.

          As a result of TeliaSonera’s acquisition of Sonera shares representing more than two-thirds of the total voting rights attaching to Sonera shares, in accordance with the Finnish Securities Market Act, TeliaSonera is required to offer to purchase the remaining Sonera shares, whether in the form of Sonera shares or Sonera ADSs, and Sonera warrants, that were not tendered in the exchange offer. TeliaSonera is, accordingly, making a mandatory redemption offer to acquire all of the outstanding shares, including shares in the form of ADSs, and warrants of Sonera that were not tendered in the exchange offer for either:

•	TeliaSonera shares, in the form of TeliaSonera shares or TeliaSonera ADSs, or TeliaSonera warrants; or

•	cash.

          Under the terms of the mandatory redemption offer:

•	For each Sonera share you tender, you may elect to receive 1.51440 TeliaSonera shares or, alternatively, €5.00 in cash.

•	For each Sonera ADS you tender, you may elect to receive 0.30288 TeliaSonera ADSs or, alternatively, the U.S. dollar equivalent of €5.00 in cash (less applicable fees and expenses). Each Sonera ADS represents one Sonera share and each TeliaSonera ADS represents five TeliaSonera shares.

•	For each Sonera warrant of a certain series issued pursuant to Sonera’s 1999 and 2000 stock option programs you tender, you may elect to receive one TeliaSonera warrant of a corresponding series or, alternatively, between €0.02 and €1.66 in cash depending on the series of warrants you tender. Each TeliaSonera warrant entitles the holder to subscribe for 1.5 TeliaSonera shares.

          The amount of TeliaSonera shares, TeliaSonera ADSs and TeliaSonera warrants offered in the mandatory redemption offer in exchange for each Sonera share, Sonera ADS and Sonera warrant, respectively, is the same as that offered in the exchange offer. The cash price of €5.00 per share being offered to holders of Sonera shares, including Sonera shares represented by Sonera ADSs, is based on the volume-weighted average trading price of Sonera shares on the Helsinki Exchanges during the 12-month period from November 15, 2001 to November 15, 2002, the time when Telia’s obligation to commence a mandatory redemption offer first arose in accordance with the Finnish Securities Market Act.

          The mandatory redemption offer to holders of Sonera shares, Sonera ADSs and Sonera warrants will commence on Monday, December 30, 2002 and will expire at 9:00 a.m. New York City time (4:00 p.m. Helsinki time) on Friday, January 31, 2003, unless the mandatory redemption offer is extended.

          TeliaSonera’s shares are listed on the A-list of the Stockholm Exchange under the symbol “TLSN” and on the main list of the Helsinki Exchanges under the symbol “TLS1V.” TeliaSonera’s ADSs are quoted on the Nasdaq National Market, or NASDAQ, under the symbol “TLSN.” TeliaSonera’s series 2002/2005:A warrants are listed on the Helsinki Exchanges under the symbol “TLS1VEW102.” On December 17, 2002, the closing price of TeliaSonera’s shares on the Stockholm Exchange and the Helsinki Exchanges was SEK 33.10 and €3.59 per share, respectively, and the closing price of TeliaSonera ADSs on NASDAQ was $18.40 per ADS.

          This mandatory redemption offer prospectus supplements the exchange offer prospectus, dated October 1, 2002. You should read this prospectus supplement together with the exchange offer prospectus.

          See “RISK FACTORS” beginning on page S-12 of this prospectus supplement and on page 27 of the exchange offer prospectus to read about factors you should consider before investing in TeliaSonera’s securities.

We are not asking you for a proxy and you are requested not to send us a proxy.

          Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 18, 2002.

QUESTIONS AND ANSWERS ABOUT THE MANDATORY REDEMPTION OFFER
WHERE YOU CAN FIND MORE INFORMATION
IMPORTANT INFORMATION
SUMMARY
Background
Mandatory Redemption Offer Price and its Determination
Compulsory Acquisition
Ownership of TeliaSonera in Sonera
Agreements on the Use of Voting Power in Sonera
Delisting of Sonera Securities
Change of Name from Telia AB to TeliaSonera AB
RISK FACTORS
THE COMPANIES
TeliaSonera
Sonera
Ownership of TeliaSonera
Ownership of Sonera
Recent Developments
THE MANDATORY REDEMPTION OFFER
General Terms
Change in the share capital of TeliaSonera following completion of the mandatory redemption offer
Issue of shares and warrants on November 28, 2002.
Issue of shares and transfer of warrants upon completion of the mandatory redemption offer.
Determination of the Offer Price
Market Price Information
Restrictions on Ability of Certain Persons to Participate in the Mandatory Redemption Offer
Mandatory Redemption Offer Period and Extension
Procedures for Tendering
Holders of Sonera Shares
Holders of Sonera ADSs
Holders of Sonera Warrants
Withdrawal Rights
Validity of the Tender of Securities
Announcement of the Results of the Mandatory Redemption Offer
Acceptance of Sonera Securities, Terms of Payment and Delivery of TeliaSonera Securities
Dividend Payments
Fractional Entitlements to TeliaSonera Shares and TeliaSonera ADSs
Costs and Finnish Transfer Taxes
Compulsory Acquisition
Trading in Sonera Securities During the Mandatory Redemption Offer Period and After the Expiration of the Mandatory Redemption Offer Period
Financing of the Mandatory Redemption Offer
Listing of TeliaSonera Shares, TeliaSonera ADSs and TeliaSonera Warrants 2002/2005:A
Delisting of Sonera Securities
Ownership of Sonera in TeliaSonera
Fees and Expenses
TAXATION
Finnish Tax Considerations
Swedish Tax Considerations
United States Federal Income Tax Considerations
ENFORCEMENT OF CIVIL LIABILITIES
ANNEX A ARTICLES OF ASSOCIATION OF TELIASONERA AKTIEBOLAG
ANNEX B Interim Report January-September 2002
Disclosure Obligation in Finland
ANNEX C Interim Report July-September 2002
INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT
Acceptance Form
Acceptance Form
Letter of Transmittal
Notice of Guaranteed Delivery
Brokers Letter
Clients Letter
Exchange Agreement

i

QUESTIONS AND ANSWERS ABOUT THE MANDATORY REDEMPTION OFFER

Q.	What is the proposed transaction?

A.	In accordance with Finnish law, TeliaSonera is making a mandatory redemption offer to acquire all of the outstanding Sonera shares, whether in the form of shares or ADSs, and Sonera warrants that it did not acquire in connection with Telia’s exchange offer for all of the outstanding Sonera shares, Sonera ADSs and certain Sonera warrants.

Q.	What will Sonera securityholders receive in this mandatory redemption offer?

A.	Under the terms of the mandatory redemption offer:

•	For each Sonera share you tender, you may elect to receive 1.51440 TeliaSonera shares or, alternatively, €5.00 in cash.

•	For each Sonera ADS you tender, you may elect to receive 0.30288 TeliaSonera ADSs or, alternatively, the U.S. dollar equivalent of €5.00 in cash (less applicable fees and expenses). Each Sonera ADS represents one Sonera share and each TeliaSonera ADS represents five TeliaSonera shares.

•	For each Sonera warrant of a certain series issued pursuant to Sonera’s 1999 and 2000 stock option programs you tender, you may elect to receive one TeliaSonera warrant of a corresponding series or, alternatively, between €0.02 and €1.66 in cash depending on the series of warrants you tender. Each TeliaSonera warrant entitles the holder to subscribe for 1.5 TeliaSonera shares.

Q.	I am a registered holder of Sonera shares. How do I participate in this mandatory redemption offer?

A.	If you are a holder of Sonera shares registered directly in the shareholders’ register held by the Finnish Central Securities Depository, or the FCSD, and you wish to accept the mandatory redemption offer, you must complete, sign and return the acceptance form which, unless otherwise agreed with your account operator, is being mailed to you. The acceptance form must be returned to your account operator on or before the expiration of the mandatory redemption offer period. If your account operator requires you to return the acceptance form before the expiration of the mandatory redemption offer period, you must return the acceptance form to your account operator on or before such date and time specified by your account operator. Shareholders who have their Sonera shares registered with the FCSD can accept the mandatory redemption offer at any asset management branch of Nordea Bank Finland Plc, the Finnish share agent.

Q.	I hold Sonera shares through a nominee. How do I participate in this mandatory redemption offer?

A.	If your Sonera shares are registered in the name of a nominee (e.g., an agent, bank, broker or other custodial institution) and you wish to accept the mandatory redemption offer, you have to make such acceptance in accordance with the nominee’s instructions. TeliaSonera will not send you any documents relating to the mandatory redemption offer directly.

Q.	I hold certificates for Sonera ADSs. How do I participate in this mandatory redemption offer?

A.	If you hold certificates for Sonera ADSs, complete and sign the enclosed ADS letter of transmittal and deliver it, together with your Sonera ADR certificates, evidencing your Sonera ADSs, and any other required documents, to the U.S. exchange agent at one of the addresses set forth on the ADS letter of transmittal before the expiration of this mandatory redemption offer.

Q.	I hold Sonera ADSs in book-entry form. How do I participate in this mandatory redemption offer?

A.	If you hold your Sonera ADSs in book-entry form, instruct your broker or custodian to arrange, before the expiration date of this mandatory redemption offer, for the book-entry transfer of your Sonera ADSs into the U.S. exchange agent’s account at The Depository Trust Company, commonly known as DTC, and deliver a message to the U.S. exchange agent via DTC’s book-entry confirmation system confirming that you have received and agree to be bound by the terms of this mandatory redemption offer. Your broker or custodian will provide you with a form you must complete to instruct your broker or custodian to tender your Sonera ADSs.

Q.	I am a registered holder of Sonera warrants. How do I participate in this mandatory redemption offer?

A.	If you are a holder of Sonera warrants directly registered in the register of warrantholders held by the FCSD and you wish to accept the mandatory redemption offer, you must complete, sign and return the acceptance form which, unless otherwise agreed with your account operator, is being mailed to you. The acceptance form must be returned to your account operator on the date of or before the expiration of the mandatory redemption offer period. If your account operator requires you to return the acceptance form before the expiration of the mandatory redemption offer period, you must return the acceptance form to your account operator on or before such date specified by your account operator. Warrantholders who have their Sonera warrants registered with the FCSD can accept the mandatory redemption offer at any asset management branch of the Finnish share agent.

Q.	I hold Sonera warrants through a nominee. How do I participate in this mandatory redemption offer?

A.	If your Sonera warrants are registered in the name of a nominee (e.g., an agent, bank, broker or other custodial institution) and you wish to accept the mandatory redemption offer, you have to make such acceptance in accordance with the nominee’s instructions. TeliaSonera will not send you any documents relating to the mandatory redemption offer directly.

Q.	How do I elect whether to receive TeliaSonera securities or cash in connection with my tender of Sonera securities?

A.	In the event you are a holder of Sonera shares directly registered in the register of shareholders held by the FCSD, a holder of Sonera warrants directly registered in the register of warrant holders held by the FCSD or a holder of Sonera ADR certificates, in completing the applicable acceptance form or ADS letter of transmittal, you should complete the appropriate information in the acceptance form or ADS letter of transmittal as to whether you are electing to receive TeliaSonera shares, TeliaSonera ADSs or TeliaSonera warrants, or alternatively, cash consideration in connection with the mandatory redemption offer. Directly registered holders of Sonera shares or Sonera warrants or holders of Sonera ADR certificates who fail to fill in the appropriate election information as between consideration in cash or securities will be deemed, unless they have a different arrangement with their account operator or unless their account operator has different procedures for the processing of acceptances, to have elected to receive TeliaSonera shares, TeliaSonera ADSs or TeliaSonera warrants, respectively, in the mandatory redemption offer.

If you hold Sonera shares or Sonera warrants through a nominee or if you hold Sonera ADSs in book-entry form, you must instruct your nominee, broker or custodian to make the appropriate election. If you hold Sonera shares or Sonera warrants through a nominee or if you hold Sonera ADSs in book-entry form and you fail to properly instruct your nominee, broker or custodian to make the appropriate election between cash or securities, you will be deemed, unless you have a different arrangement with your nominee, broker or custodian, to have elected to receive TeliaSonera shares, TeliaSonera ADSs or TeliaSonera warrants, respectively, in the mandatory redemption offer.

Q.	How long do I have to decide whether to tender in the mandatory redemption offer?

A.	Unless extended by TeliaSonera, the mandatory redemption offer will expire at 9:00 a.m. New York City time/4:00 p.m. Helsinki time on Friday, January 31, 2003, after which time you will no longer be able to tender your Sonera shares, Sonera ADSs or Sonera warrants in the mandatory redemption offer. TeliaSonera may extend the mandatory redemption offer as described below under the next caption.

Q.	Can the mandatory redemption offer be extended and, if so, under what circumstances?

A.	Yes. TeliaSonera may extend the mandatory redemption offer at any time and for any reason in accordance with applicable laws and regulations. TeliaSonera will not extend the mandatory redemption offer period by more than ten business days.

Q.	Can I change my mind and decide not to participate in this mandatory redemption offer after I tender my securities?

A.	To the extent you elected to receive TeliaSonera securities in the mandatory redemption offer, you may withdraw your tender of Sonera securities at any time before the expiration of the mandatory redemption offer period, scheduled for 9:00 a.m. New York City time/4:00 p.m. Helsinki time, on Friday, January 31, 2003. If this mandatory redemption offer is extended, you may also withdraw your tender during such extended mandatory redemption offer period.

If, however, you elected to receive cash consideration in connection with the mandatory redemption offer, the payment of cash will be made as promptly as practicable after the receipt of your acceptance of the mandatory redemption offer and you will not have the right to withdraw your tender of Sonera securities.

Q.	Will I receive fractional interests in TeliaSonera shares or TeliaSonera ADSs?

A.	No. To the extent you elect to receive TeliaSonera securities as consideration for the Sonera securities you tender, you will not receive fractional TeliaSonera shares or fractional TeliaSonera ADSs in connection with the mandatory redemption offer. You will receive cash consideration to the extent you are entitled to fractions of TeliaSonera shares or TeliaSonera ADSs in exchange for your Sonera shares or Sonera ADSs. Your fractional entitlements will be combined with those of other holders and subsequently sold on your behalf and on the behalf of such other holders on the Stockholm Exchange or the Helsinki Exchanges, in the case of TeliaSonera shares, or on NASDAQ, in the case of TeliaSonera ADSs. You will receive cash corresponding to the net proceeds of the sale of your fractional entitlement to a TeliaSonera share or TeliaSonera ADS.

Q.	If I elect to receive TeliaSonera securities as consideration in the mandatory redemption offer, when will I receive my TeliaSonera securities and any cash attributable to any fractional TeliaSonera securities?

A.	TeliaSonera will deliver the TeliaSonera securities to be issued in the exchange for properly tendered Sonera securities on or about 11 business days after the expiration of the mandatory redemption offer period. The Finnish share agent or the U.S. exchange agent, as applicable, will deliver any cash to which you may be entitled within ten business days after the sale of the combined fractional entitlements on the Stockholm Exchange or the Helsinki Exchanges, in the case of TeliaSonera shares or, on NASDAQ, in the case of TeliaSonera ADSs.

Q.	If I elect to receive cash consideration in the mandatory redemption offer, when will I receive my cash consideration?

A.	TeliaSonera will make cash payments,

•	in the case of a tendering Sonera shareholder or Sonera warrantholder, into the bank account related to the book-entry account of such tendering Sonera securityholder within five business days after the execution of the sale of the tendered Sonera securities to TeliaSonera on or outside the Helsinki Exchanges. Such sale will be executed within five business days after the receipt of acceptance relating to such Sonera securities; and

•	in the case of a tendering Sonera ADS holder, (a) by book-entry transfer of the applicable amount in U.S. dollars into the DTC account of the DTC participant which tendered the Sonera ADSs on behalf of such holder in the mandatory redemption offer by means of the DTC book-entry confirmation system or (b) by means of a check in U.S. dollars to the order of the tendering Sonera ADS holder as provided in the corresponding ADS letter of transmittal, in either case, as promptly as practicable after the execution of the sale of the Sonera shares underlying the Sonera ADSs to TeliaSonera on or outside the Helsinki Exchanges.

Q.	If I decide not to tender my Sonera securities in the mandatory redemption offer, will I be entitled to any appraisal rights?

A.	TeliaSonera has initiated a compulsory acquisition proceeding under the Finnish Companies Act, under which TeliaSonera is requiring that you, as a remaining holder of Sonera shares or Sonera ADSs, surrender, and you may demand that TeliaSonera redeem, your Sonera shares or Sonera ADSs at, absent a separate agreement, a “fair price” as determined by an arbitration tribunal. Finnish law does not provide for any other kind of appraisal rights.

The compulsory acquisition proceeding does not cover Sonera warrants. Any Sonera warrants not tendered in connection with the mandatory redemption offer will remain outstanding and exercisable subject to the terms and conditions of such warrants.

Q.	Will I have to pay brokerage commissions?

A.	No, as long as your Sonera securities are registered in your name and you tender them directly to:

•	the Finnish share agent or your book-entry account operator, if you hold Sonera shares or Sonera warrants; or

•	the U.S. exchange agent, if you hold Sonera ADSs.

If your Sonera securities are held through your bank, broker or other nominee, you should consult with them as to whether or not they will charge any transaction fee or service charge to tender your Sonera securities in the mandatory redemption offer.

Q.	Who can answer my questions?

A.	If you hold shares or warrants you should contact your book entry account operator.

Clients of Nordea Bank Finland Plc should contact:

Nordea Bank Finland Plc

Aleksanterinkatu 36
Helsinki 00020 NORDEA
For information call
+358-200-3000

If you hold ADSs you should contact either:

• The information agent in the United States:

Georgeson Shareholders Communications Inc.

17 State Street, 10th Floor
New York, NY 10004
Banks and brokers call
212-440-9800
All others call (toll free)
866-297-1410

or

• The U.S. exchange agent at:

Citibank, N.A.

111 Wall Street
New York, NY 10005
For information, call toll free
+1-800-308-7887

WHERE YOU CAN FIND MORE INFORMATION

      TeliaSonera, formerly known as Telia AB, has filed a registration statement on Form F-4 to register with the U.S. Securities and Exchange Commission, or SEC, the TeliaSonera shares and TeliaSonera warrants that Sonera shareholders and warrantholders received in the exchange offer and will receive in the mandatory redemption offer, including TeliaSonera shares represented by TeliaSonera ADSs and the TeliaSonera shares issuable upon exercise of the TeliaSonera warrants, and a registration statement on Form F-6 in respect of the TeliaSonera ADSs. This document is a part of the registration statement on Form F-4 and together with the exchange offer prospectus constitutes a prospectus of TeliaSonera. As allowed by the SEC, this prospectus supplement and the exchange offer prospectus do not contain all of the information included in the registration statement, some parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, you should refer to the registration statement.

      The SEC permits TeliaSonera and Sonera to “incorporate by reference” information into this prospectus supplement and the exchange offer prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document.

      TeliaSonera and Sonera incorporate by reference the documents listed below that we filed with the SEC under the Securities Exchange Act of 1934:

•	Sonera’s report on Form 6-K dated October 1, 2002;

•	Sonera’s report on Form 6-K dated October 2, 2002;

•	Sonera’s report on Form 6-K dated October 8, 2002;

•	Sonera’s report on Form 6-K dated October 9, 2002;

•	Sonera’s report on Form 6-K dated October 10, 2002;

•	Sonera’s report on Form 6-K dated October 25, 2002;

•	Sonera’s report on Form 6-K dated October 31, 2002;

•	Sonera’s report on Form 6-K dated November 5, 2002;

•	Sonera’s reports on Form 6-K dated November 7, 2002;

•	Sonera’s reports on Form 6-K and Form 6-K/A dated November 8, 2002;

•	Sonera’s report on Form 6-K dated November 13, 2002;

•	Sonera’s report on Form 6-K dated November 14, 2002;

•	Sonera’s report on Form 6-K dated November 18, 2002;

•	Sonera’s reports on Form 6-K dated November 21, 2002;

•	Sonera’s report on Form 6-K dated November 26, 2002;

•	Sonera’s report on Form 6-K/A dated November 27, 2002;

•	Sonera’s reports on Form 6-K dated November 27, 2002;

•	Sonera’s report on Form 6-K dated November 29, 2002;

•	Sonera’s report on Form 6-K dated December 3, 2002;

•	Sonera’s reports on Form 6-K dated December 9, 2002;

•	Sonera’s report on Form 6-K dated December 11, 2002; and

•	Sonera’s report on Form 6-K dated December 16, 2002.

      Each of these reports on Form 6-K contains press releases that Sonera has filed with the Helsinki Exchanges in both Finnish and English. These press releases are available through the Internet web site maintained by the Helsinki Exchanges at www.hex.fi.

      In addition, TeliaSonera and Sonera incorporate by reference into this document additional documents and any amendments thereto that they may file with or submit to the SEC from the date of this document to the date of completion of the mandatory redemption offer. These include reports such as any special reports on Form 6-K so designated.

      You may read and copy any reports, statements or other information on file with the SEC, including the exchange offer prospectus, at the SEC’s public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549 or at one of the SEC’s other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov. You will also be able to inspect any periodic reports and other information filed with the SEC by TeliaSonera at the offices of the Nasdaq National Market. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this document. Shareholders may obtain documents incorporated by reference into this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

TeliaSonera AB Marbackagatan 11 S-123 86 Farsta, Sweden +46 8 713 1000 www.telia.com	Sonera Corporation Teollisuuskatu 15 FIN-00510 Helsinki, Finland +358 20401 www.sonera.com

      If you would like to request documents from TeliaSonera or Sonera, in order to obtain timely delivery, please make your request no later than five business days before the end of the mandatory redemption offer period, or Friday, January 24, 2003.

      If you would like to receive a copy of the exchange offer prospectus, please contact Georgeson Shareholders Communications Inc., the information agent in the United States, 17 State Street, 10th Floor, New York, NY 10004, telephone: (212) 440-9800 (banks and brokers) or (866) 297-1410 (all others).

      You should rely only on the information contained in or incorporated by reference into this prospectus supplement. No one has been authorized to provide you with information that is different from what is contained in, or incorporated by reference into, this prospectus supplement. This prospectus supplement is dated December 18, 2002. You should not assume that the information contained in, or incorporated by reference into, this prospectus supplement is accurate as of any date other than that date, and neither the mailing of this prospectus supplement, nor the issuance of new TeliaSonera shares, TeliaSonera ADSs or TeliaSonera warrants shall create any implication to the contrary.

IMPORTANT INFORMATION

      This mandatory redemption offer prospectus consists of this prospectus supplement and the exchange offer prospectus. Unless the context requires otherwise, all references in this document to “this prospectus” include this prospectus supplement and the exchange offer prospectus.

      In connection with the completion of the exchange offer, Telia AB changed its name to TeliaSonera AB. In this prospectus supplement, all references to “Telia” are to Telia AB prior to the completion of the exchange offer and all references to “TeliaSonera” are to TeliaSonera AB from the time of the completion of the exchange offer and the change of Telia AB’s name to TeliaSonera AB.

      Please be advised that the terms and conditions of the mandatory redemption offer differ in certain respects from the terms and conditions of the exchange offer. Accordingly, we strongly urge you to read this entire prospectus supplement.

      Certain information presented in tabular format in this prospectus supplement have been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of a number in a column may not conform exactly to the total figure given for the column.

Notice to Residents of Australia

      This prospectus supplement may not contain all the information required to be contained in disclosure documents under the laws of Australia. TeliaSonera is not subject to the continuous disclosure requirements of the Corporations Act 2001 (Commonwealth).

INDICATIVE TIMETABLE

• Beginning of the mandatory redemption offer period	December 30, 2002
• Expiration of the mandatory redemption offer period	January 31, 2003	*
• Announcement by TeliaSonera and Sonera of the results of the mandatory redemption offer	On or about February 6, 2003	*
• Delivery of TeliaSonera securities	On or about February 17, 2003	*
• TeliaSonera shares and TeliaSonera warrants 2002/2005:A issued in connection with the mandatory redemption offer become eligible for trading on the main list of the Helsinki Exchanges	On or about February 17, 2003

*	These dates will change if TeliaSonera extends the mandatory redemption offer period.

SUMMARY

      The following is a summary of material information relating to the mandatory redemption offer. This summary does not contain all the information you should consider before participating in the mandatory redemption offer. You should carefully read this entire prospectus supplement, as well as the exchange offer prospectus, and the additional documents referred to in this prospectus supplement and the exchange offer prospectus to fully understand the mandatory redemption offer.

Background

      On March 26, 2002, Telia and Sonera entered into a combination agreement under which Telia and Sonera agreed to merge. To effect the merger, Telia made an offer to acquire all of the outstanding shares, including shares in the form of ADSs, and certain warrants of Sonera in exchange for Telia shares, including Telia ADSs, and Telia warrants. As a result of the completion of the exchange offer, which commenced on October 7, 2002 and expired on November 15, 2002, after a five business day extension, Telia acquired 1,059,532,967 Sonera shares, including shares in the form of ADSs, representing 95.0 percent of the total voting rights attaching to Sonera shares outstanding. In connection with the completion of the exchange offer, Telia AB changed its name to TeliaSonera AB and the members of the board of directors of TeliaSonera assumed their present positions at TeliaSonera.

      As a result of TeliaSonera’s acquisition of Sonera shares representing more than two-thirds of the total voting rights attaching to Sonera shares, in accordance with the Finnish Securities Market Act, TeliaSonera is required to offer to purchase the remaining Sonera shares, whether in the form of shares or ADSs, and Sonera warrants that were not tendered in the exchange offer.

Mandatory Redemption Offer Price and its Determination

      In the mandatory redemption offer, holders of Sonera securities may elect to receive either TeliaSonera securities or cash as consideration for the Sonera securities they tender.

      Under the terms of the mandatory redemption offer:

•	For each Sonera share you tender, you may elect to receive 1.51440 TeliaSonera shares or, alternatively, €5.00 in cash.

•	For each Sonera ADS you tender, you may elect to receive 0.30288 TeliaSonera ADSs or, alternatively, the U.S. dollar equivalent of €5.00 in cash (less applicable fees and expenses). Each Sonera ADS represents one Sonera share and each TeliaSonera ADS represents five TeliaSonera shares.

•	For each Sonera warrant of a certain series issued pursuant to Sonera’s 1999 and 2000 stock option programs you tender, you may elect to receive one TeliaSonera warrant of a corresponding series or, alternatively, between €0.02 and €1.66 in cash depending on the series of warrants you tender. Each TeliaSonera warrant entitles the holder to subscribe for 1.5 TeliaSonera shares.

      The amount of TeliaSonera shares, TeliaSonera ADSs and TeliaSonera warrants offered in the mandatory redemption offer in exchange for each Sonera share, Sonera ADSs and Sonera warrant, respectively, is the same as that offered in the exchange offer. For a discussion of the determination of the exchange ratios used in connection with the exchange offer, see the description included under the caption “THE TRANSACTION” in the exchange offer prospectus.

      The cash price of €5.00 per share being offered to holders of Sonera shares, including Sonera shares represented by Sonera ADSs, has been determined in accordance with the Finnish Securities Market Act and is based on the volume-weighted average trading price of Sonera shares on the Helsinki Exchanges during the 12-month period from November 15, 2001 to November 15, 2002, the time when the obligation to commence a mandatory redemption offer first arose in accordance with the Finnish Securities Market Act.

      The cash price per warrant being offered to holders of the Sonera warrants 1999A is based on the volume-weighted average trading price of such warrants on the Helsinki Exchanges during the 12-month period from November 15, 2001 to November 15, 2002.

      Sonera warrants of a series other than the 1999A series are not listed on any established market. The cash price per such unlisted series of Sonera warrants has been determined based on conventional option valuation methods. In making such valuations, the unlisted Sonera warrants have been treated as European call options without applying any discount to reflect certain special conditions of the warrants.

Compulsory Acquisition

      Because TeliaSonera acquired in the exchange offer more than nine-tenths of all outstanding shares, including shares represented by ADSs, of Sonera and the total votes attaching to Sonera shares, TeliaSonera has the right to initiate a compulsory acquisition proceeding under the Finnish Companies Act to acquire all of the remaining Sonera shares, including shares in the form of ADSs, that were not tendered in the exchange offer.

      On December 9, 2002, TeliaSonera notified Sonera of its redemption claim under the compulsory acquisition procedure for all the remaining shares of Sonera, including shares in the form of ADSs, not held by TeliaSonera. TeliaSonera announced that it will redeem the remaining Sonera shares in the compulsory acquisition proceeding for €5.00 per share. The redemption price announced by TeliaSonera in the compulsory acquisition proceeding is the same as the cash redemption price for each Sonera share offered by TeliaSonera in the mandatory redemption offer. TeliaSonera has also notified Sonera that it will, without further delay, initiate arbitration proceedings in accordance with the compulsory acquisition procedures under the Finnish Companies Act in order to redeem all of the remaining Sonera shares. The redemption of the remaining Sonera shares under the compulsory acquisition proceeding is not expected to take place prior to the completion of the mandatory redemption offer. It is expected that the redemption of the remaining Sonera shares will take place during the second quarter of 2003 and the distribution of cash pursuant to the compulsory acquisition is expected to take place during the third quarter of 2003.

      Any disputes concerning the right of redemption or the redemption price in the compulsory acquisition would be resolved by an arbitral tribunal of one or more arbitrators appointed by the Finnish Central Chamber of Commerce in accordance with the Finnish Companies Act. Under the Finnish Companies Act, the arbitration tribunal so appointed has considerable latitude in deciding upon the method or methods used in determining the redemption price of the remaining Sonera shares. Therefore, no assurance can be given as to the amount of the final cash redemption price to be paid in connection with the compulsory acquisition and such amount could be more or less than the amount of share consideration per Sonera share and more than the amount of cash consideration per Sonera share delivered in connection with the mandatory redemption offer. In addition, under the Finnish Companies Act, holders of the remaining Sonera shares and the trustee appointed on behalf of the shareholders have the right to appeal the decision of the arbitral tribunal in respect of the right of redemption and the cash redemption price to be paid in connection with a compulsory acquisition. Therefore, the final determination of such cash redemption price for shareholders electing to appeal such price could be subject to protracted litigation.

      Holders of Sonera shares represented by Sonera ADSs who wish to dispute the redemption price under the compulsory acquisition procedures must first surrender their ADSs to the Sonera ADS depositary for cancellation and withdraw the deposited Sonera shares and have such shares registered in their name in Sonera’s shareholders’ register.

Ownership of TeliaSonera in Sonera

      As of the date of this prospectus supplement, TeliaSonera holds 1,059,532,967 Sonera shares, representing 95.0 percent of the total voting rights attaching to the Sonera shares outstanding, including Sonera shares represented by Sonera ADSs. In addition, as of the date of this prospectus supplement, TeliaSonera holds 26,746,972 Sonera warrants, each of which entitles the holder to subscribe for one Sonera share. Except for Sonera shares, including Sonera shares represented by Sonera ADSs, and Sonera warrants acquired by TeliaSonera pursuant to the exchange offer and except for any Sonera shares owned by Sonera as treasury shares, neither TeliaSonera nor, to the best of TeliaSonera’s knowledge, any of its affiliates, as defined in the Finnish Securities Market Act, owns any Sonera securities or possesses any voting rights in Sonera.

Agreements on the Use of Voting Power in Sonera

      To the best knowledge of TeliaSonera, there are no agreements regarding the use of voting power in Sonera.

      The Kingdom of Sweden and the Republic of Finland, which as of the date of this prospectus supplement own 46.0 percent and 19.4 percent, respectively, of the issued and outstanding shares of TeliaSonera, have entered into a shareholders’ agreement regarding, among other things, the voting of their shares in TeliaSonera in certain matters.

Delisting of Sonera Securities

      Sonera will seek to delist its shares and 1999A warrants from the Helsinki Exchanges as soon as practicable under applicable rules and regulations. Sonera ADSs were delisted from NASDAQ as of the close of business on December 6, 2002.

Change of Name from Telia AB to TeliaSonera AB

      In connection with the exchange offer, the extraordinary general meeting of Telia’s shareholders authorized the change, subject to the completion of the exchange offer, of Telia’s name to TeliaSonera. On December 9, 2002, the Swedish Patent and Registration Office registered the change in Telia’s name to TeliaSonera AB. The articles of association of Telia were amended to reflect the change in the company’s name. A copy of the company’s articles of association, as amended to reflect the name change, is attached as Annex A to this prospectus supplement.

RISK FACTORS

      In deciding whether to tender your Sonera securities in connection with the mandatory redemption offer, you should carefully consider the risks set forth below and the risks discussed under the caption “RISK FACTORS” in the exchange offer prospectus in addition to the other information contained in this prospectus supplement and the exchange offer prospectus.

To the extent you elect to receive TeliaSonera securities in connection with the mandatory redemption offer, you will receive a fixed number of TeliaSonera securities and not a fixed value. As a result, the value of the TeliaSonera securities you will receive at the completion of the mandatory redemption offer may be less than the value of such TeliaSonera securities at the date of this prospectus supplement or the date you tender your Sonera securities.

      Under the terms of the mandatory redemption offer, holders of Sonera securities are being offered a fixed number of securities of TeliaSonera, rather than securities of TeliaSonera with a fixed value. Because the market price of the TeliaSonera shares may fluctuate, the value of the TeliaSonera securities you receive at the time of the completion of the mandatory redemption offer will depend on the market price of such securities at that time and may vary significantly from the value of such securities at the date of this prospectus supplement. The terms of the mandatory redemption offer will not be adjusted based on fluctuations in the market price of TeliaSonera shares or on the relative financial performance of TeliaSonera and Sonera. As a result, the market price of the TeliaSonera securities you receive at the time of the completion of the mandatory redemption offer could be significantly lower than the market price of such securities at the date of this prospectus supplement.

      The price of TeliaSonera shares may change as a result of changes in the business, operations or prospects of TeliaSonera, market assessments of the impact of the merger, regulatory considerations, general market and economic conditions, factors affecting the telecommunications industry in general and other factors. You should obtain current market quotations for TeliaSonera’s and Sonera’s securities.

If you elect to receive cash consideration in the mandatory redemption offer, your election will be irrevocable and you will not be able to withdraw your tender.

      Under the terms of the mandatory redemption offer, to the extent you elect to receive cash consideration for the Sonera securities you tender in the mandatory redemption offer, TeliaSonera will arrange for the cash payment to be made as promptly as practicable after the execution of the sale of the tendered Sonera securities to TeliaSonera. As a result, you will not have the right to withdraw your tender of Sonera securities to the extent you elect to receive cash consideration in the mandatory redemption offer.

If you are a holder of Sonera shares or ADSs and you did not participate in the mandatory redemption offer you will be required to participate in a compulsory acquisition proceeding that will result in a cash payment that may be either less or more than the value of the consideration to be delivered in connection with the mandatory redemption offer.

      On December 9, 2002, TeliaSonera notified Sonera that it had commenced a compulsory acquisition procedure under the Finnish Companies Act, under which it has the right to redeem the remaining Sonera shares from the minority shareholders of Sonera, whether in the form of shares or ADSs, to TeliaSonera for a “fair price.” TeliaSonera announced that it will offer to redeem the remaining Sonera shares, including shares in the form of ADSs, at a price of €5.00 per share in the compulsory acquisition procedure. Any disputes concerning the right of redemption or the redemption price in a compulsory acquisition will be resolved by an arbitral tribunal of one or more arbitrators appointed by the Central Chamber of Commerce of Finland in accordance with the Finnish Companies Act. Under the Finnish Companies Act, the arbitration tribunal so appointed has considerable latitude in deciding upon the method or methods used in determining the “fair price” of the shares of the target company and in establishing the final amount of such “fair price”; inasmuch as the Finnish Companies Act does not contain any similar provisions to those included in the Finnish Securities Market Act and used in the determination of the “fair price” established in connection with a mandatory redemption offer pursuant to such the Finnish Securities Market Act. Therefore, no assurance can be given as to the amount of the cash redemption price to be paid in connection with the compulsory acquisition and such amount could be more or less than the amount of share consideration per Sonera share received and more than the amount of cash consideration per Sonera share received in connection with this mandatory redemption offer. In addition, under the Finnish Companies Act, Sonera shareholders and a trustee appointed on behalf of the shareholders have the right to appeal the decision of the arbitral tribunal in respect of the right of redemption and the cash redemption price to be paid in connection with the compulsory acquisition and, therefore, the final determination of such cash redemption price for shareholders electing to appeal such price could be subject to protracted litigation.

The market for your Sonera securities may be less liquid than before the mandatory redemption offer and if you do not participate in the mandatory redemption offer, the value of your Sonera securities may be lower.

      The exchange of Sonera securities pursuant to the mandatory redemption offer will reduce the number of Sonera securityholders and the number of Sonera securities that might otherwise trade publicly and, depending upon the number of Sonera securities so tendered, could adversely affect the liquidity and market value of the remaining Sonera securities held by the public. Furthermore, Sonera effected a delisting of Sonera ADSs from NASDAQ as of the close of business on December 6, 2002, in connection with the completion of the exchange offer. While it is possible that the Sonera ADSs would continue to be traded in the over-the-counter market and that price quotations would be reported, there can be no assurance that such an over-the-counter market will develop. The extent of the public market for the Sonera ADSs and the availability of such quotations will depend upon such factors as the number of holders remaining after the completion of the mandatory redemption offer, the interest on the part of securities firms in maintaining a market in Sonera ADSs, the announced termination of the deposit agreement for the Sonera ADSs and the possible termination of registration of Sonera’s securities under the Exchange Act, which would adversely affect the amount of publicly available information on Sonera’s securities. Sonera will also seek to delist its shares and warrants from the Helsinki Exchanges as soon as practicable under applicable rules and regulations.

THE COMPANIES

TeliaSonera

      In connection with the completion of Telia’s exchange offer for all of the outstanding shares, including shares in the form of ADSs, and certain warrants of Sonera, Telia changed its name to TeliaSonera. Certain information about TeliaSonera, its business, results of operations and financial condition is included in the exchange offer prospectus under the captions “THE TRANSACTION — The Combined Company Following the Exchange Offer,” “INFORMATION ABOUT TELIA,” “OPERATING AND FINANCIAL REVIEW AND PROSPECTS OF TELIA,” “INFORMATION ABOUT SONERA” and “OPERATING AND FINANCIAL REVIEW AND PROSPECTS OF SONERA.” To the best knowledge of TeliaSonera, as of the date of this prospectus supplement, the information contained in this prospectus supplement, as well as the exchange offer prospectus, relating to TeliaSonera is in all material respects in accordance with the facts and this prospectus supplement and the exchange offer prospectus does not omit anything likely to affect the import of such information in any material respect.

Sonera

      As a result of the completion of the exchange offer, Sonera Corporation is a 95.0 percent owned subsidiary of TeliaSonera. Certain information about Sonera, its business, results of operations and financial condition is included in sections “INFORMATION ABOUT SONERA,” and “OPERATING AND FINANCIAL REVIEW AND PROSPECTS OF SONERA” in the exchange offer prospectus. To the best knowledge of TeliaSonera, as of the date of this prospectus supplement, the information contained in this prospectus supplement, as well as the exchange offer prospectus, relating to Sonera is in all material respects in accordance with the facts and this prospectus supplement and the exchange offer prospectus does not omit anything likely to affect the import of such information in any material respect.

Ownership of TeliaSonera

      As of December 9, 2002, TeliaSonera’s issued and outstanding share capital was SEK 14,738,421,520.00 consisting of 4,605,756,725 TeliaSonera shares, nominal value SEK 3.20 each. Each TeliaSonera share entitles the holder to one vote at general meetings of shareholders. The calculation of percentages in the “Percentage of outstanding shares” column in the table below is based upon the number of TeliaSonera shares issued and outstanding on November 29, 2002. As of November 29, 2002, the principal shareholders of TeliaSonera and their respective holdings (calculated as if the exchange offer had been completed as of November 29, 2002, and each share tendered pursuant to the exchange offer were exchanged for TeliaSonera shares as of such date) were as follows:

		Percent of
	Number of	outstanding shares
Shareholder	shares(1)	and votes(1)

		(%)
Swedish State(2)	2,118,278,261	46.0
Finnish State(3)	891,800,231	19.4
Robur Fonder	84,421,225	1.8
SEB fonder	38,719,016	0.8
Alecta	36,830,096	0.8
AMF Pension	35,000,000	0.8
Första AP-fonden	27,720,045	0.6
AFA Försäkring	27,404,700	0.6
Fjärde AP-fonden	26,782,700	0.6
Skandia	25,371,533	0.6
Other shareholders	1,293,428,918	28.1

Total	4,605,756,725	100.0

Members of the TeliaSonera board of directors (as a group) (4)	25,384,948	0.6

(1)	Calculated as if the exchange offer had been completed as of November 29, 2002, and each Sonara share tendered pursuant to the exchange offer were exchanged for TeliaSonera shares as of November 29, 2002.

(2)	The business address and telephone number of the Swedish State is c/o The Swedish Ministry of Industry, Employment and Communications, Jakobsgatan 26, SE-103 33 Stockholm, Sweden, +46-8-4051000.

(3)	The business address and telephone number of the Finnish State is c/o The Finnish Ministry of Transport and Communications, Eteläesplanadi 16-18, P.O. Box 31, FIN-00023 Government, Finland, +358-9-16002.

(4)	Includes 25,361,533 TeliaSonera shares beneficially owned by Livförsäkrings AB Skandia, a wholly owned subsidiary of Försäkringsaktiebolaget Skandia. Lars-Eric Petersson, Deputy Chairman of the TeliaSonera board of directors is also President, Chief Executive Officer and director of Försäkringsaktiebolaget Skandia. Mr. Petersson may be deemed to have an interest in the TeliaSonera shares beneficially owned by Livförsäkrings AB Skandia within the meaning of Rule 13d-3 under the Exchange Act; however, Mr. Petersson believes that he does not possess the power to direct the voting of these shares and disclaims beneficial ownership of the TeliaSonera shares held by Livförsäkrings AB Skandia.

Ownership of Sonera

      As of December 9, 2002, Sonera’s issued and outstanding share capital was €479,579,743.47, consisting of 1,115,301,729 Sonera shares, without nominal value. Each Sonera share entitles the holder to one vote at general meetings of shareholders. The calculation of percentages in the “Percentage of outstanding shares” column in the table below is based upon the number of Sonera shares issued and outstanding on December 9, 2002.

      The principal shareholders of Sonera and their respective holdings were as follows:

		Percent of
	Number of	outstanding shares
Shareholder	shares	and votes

		(%)
TeliaSonera AB	1,059,532,967	95.0
Sonera Corporation (treasury shares)	550,000	0.0
Norvestia Oy Ab	145,000	0.0
Assai Oy	40,000	0.0
BNP Arbitrage	29,200	0.0
Kalevi Korsu	21,667	0.0
Estate of Johann Siefen	15,839	0.0
Markku Koskinen	15,000	0.0
Mikko Pursiheimo	14,500	0.0
Spede-Tuotanto Oy	13,500	0.0
Nominee registered foreign owners in total	49,607,157	4.4
Other shareholders	5,316,899	0.5

Total	1,115,301,729	100.0

      Sonera currently holds 550,000 of its own shares, equal to approximately 0.05 percent of Sonera’s outstanding shares. Sonera cannot exercise voting rights with respect to such shares held in treasury.

      The depositary has advised Sonera that, as of December 9, 2002, there were 2,409,109 Sonera ADSs outstanding, representing approximately 0.22 percent of outstanding Sonera shares, held by 86 record holders. A significant number of Sonera ADSs are held of record by broker nominees. The number of beneficial owners of Sonera ADSs is unknown but Sonera estimates that the number of beneficial owners of Sonera ADSs was approximately 9,000 as of December 9, 2002.

Ownership of TeliaSonera in Sonera

      As of the date of this prospectus supplement, TeliaSonera holds 1,059,532,967 Sonera shares, representing approximately 95.0 percent of the total voting rights attaching to the Sonera shares outstanding, including Sonera shares represented by Sonera ADSs. In addition, as of the date of this prospectus supplement, TeliaSonera holds 26,746,972 Sonera warrants, each of which entitles the holder of one Sonera share. Except for Sonera shares, including Sonera shares represented by Sonera ADSs, and Sonera warrants acquired by TeliaSonera pursuant to the exchange offer and except for any Sonera shares owned by Sonera as treasury shares, neither TeliaSonera nor, to the best of TeliaSonera’s knowledge, any of its affiliates, as defined in the Finnish Securities Market Act, owns any Sonera securities or possesses any voting rights in Sonera.

Recent Developments

Completion of the Exchange Offer

      As a result of the completion of the exchange offer, which commenced on October 7, 2002 and expired on November 15, 2002 after a five business day extension, Telia acquired 1,059,532,967 Sonera shares, representing 95.0 percent of the total voting rights attaching to the Sonera shares outstanding. In connection with the completion of the exchange offer, Telia AB changed its name to TeliaSonera AB. On December 9, 2002, TeliaSonera shares and series 2002/2005:A warrants became available for trading on the Helsinki Exchanges and TeliaSonera ADSs became available for trading on NASDAQ.

The Board of Directors of TeliaSonera

      The board of directors of TeliaSonera currently has eleven ordinary members, composed of a chairman, a deputy chairman and nine other directors, three of whom are employee representatives. The current members of the board of directors of TeliaSonera and certain information relevant to such persons are set forth below:

			Number of TeliaSonera
			shares owned as of
Name	Year Born	Director Since	November 29, 2002(1)	Position

Tapio Hintikka	1942	2002	—	Chairman
Lars-Eric Petersson	1950	2000	4,800 (2)	Deputy Chairman
Carl Bennet	1951	2000	10,000 (3)	Director
Ingvar Carlsson	1934	2000	400	Director
Eva Liljeblom	1958	2002	999	Director
Caroline Sundewall	1958	2001	1,000	Director
Roger Talermo	1955	2002	—	Director
Tom von Weymarn	1944	2002	4,316	Director
Yvonne Karlsson	1959	2001	100	Director(4)
Berith Westman	1945	1993	650	Director(4)
Elof Isaksson	1942	2000	1,150	Director(4)

(1)	Calculated as if the exchange offer had been completed as of November 29, 2002, and each of the Sonera shares tendered by the members of the TeliaSonera board of directors pursuant to the exchange offer were exchanged for TeliaSonera shares as of November 29, 2002.

(2)	Excludes 25,361,533 shares beneficially owned by Livförsäkrings AB Skandia, an affiliate of Skandia, of which Mr. Petersson is the President, Chief Executive Officer and a member of the board of directors.

(3)	Includes shareholdings through affiliated person.

(4)	Employee representative.

      For summary biographical information regarding TeliaSonera’s directors see the information included under the captions “DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES OF TELIA” and

“DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES OF SONERA” in the exchange offer prospectus.

      Mr. Tapio Hintikka, Chairman of the board of directors of TeliaSonera, retired from Hackman Oyj Abp on December 1, 2002.

      Under the terms of the shareholders’ agreement between the Kingdom of Sweden and the Republic of Finland, as amended, relating to the combination of Telia and Sonera, the board of directors of the combined company is to comprise a total of nine non-executive members and up to three employee representatives. Of the nine initial members of the board of directors, one was to have been a newly appointed director who was not previously a member of the board of directors of either Telia or Sonera. Mr. Anders Igel, the President and Chief Executive Officer of TeliaSonera, was elected to serve, upon the completion of the exchange offer, as the ninth member of the board of directors of TeliaSonera. Mr. Igel, however, subsequently relinquished his position as an appointee to the TeliaSonera board of directors. The ninth member of TeliaSonera’s board of directors is expected to be nominated in connection with the annual general meeting of shareholders of TeliaSonera in 2003.

      On December 10, 2002, Lars-Eric Petersson announced that he will not seek reelection to the board of directors of TeliaSonera at the annual general meeting of shareholders of TeliaSonera in 2003.

Management of TeliaSonera

      TeliaSonera operates as an integrated company with strong central control over strategic matters and over achievement of synergies and stand-alone improvements. At the same time, responsibilities for achieving profitability, day-to-day operations and local business is decentralized to country-based profit centers managed without frequent corporate headquarter management involvement. Central control of TeliaSonera is to be carried out by the corporate headquarters and two operational units.

Corporate Headquarters

      The executive officers of TeliaSonera include:

•	Anders Igel, chief executive officer.

•	Harri Koponen, deputy chief executive officer.

•	Kim Ignatius, chief financial officer.

•	Michael Kongstad, responsible for corporate communications.

•	Jan Henrik Ahrnell, responsible for corporate legal affairs.

      Harri Koponen will as of January 1, 2003 be responsible for the operational unit Marketing, Products and Services, with responsibility for the control of common product and services development in TeliaSonera’s home markets and key account responsibility for large multi-domestic home market accounts.

      Lars-Gunnar Johansson is responsible for the operational unit Networks and Technology, which is responsible for the common telecommunications platforms and IT support platforms in TeliaSonera’s home markets and also has responsibility for procurement.

      The two operational units, Marketing, Products and Services and Networks and Technology, will have authority over country-based profit centers on central control matters and over decisions involving a longer time horizon. Country-based profit centers and the two operational units will use the same financial reporting systems, including customer segment profits, product segment profits and selected key performance indicators.

Country-based Profit Centers

      Country-based profit centers are grouped into four units as of January 1, 2003. The persons responsible for such profit centers are as follows:

•	Marie Ehrling, responsible for the profit center Sweden.

•	Anni Vepsäläinen, responsible for the profit center Finland.

•	Kenneth Karlberg, responsible for the profit center Norway, the Baltic countries and Denmark.

•	Aimo Eloholma, responsible for the profit center International Operations, which will include Russia, Turkey, Eurasia and International Carrier.

      Country-based profit centers are to be responsible for all operational resources, including marketing, sales, network operations and development of products and services. In Sweden and Finland, the network operations units will be maintained separately from the units carrying out the corresponding retail activities, with transparent financial reporting, and will also provide wholesale services to third-party operators. In Sweden and Finland, profit center responsibilities are allocated based on the following customer segments: consumer, business and large corporate customers.

      For summary biographical information regarding the management of TeliaSonera see the information included under the captions “DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES OF TELIA” and “DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES OF SONERA” in the exchange offer prospectus.

      Marie Ehrling will assume the position of Head of TeliaSonera’s Swedish operations on January 1, 2003. Ms. Ehrling was previously the Deputy Chief Executive Officer and Chief Operating Officer for SAS, the Scandinavian airlines group.

Legal and Regulatory Proceedings

      On October 23, 2002, Elisa Communications Oyj filed a complaint against Sonera with the FCA claiming that Sonera’s pricing for providing wholesale broadband Internet services (ADSL) to other telecommunications operators is discriminatory and excessive under the Finnish Competition Act. On October 30, 2002, Sonera received a request for information from the Finnish Competition Authority (FCA) regarding Sonera’s pricing of broadband Internet services. Sonera responded to this request on November 29, 2002. Sonera is currently not in a position to assess what the final outcome of this complaint will be.

      On November 8, 2002, Sonera was served a writ by the trustee for the bankruptcy estate of Broadband Mobile AB, a company formed to exploit a UMTS license in Norway in which Sonera held a 50 percent interest. In the writ the bankruptcy estate trustee asserts claims of NOK 332 million (approximately €45 million) primarily from the shareholders of Broadband Mobile AB and alternatively from the board members and the CEO of Broadband Mobile AB. Based upon advice of counsel, Sonera believes that it has good defenses against the claims and intends to defend vigorously against such claims.

      In October 2002, the Finnish newspaper Helsingin Sanomat published allegations that certain current or former executives and/or employees of Sonera had acted in violation of the Finnish Telecommunications Data Privacy Act. In response to these allegations, the Finnish Communications Regulatory Authority (FICORA) opened an investigation into the matter. On November 13, 2002, FICORA issued a decision in which it found defects in Sonera’s management of information security and the processing of identification data and required Sonera to bring itself into compliance with the Telecommunications Data Privacy Act. Based on the request filed by Sonera in October 2002, the Finnish National Bureau of Investigation has also been investigating the allegations. Five Sonera employees, including Jari Jaakkola, then executive vice president and member of Sonera’s executive management team, who has been responsible for corporate communications and investor relations within Sonera, and Henri Harmia, then vice president and head of the integration efforts of the Telia-Sonera combination, were detained in connection with the investigation on the basis of suspicion of reasonable grounds for gross violations of the Telecommunications Data Privacy Act. Each of these employees was subsequently released. In addition, Kaj-Erik Relander, who served as president and chief executive officer of Sonera from January 1, 2001 to July 31, 2001 was also temporarily detained by the National Bureau of Investigation on the basis of suspicion of reasonable grounds for gross violations of the Telecommunications Data Privacy Act and subsequently released. While no official charges in this matter have been brought to date, to the best of Sonera’s knowledge, the investigation is continuing. Messrs. Jaakkola and Harmia together with the other Sonera employees detained in connection with this matter have temporarily been relieved of their duties pending the outcome of this matter.

      On December 11, 2002, TeliaSonera filed a petition with the Turkish Capital Markets Board to seek an exemption from the tender offer requirements under Turkish capital markets regulations that would otherwise require TeliaSonera to make a tender offer for the remaining shares of Turkcell Iletisim Hizmetleri A.S.

Results of Operations for the Three Months Ended September 30, 2002

      On October 25, 2002, Telia announced the results for its third quarter of 2002. For the three months ended September 30, 2002, Telia had net sales of SEK 14,496 million (€1,584 million), a slight increase over net sales of SEK 14,431 million (€1,577 million) for the comparable period in 2001. Telia recorded an operating loss of SEK 10,815 million (€1,182 million) in the three months ended September 30, 2002, as compared to operating income of SEK 2,745 million (€300 million) for the comparable period in 2001, mainly as a result of write downs of Telia International Carrier’s fixed assets and fixed network operations in Denmark amounting to SEK 8,936 million (€976 million) and restructuring costs of SEK 2,825 million (€309 million) and SEK 286 million (€31 million) in relation to Telia International Carrier and Telia’s Danish operations, respectively.

      Telia’s interim report for the three months ended September 30, 2002 is included as Annex B to this prospectus supplement.

      On October 25, 2002, Sonera announced its results for its third quarter of 2002. For the three months ended September 30, 2002, Sonera had revenues of €551 million (SEK 5,043 million), a slight increase over net sales of €549 million (SEK 5,024 million) for the comparable period in 2001. Sonera recorded an operating profit of €100 million (SEK 915 million) in the three months ended September 30, 2002, a 59 percent increase over operating profit of €63 million (SEK 577 million) for the comparable period in 2001, mainly due to the lower losses from Sonera’s Service Businesses segment and the consolidation of Fintur Holdings B.V. as of the beginning of September 2002.

      Sonera’s interim report for the three months ended September 30, 2002 is included as Annex C to this prospectus supplement.

THE MANDATORY REDEMPTION OFFER

General Terms

Sonera Shares and ADSs

      TeliaSonera is offering:

•	1.51440 TeliaSonera shares, nominal value SEK 3.20 each, or, alternatively, €5.00 in cash, in exchange for each Sonera share, with no nominal value, validly tendered in the mandatory redemption offer; and

•	0.30288 TeliaSonera ADSs or, alternatively, the U.S. dollar equivalent of €5.00 in cash (less applicable fees and expenses), in exchange for each Sonera ADS validly tendered in the mandatory redemption offer. Each Sonera ADS represents one Sonera share and each TeliaSonera ADS represents five TeliaSonera shares.

      Fractional entitlements to TeliaSonera shares or TeliaSonera ADSs will not be delivered to holders of Sonera securities validly tendered in the mandatory redemption offer. Instead, fractional entitlements to TeliaSonera shares or TeliaSonera ADSs following from the exchange ratio will subsequently be combined and sold on the Stockholm Exchange or the Helsinki Exchanges, in the case of TeliaSonera shares, or on NASDAQ, in the case of TeliaSonera ADSs, in each case on behalf of, and proceeds of the sales (after deduction of related fees and expenses) will be distributed pro rata to, the Sonera security holders entitled to fractional entitlements. See “— Fractional Entitlements to TeliaSonera Shares and TeliaSonera ADSs” below.

      The 550,000 Sonera shares currently held by Sonera in treasury are excluded from the mandatory redemption offer.

Sonera Warrants

      TeliaSonera is offering one warrant issued by TeliaSonera or, alternatively, cash in exchange for each warrant issued pursuant to Sonera’s 1999 and 2000 stock option programs validly tendered in the mandatory redemption offer. In this connection TeliaSonera is offering:

•	one TeliaSonera warrant 2002/2005:A or, alternatively, €0.96 in cash for each Sonera warrant

1999A;

•	one TeliaSonera warrant 2002/2005:B or, alternatively, €0.23 in cash for each Sonera warrant

1999B;

•	one TeliaSonera warrant 2002/2008:A or, alternatively, €0.02 in cash for each Sonera warrant 2000A1;

•	one TeliaSonera warrant 2002/2008:B or, alternatively, €0.02 in cash for each Sonera warrant 2000B1;

•	one TeliaSonera warrant 2002/2008:C or, alternatively, €0.02 in cash for each Sonera warrant 2000C1;

•	one TeliaSonera warrant 2002/2008:D or, alternatively, €0.34 in cash for each Sonera warrant 2000A2;

•	one TeliaSonera warrant 2002/2008:E or, alternatively, €0.34 in cash for each Sonera warrant 2000B2;

•	one TeliaSonera warrant 2002/2008:F or, alternatively, €0.34 in cash for each Sonera warrant 2000C2;

•	one TeliaSonera warrant 2002/2010:A or, alternatively, €1.11 in cash for each Sonera warrant 2000A3;

•	one TeliaSonera warrant 2002/2010:B or, alternatively, €1.11 in cash for each Sonera warrant 2000B3;

•	one TeliaSonera warrant 2002/2010:C or, alternatively, €1.11 in cash for each Sonera warrant 2000C3;

•	one TeliaSonera warrant 2002/2010:D or, alternatively, €1.66 in cash for each Sonera warrant 2000A4;

•	one TeliaSonera warrant 2002/2010:E or, alternatively, €1.66 in cash for each Sonera warrant 2000B4; and

•	one TeliaSonera warrant 2002/2010:F or, alternatively, €1.66 in cash for each Sonera warrant 2000C4.

      The warrants are subject to terms and conditions complying with Swedish market practice for listed companies as well as certain additional terms and conditions, reflecting the terms and conditions of the Sonera warrants. The approximately 0.95 percent difference between the exchange ratio for Sonera shares, whereby holders of Sonera shares will receive 1.51440 TeliaSonera shares for each Sonera share they tender, and the terms of the TeliaSonera warrants, whereby each TeliaSonera warrant will entitle the holder thereof to subscribe for 1.5 TeliaSonera shares, has been compensated for by setting the exercise price of each TeliaSonera warrant at a correspondingly lower level than the exercise price for the Sonera warrants. The terms of the warrants issued by TeliaSonera are described under the caption “THE EXCHANGE OFFER — Terms and Conditions of the New Telia Warrants” in the exchange offer prospectus.

Change in the share capital of TeliaSonera following completion of the mandatory redemption offer

      At the extraordinary general meeting in Telia held on November 4, 2002, it was resolved to authorize the board of directors of Telia to decide on the issuance of shares and debentures with attached warrants to subscribe for new shares necessary for the completion of the exchange offer together with any subsequent mandatory redemption offer.

Issue of shares and warrants on November 28, 2002.

      In accordance with such authorization, the board of directors of Telia decided, on November 28, 2002, to issue 1,604,556,725 new Telia shares in furtherance of the exchange offer. The board of directors also resolved to issue debentures with a total of 31,220,339 attached warrants to subscribe for new Telia shares, each warrant entitling the holder to subscribe for 1.5 new Telia shares. The debentures with attached warrants were subscribed for by Telia Förlagslan AB, a wholly-owned subsidiary of Telia AB, for further transfer to holders of Sonera warrants who tendered their Sonera warrants in the exchange offer or in the subsequent mandatory redemption offer. Following completion of the exchange offer a total of 26,746,972 TeliaSonera warrants were transferred from Telia Förlagslan AB to Sonera warrant holders who had tendered their Sonera warrants in the exchange offer.

      As of the date of this prospectus supplement, the issued share capital of TeliaSonera is SEK 14,738,421,520, consisting of 4,605,756,725 TeliaSonera shares, each with a nominal value of SEK 3.20.

Issue of shares and transfer of warrants upon completion of the mandatory redemption offer.

      Upon completion of the mandatory redemption offer, the board of directors of TeliaSonera will resolve, as authorized by the shareholders at the extraordinary shareholders meeting on November 4, 2002, to increase the share capital of TeliaSonera from SEK 14,738,421,520 by a maximum of SEK 281,883,334.40 to a maximum of SEK 15,020,304,854.40, through the issuance of a maximum of 88,088,542 new TeliaSonera shares, the maximum share issue being based on the assumption that (i) all remaining holders of Sonera shares and Sonera ADSs tender their Sonera shares and Sonera ADSs in the mandatory redemption offer in exchange for TeliaSonera shares and ADSs, respectively, and (ii) all holders of Sonera warrants, excluding TeliaSonera, exercise their warrants to subscribe for Sonera shares, and thereafter tender these Sonera shares in the mandatory redemption offer in exchange for TeliaSonera shares. The maximum of 88,088,542 new

TeliaSonera shares corresponds to a dilution of 1.9 percent in relation to the number of issued and outstanding TeliaSonera shares as of the date of this prospectus supplement.

      Assuming none of the holders of Sonera warrants exercise their warrants to subscribe for Sonera shares, but instead tender their Sonera warrants in the mandatory redemption offer in exchange for TeliaSonera warrants, upon completion of the mandatory redemption offer, a maximum of 2,948,527 TeliaSonera warrants will be transferred from Telia Förlagslan AB to holders of Sonera warrants who tender their Sonera warrants. Upon completion of the mandatory redemption offer, Telia Förlagslan AB will in such case, as a result of the exchange offer and the mandatory redemption offer, have transferred a total of 29,695,499 TeliaSonera warrants, each entitling the holder to subscribe for 1.5 new TeliaSonera shares. If fully subscribed and assuming that all holders of Sonera shares and Sonera ADSs tender their shares in exchange for TeliaSonera shares and TeliaSonera ADSs, respectively, in the mandatory redemption offer, these warrants will lead to an increase in the share capital of TeliaSonera from SEK 15,006,016,057.60 by a maximum of SEK 142,538,393.60 to a maximum of SEK 15,148,554,451.20 through issuance of a maximum of 44,543,248 new TeliaSonera shares, corresponding to a dilution of 0.9 percent in relation to the number of issued and outstanding TeliaSonera shares as of the date of this prospectus supplement.

Determination of the Offer Price

      According to the Finnish Securities Market Act, TeliaSonera is required to make a mandatory redemption offer to purchase the remaining Sonera shares, including Sonera shares represented by Sonera ADSs, and Sonera warrants for cash at their “fair price.” The “fair price” to be paid in connection with a mandatory redemption offer shall be determined by taking into account: (i) the volume-weighted average trading price of the target company’s shares during the 12-month period prior to the time when the obligation to commence a mandatory redemption offer first arises, (ii) any higher price paid by the bidder for the target company’s shares purchased during such 12-month period, and (iii) any special circumstances.

      In a ruling dated September 30, 2002, the Finnish Financial Supervision Authority stated that, in the case of an exchange offer, the duty to commence a mandatory redemption offer, if any, subsequent to such exchange offer under the Finnish Securities Market Act, shall arise at the expiration of the exchange offer period and the 12-month period referred to in item (i) and item (ii) above should be deemed to refer to the 12-month period ending at the time of the expiration of the exchange offer period.

      In relation to item (ii) above, the Finnish Financial Supervision Authority stated in its ruling that the purchases of Sonera shares by Telia pursuant to the exchange offer would be taken into account as purchases of Sonera shares and that, in order to determine whether the cash redemption price paid in connection with such purchases were to be considered higher than the 12-month volume-weighted average trading price determined pursuant to item (i) above, the Telia shares offered in connection with the exchange offer should be valued based upon the lower of the volume-weighted average price prevailing for the Telia shares during a relatively short period prior to the expiration of the exchange offer period (for example, five trading days) and the market price prevailing for Telia shares prior to the announcement of the exchange offer, which equalled €4.41 per Telia share (based upon the closing market price per Telia share on March 25, 2002, converted into euros at the SEK-to-euro currency exchange rate for that day). In the event that the exchange offer consideration, based upon such method of valuation, represented a value more than insignificantly higher than the volume-weighted average trading price of the Sonera shares during the 12-month period prior to the expiration of the exchange offer period, such higher value should be taken into account in establishing the “fair price.” In addition, the Finnish Financial Supervision Authority stated that, by extending the exchange offer on terms unchanged to the remaining shareholders of Sonera in connection with the mandatory redemption offer so that the shareholders of Sonera have an opportunity to choose between the cash redemption price and share consideration in the form of TeliaSonera shares, TeliaSonera is released from any obligation to pay a higher cash redemption price as a result of item (ii) above. The discussion above is also relevant, to the extent applicable, to Sonera warrants.

      Consequently, as there were no major changes in the trading price and trading volumes for Telia shares and Sonera shares during the exchange offer period and in the absence of any special circumstances of the kind referred to in item (iii) above and since the remaining shareholders of Sonera are being offered shares as consideration in the mandatory redemption offer based on the same exchange ratio as in the exchange offer, TeliaSonera has determined that the cash redemption price for each Sonera share in connection with the mandatory redemption offer is equal to the volume-weighted average trading price of Sonera shares during the 12 months from November 15, 2001 to November 15, 2002.

      TeliaSonera’s obligation to make the mandatory redemption offer arose at the expiration of the exchange offer period on November 15, 2002. The volume-weighted average trading price of Sonera’s shares during the 12-month period from November 15, 2001 to November 15, 2002 is €5.00. In accordance with the ruling of the Finnish Financial Supervision Authority, the purchases of Sonera shares by Telia pursuant to the exchange offer have not been taken into account in calculating the volume-weighted average trading price of Sonera’s shares.

      Except for the purchases of Sonera shares and Sonera warrants by Telia pursuant to the exchange offer, neither TeliaSonera nor, to the best of its knowledge, any of its affiliates, as defined in the Finnish Securities Market Act, has acquired Sonera shares or securities that are convertible, exchangeable or redeemable for Sonera shares during the period from November 15, 2001 to November 15, 2002.

      The cash price per warrant being offered to holders of the Sonera warrants 1999A is based on the volume-weighted average trading price of such warrants on the Helsinki Exchanges during the 12-month period from November 15, 2001 to November 15, 2002.

      Sonera warrants of a series other than the 1999A series are not listed on any established market. The cash price per such unlisted series of Sonera warrants has been determined based on conventional option valuation methods. In making such valuations, the unlisted Sonera warrants have been treated as European call options without applying any discount to reflect certain special conditions of the warrants.

      For a discussion of the determination of the exchange ratios used in connection with the exchange offer and this mandatory redemption offer, see the description included under the caption “THE TRANSACTION” in the exchange offer prospectus.

Market Price Information

      The volume-weighted average trading price of Sonera shares on the Helsinki Exchanges during the 12-month period from November 15, 2001 to November 15, 2002 is €5.00.

      The volume-weighted average trading price of Sonera 1999A warrants on the Helsinki Exchange during the 12-month period from November 15, 2001 to November 15, 2002 is €0.96.

Restrictions on Ability of Certain Persons to Participate in the Mandatory Redemption Offer

      Due to restrictions under the laws of Australia, the Hong Kong Special Administrative Region of the People’s Republic of China, Japan and New Zealand, the mandatory redemption offer, insofar as it comprises an offer of TeliaSonera securities, will not be made in any of Australia, the Hong Kong Special Administrative Region of the People’s Republic of China, Japan or New Zealand. The mandatory redemption offer will, however, insofar as it comprises an offer of cash, be made in Australia, the Hong Kong Special Administrative Region of the People’s Republic of China, Japan or New Zealand.

      Due to restrictions under the laws of Italy and South Africa, the mandatory redemption offer, both as it comprises an offer of TeliaSonera securities or cash, will not be made in Italy or South Africa.

      The legal restrictions mentioned above will, however, not prevent persons in such restricted jurisdictions from having their Sonera securities redeemed in a compulsory acquisition proceeding as described elsewhere in this prospectus supplement.

Mandatory Redemption Offer Period and Extension

      The offer to holders of Sonera shares, ADSs and warrants will commence on Monday, December 30, 2002 and expire at 9:00 a.m. New York City time/4:00 p.m., Helsinki time on Friday, January 31, 2003 unless the offer is extended.

      Under Finnish law, TeliaSonera may, from time to time, extend the period of time during which the mandatory redemption offer is open. In addition, TeliaSonera will not extend the mandatory redemption offer period by more than ten business days.

      If TeliaSonera extends the period of time during which the mandatory redemption offer is open, the mandatory redemption offer will expire at the latest time and date to which TeliaSonera extends the mandatory redemption offer. TeliaSonera expects to announce by press release on or about four business days following the expiration date of the mandatory redemption offer period (i) the number of outstanding Sonera shares, Sonera ADSs and Sonera warrants that have been validly tendered pursuant to the offer and (ii) whether the mandatory redemption offer will be extended. These announcements will also be posted on TeliaSonera’s website at www.telia.com.

      TeliaSonera will accept all Sonera securities that have been validly tendered and not withdrawn pursuant to the terms of the mandatory redemption offer. TeliaSonera reserves the right, at any time and from time to time beginning two business days after the commencement of the mandatory redemption offer period, to extend or amend this mandatory redemption offer in any respect in accordance with applicable law, provided, however, that the mandatory redemption offer period must be at least one month.

Procedures for Tendering

      TeliaSonera has retained Nordea Bank Finland Plc to act as Finnish share agent in connection with the mandatory redemption offer made to holders of Sonera shares and warrants. TeliaSonera has retained Citibank, N.A. to act as the U.S. exchange agent in connection with the mandatory redemption offer made to Sonera ADS holders.

Holders of Sonera Shares

      If you are a holder of Sonera shares who is directly registered in the shareholders’ register held by the Finnish Central Securities Depository on or about December 27, 2002, you will receive an acceptance form with tender instructions from the book-entry account operator managing the book-entry account where your Sonera shares are registered, unless otherwise agreed with the account operator. The acceptance forms are also available from your book-entry account operator.

      Shareholders who have their shares registered with the FCSD can accept the mandatory redemption offer at any asset management branch of Nordea Bank Finland Plc, the Finnish share agent.

      If your Sonera shares are registered in the name of a nominee (or other custodial institution) and you wish to accept the mandatory redemption offer, you have to make such acceptance in accordance with such nominee’s instructions. TeliaSonera will not send you any documents relating to the mandatory redemption offer directly.

      If your Sonera shares have been pledged, the consent of the appropriate pledgee is required for acceptance of the mandatory redemption offer and it is your responsibility to obtain such consent.

      If you wish to accept the mandatory redemption offer, you have to complete, sign and return the acceptance form to your account operator in accordance with such account operator’s instructions or to any asset management branch of the Finnish share agent on or before 4:00 p.m. Helsinki time on Friday, January 31, 2003 or, if the mandatory redemption offer period has been extended, before the expiry of the mandatory redemption offer period as extended. Your book-entry account operator may ask you to return your acceptance form at an earlier date. Do not send your acceptance form to TeliaSonera or Sonera.

      You may accept the mandatory redemption offer only in relation to all of your Sonera shares. If you hold both Sonera shares and Sonera warrants, or Sonera warrants of more than one series, you are not obligated to tender all of your Sonera securities but may elect instead to tender only your Sonera shares or your Sonera warrants of a particular series. Except as provided in the foregoing sentence, any partial tender of your Sonera shares may be rejected as a non-acceptance of the mandatory redemption offer. Under the terms of the mandatory redemption offer, you may elect to receive only one form of consideration, either TeliaSonera shares or cash, with respect to the total number of Sonera shares you validly tender in the mandatory redemption offer.

      By accepting the mandatory redemption offer, you authorize Nordea Bank Finland Plc or your account operator to effect the transfer of your Sonera shares to TeliaSonera in exchange for either TeliaSonera shares or cash, as the case may be, including the necessary registrations in the book-entry account and the authorization to subscribe for TeliaSonera shares, and to transfer the title of tendered Sonera shares to TeliaSonera. The authorization also covers the sale of any fractional entitlements to TeliaSonera shares by Nordea Bank Finland Plc as described below under “— Fractional Entitlements to TeliaSonera Shares and TeliaSonera ADSs.”

      If you elect to receive TeliaSonera shares in exchange for your Sonera shares, following receipt of a duly completed acceptance form by your account operator or any asset management branch of the Finnish share agent, each Sonera share you have tendered in the mandatory redemption offer will be converted into one Sonera exchanged share, which represents a Sonera share in the book-entry system that has been tendered and designated for exchange. The Sonera exchanged shares will be registered on your book-entry account. You must allow five business days for the registration of the acceptance before the Sonera exchanged shares are entered into your book-entry account. You may not transfer any of your Sonera exchanged shares and your Sonera exchanged shares will not be eligible for trading on the Helsinki Exchanges. A transfer restriction in respect of such exchanged shares will be registered in the book-entry system. During the mandatory redemption offer period and until the completion of the mandatory redemption offer by TeliaSonera, each Sonera exchanged share is equal to and, with the exception of the transfer restriction, carries the same rights as one Sonera share.

      In connection with the completion of the mandatory redemption offer, each Sonera exchanged share will be converted into 1.51440 TeliaSonera shares. See “— Fractional Entitlements to TeliaSonera Shares and TeliaSonera ADSs.”

      The conversion will take place after the increase in TeliaSonera’s share capital in connection with the completion of the mandatory redemption offer has been registered with the Swedish Patent and Registration Office.

      The method of delivery of acceptance forms and all other required documents is at your option and risk, and the delivery will be deemed made only when actually received by your book-entry account operator or an asset management branch of the Finnish share agent. In all cases, you should follow the instructions sent to you by your book-entry account operator and allow sufficient time to ensure timely delivery.

      If you are a holder of Sonera shares located outside Finland and the United States, please see “— Restrictions on Ability of Certain Persons to Participate in the Mandatory Redemption Offer” above.

Holders of Sonera ADSs

      If you hold your Sonera ADSs in the form of a Sonera ADR certificate, you may tender your Sonera ADSs to the U.S. exchange agent by delivering to the U.S. exchange agent a properly completed and duly executed letter of transmittal, with all applicable signature guarantees from an eligible guarantor institution, together with the Sonera ADR certificate evidencing your Sonera ADSs specified on the face of the letter of transmittal, prior to the expiration date for the mandatory redemption offer.

      If you hold your Sonera ADSs in a brokerage account, you should instruct your broker, dealer, commercial bank, trust company or other entity through which you hold your Sonera ADSs to arrange for the DTC participant holding the Sonera ADSs in its DTC account to tender your Sonera ADSs in the mandatory redemption offer to the U.S. exchange agent by means of delivery through the book-entry confirmation facilities of DTC of your Sonera ADSs to the DTC account of the U.S. exchange agent, together with an agent’s message acknowledging that the tendering DTC participant has received and agrees to be bound by the letter of transmittal, prior to the expiration date of the mandatory redemption offer.

      Tendered Sonera ADSs will be held in an account controlled by the U.S. exchange agent, and consequently you will not be able to sell, assign, transfer or otherwise dispose of such securities, until such time as (1) you withdraw your Sonera ADSs from the mandatory redemption offer; (2) your Sonera ADSs have been exchanged for TeliaSonera ADSs (in which case you will only be able to sell, assign, transfer or otherwise dispose of the TeliaSonera ADSs received in respect of your Sonera ADSs); or (3) your Sonera ADSs have been returned to you because they were not accepted for exchange.

      Please note that registered holders of Sonera ADSs should send their properly completed and duly executed letters of transmittal together with their corresponding Sonera ADR certificate(s) only to the U.S. exchange agent and not to TeliaSonera or Sonera. Letters of transmittal properly completed and duly executed, together with the corresponding Sonera ADR certificates, must be received by the U.S. exchange agent before 9:00 a.m., New York City time, on January 31, 2003 to be accepted for exchange. The method of delivery of Sonera ADR certificates and letters of transmittal and all other required documents is at your option and risk, and the delivery will be deemed made only when actually received by the U.S. exchange agent. In all cases, you should allow sufficient time to ensure timely delivery.

      You may accept the mandatory redemption offer only in relation to all of your Sonera ADSs.

Guaranteed Delivery Procedures

      If you desire to tender your Sonera ADSs in the mandatory redemption offer and your Sonera ADSs are not immediately available or time will not permit all required documents to reach the U.S. exchange agent prior to the expiration date of the mandatory redemption offer or the procedure for book-entry transfer cannot be completed on a timely basis, you may nevertheless properly tender your Sonera ADSs if all the following conditions are satisfied:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided with this prospectus supplement, is received by the U.S. exchange agent as provided below prior to the expiration date; and

•	Sonera ADSs in proper form for transfer, together with, in the case of Sonera ADSs evidenced by Sonera ADR certificates, a properly completed and duly executed letter of transmittal (or a copy thereof), together with any required signature guarantees or, in the case of Sonera ADSs held through a book-entry transfer facility, a book-entry confirmation along with an agent’s message and any other required documents, are received by the U.S. exchange agent within three NASDAQ trading days after the date of execution of the notice of guaranteed delivery. A NASDAQ trading day is a day on which NASDAQ is open for business.

      Any notice of guaranteed delivery may be delivered by hand, by courier or mail to the U.S. exchange agent and must include a guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery. In the case of Sonera ADSs held through the book-entry transfer system of DTC, the notice of guaranteed delivery must be delivered to the U.S. exchange agent by a DTC participant by means of the DTC book-entry transfer confirmation system.

      If you are a holder of Sonera shares located outside Finland and the United States, please see “— Restrictions on Ability of Certain Persons to Participate in the Mandatory Redemption Offer” above.

Holders of Sonera Warrants

      If you are a holder of Sonera warrants who is directly registered in the register of warrantholders held by the Finnish Central Securities Depository on or about December 27, 2002, you will receive an acceptance form with tender instructions from the book-entry account operator managing the book-entry account where your Sonera warrants are registered, unless otherwise agreed with the account operator. The acceptance forms are also available from your book-entry account operator.

      Warrantholders who have their Sonera warrants registered with FCSD can accept the mandatory redemption offer at any asset management branch of the Finnish share agent.

      If your Sonera warrants are registered in the name of a nominee (or other custodial institution) and you wish to accept the mandatory redemption offer, you have to make such acceptance in accordance with such nominee’s instructions. TeliaSonera will not send you any documents relating to the mandatory redemption offer directly.

      If your Sonera warrants have been pledged, the consent of the appropriate pledgee is required for acceptance of the mandatory redemption offer and it is your responsibility to obtain such consent.

      If you wish to accept the mandatory redemption offer, you have to complete, sign and return the acceptance form to your account operator in accordance with such account operator’s instructions or to any asset management branch of the Finnish share agent on or before 4:00 p.m. Helsinki time on January 31, 2003 or, if the mandatory redemption offer period has been extended, before the expiry of the mandatory redemption offer period as extended. Your book-entry account operator may ask you to return your acceptance form at an earlier date. Do not send your acceptance form directly to TeliaSonera or Sonera.

      You may accept the mandatory redemption offer only in relation to all of your Sonera 1999A warrants, Sonera 1999B warrants, Sonera 2000A1 warrants, Sonera 2000A2 warrants, Sonera 2000A3 warrants or Sonera 2000A4 warrants. If you hold both Sonera shares and Sonera warrants, or Sonera warrants of more than one series, you are not obligated to tender all of your Sonera securities but may elect instead to tender only your Sonera shares or your Sonera warrants of a particular series. Except as provided in the foregoing sentence, any partial tender of Sonera warrants of a particular series may be rejected as a non-acceptance of the mandatory redemption offer. By tendering your Sonera 2000A warrants of a certain series, you are also deemed to tender your Sonera 2000B and 2000C warrants attached to your Sonera 2000A warrants of that series. You may elect to receive cash as consideration in relation to certain series of Sonera warrants and TeliaSonera warrants in relation to other series. You may not elect to receive both cash and TeliaSonera warrants for tendered warrants of a particular series.

      By accepting the mandatory redemption offer, you authorize Nordea Bank Finland Plc or your account operator to effect the transfer of your Sonera warrants to TeliaSonera in exchange for either TeliaSonera warrants or cash, as the case may be, including necessary registrations in the book-entry accounts, and to transfer the title of tendered warrants to TeliaSonera.

      If you elect to receive TeliaSonera warrants in exchange for your Sonera warrants, following receipt of a duly completed acceptance form by your account operator or any asset management branch of the Finnish share agent, each Sonera 1999A warrant will be converted into one Sonera 1999A exchanged warrant, each Sonera 1999B warrant will be converted into one Sonera 1999B exchanged warrant, each Sonera 2000A1 warrant will be converted into one Sonera 2000A1 exchanged warrant, each Sonera 2000A2 warrant will be converted into one Sonera 2000A2 exchanged warrant, each Sonera 2000A3 warrant will be converted into one Sonera 2000A3 exchanged warrant and each Sonera 2000A4 warrant will be converted into one Sonera 2000A4 exchanged warrant. Each Sonera 2000A exchanged warrant represents one Sonera 2000A warrant, one Sonera 2000B warrant and two Sonera 2000C warrants. The Sonera exchanged warrants will be registered on your book-entry account. You must allow five business days for the registration of the acceptance before the Sonera exchanged warrants are entered into your book-entry account. You may not transfer any of your Sonera exchanged warrants and none of the Sonera exchanged warrants will be eligible for trading on the Helsinki Exchanges. A transfer restriction in respect of the exchanged warrants will be registered in the book-entry system. During the mandatory redemption offer period and until the completion of the mandatory redemption offer by TeliaSonera, each Sonera exchanged warrant is equal to, and carries, with the exception of the transfer restriction, the same rights as, the underlying Sonera warrants.

      In connection with the completion of the mandatory redemption offer, Sonera exchanged warrants will be converted into TeliaSonera warrants in the book-entry system as follows:

•	each Sonera 1999A exchanged warrant will be converted into one TeliaSonera warrant 2002/2005:A;

•	each Sonera 1999B exchanged warrant will be converted into one TeliaSonera warrant 2002/2005:B;

•	each Sonera 2000A1 exchanged warrant will be converted into one TeliaSonera warrant 2002/2008:A, one TeliaSonera warrant 2002/2008:B and two TeliaSonera warrants 2002/2008:C;

•	each Sonera 2000A2 exchanged warrant will be converted into one TeliaSonera warrant 2002/2008:D, one TeliaSonera warrant 2002/2008:E and two TeliaSonera warrants 2002/2008:F;

•	each Sonera 2000A3 exchanged warrant will be converted into one TeliaSonera warrant 2002/2010:A, one TeliaSonera warrant 2002/2010:B and two TeliaSonera warrants 2002/2010:C; and

•	each Sonera 2000A4 exchanged warrant will be converted into one TeliaSonera warrant 2002/2010:D, one TeliaSonera warrant 2002/2010:E and two TeliaSonera warrants 2002/2010:F.

      The method of delivery of acceptance forms and all other required documents is at your option and risk, and the delivery will be deemed made only when actually received by your book-entry account operator or an asset management branch of the Finnish share agent. In all cases, you should follow the instructions sent to you by your book-entry account operator and allow sufficient time to ensure timely delivery.

      If you are a holder of Sonera warrants located outside Finland and the United States, please see “— Restrictions on Ability of Certain Persons to Participate in the Mandatory Redemption Offer” above.

Withdrawal Rights

Withdrawal of Tendered Sonera Shares and Sonera Warrants

      Sonera securities tendered in the mandatory redemption offer in exchange for TeliaSonera securities, including the Sonera exchanged shares and Sonera exchanged warrants, may be withdrawn at any time prior to the applicable expiration of the mandatory redemption offer period.

      Holders of Sonera securities who elect to receive cash as consideration for the Sonera securities they tender in the mandatory redemption offer will not have withdrawal rights.

      For your withdrawal to be effective, you must follow the procedures described below and the instructions sent to you by your book-entry account operator, including:

•	in the event that you are a holder of Sonera exchanged shares or Sonera exchanged warrants who is directly registered in the shareholders’ register or the register of warrantholders held by the Finnish Central Securities Depository, you must submit a written notice of withdrawal to your book-entry account operator, for arrival prior to the applicable expiration date and time of the mandatory redemption offer; and

•	in the event that you are a holder of Sonera exchanged shares or Sonera exchanged warrants that are registered in the name of a nominee (or other custodial institution), you must instruct such nominee (or other custodial institution) to submit a written notice of withdrawal to the book-entry account operator of your nominee, for arrival prior to the applicable expiration date and time of the mandatory redemption offer.

      The written notice of withdrawal must be submitted to the book-entry account operator to which the original acceptance form was delivered. Account details for the redelivery of the tendered securities must be included in the notice of withdrawal.

      Your book-entry account operator is entitled to charge a fee for withdrawals as agreed between you and your account operator.

      After the expiration of the mandatory redemption offer period, holders who tendered their Sonera securities will have no withdrawal rights.

Withdrawal of Tendered Sonera ADSs

      If you tendered your Sonera ADSs in exchange for Telia Sonera ADSs to the U.S. exchange agent by means of delivery of a letter of transmittal together with the Sonera ADR certificate evidencing your Sonera ADSs, you may withdraw your tender by delivering to the U.S. exchange agent a properly completed and duly executed notice of withdrawal, guaranteed by an eligible guarantor institution (unless the notice of withdrawal related to a tender made for the account of an eligible guarantor institution), prior to the expiration of the mandatory redemption offer period in the United States.

      If you tendered your Sonera ADSs in exchange for Telia Sonera ADSs by means of the book-entry confirmation procedures of DTC, you may withdraw your tender by instructing your broker, dealer, commercial bank, trust company or other entity to cause the DTC participant through which your Sonera ADSs were tendered to deliver a notice of withdrawal to the U.S. exchange agent by means of an agent’s message transmitted through the book-entry confirmation facilities of DTC, prior to the expiration of the mandatory redemption offer period in the United States.

Other

      Neither Sonera, TeliaSonera, the U.S. exchange agent, the Finnish share agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor will any of them incur any liability for failure to give any notification. Any Sonera shares, Sonera ADSs or Sonera warrants properly withdrawn will be deemed not to have been validly tendered for purposes of TeliaSonera’s mandatory redemption offer. However, if you elect to receive TeliaSonera securities in connection with the mandatory redemption offer you may re-tender withdrawn Sonera shares, Sonera ADSs or Sonera warrants by following the applicable procedures discussed above under “— Procedures for Tendering” at any time prior to the applicable expiration of the mandatory redemption offer period.

Validity of the Tender of Securities

      TeliaSonera will determine questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of Sonera shares, Sonera ADSs and Sonera warrants, in its sole discretion and TeliaSonera’s determination shall be final and binding. TeliaSonera reserves the right to reject any and all tenders of Sonera shares, Sonera ADSs and Sonera warrants that it determines are not in proper form or the acceptance of or exchange for which may be unlawful. No tender of Sonera shares, Sonera ADSs or Sonera warrants will be deemed to have been validly made until all defects and irregularities in tenders of Sonera securities have been cured or waived. Neither TeliaSonera, the U.S. exchange agent, the Finnish share agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Sonera shares, Sonera ADSs or Sonera warrants or will any of them incur any liability for failure to give any such notification. TeliaSonera’s interpretation of the terms and conditions of the mandatory redemption offer, including the acceptance forms and instructions thereto, will be final and binding.

      If you send in an otherwise complete acceptance form, letter of transmittal or electronic message but fail to make a valid election as to the consideration you wish to receive in the mandatory redemption offer, you will be deemed, unless you have otherwise agreed with your account operator or unless your account operator has different procedures for the processing of acceptances, to have elected to receive TeliaSonera shares, TeliaSonera ADSs or TeliaSonera warrants, as the case may be, in exchange for your validly tendered Sonera securities.

Announcement of the Results of the Mandatory Redemption Offer

      TeliaSonera will make the results of the mandatory redemption offer public by an announcement to be issued on or about four business days after the expiration of the mandatory redemption offer period. The announcement will be made by means of a press release which will also be posted on TeliaSonera’s website at www.telia.com.

Acceptance of Sonera Securities, Terms of Payment and Delivery of TeliaSonera Securities

Cash Consideration

      If you elect to receive cash consideration in the mandatory redemption offer for your tendered Sonera securities:

•	TeliaSonera will pay for all Sonera securities that have been validly tendered in the mandatory redemption offer for cash as promptly as practicable after the receipt of acceptance relating to such securities.

•	The payment of the cash consideration will be made:

•	in the case of a tendering Sonera shareholder or Sonera warrantholder, into the bank account related to the book-entry account of such tendering Sonera securityholder on or about five business days after the execution of the sale of the tendered Sonera securities to TeliaSonera on or outside the Helsinki Exchanges. Such sale will be executed within five business days after the receipt of acceptance relating to such Sonera securities; and

•	in the case of a tendering Sonera ADS holder, (a) by book-entry transfer of the applicable amount in U.S. dollars into the DTC account of the DTC participant which tendered the Sonera ADSs on behalf of such holder in the mandatory redemption offer by means of the DTC book-entry confirmation system or (b) by means of a check in U.S. dollars to the order of the tendering Sonera ADS holder as provided in the corresponding letter of transmittal, in either case as promptly as practicable the execution of the sale of the Sonera shares underlying the Sonera ADSs to TeliaSonera on or outside the Helsinki Exchanges.

      Title to Sonera shares and Sonera warrants tendered in the mandatory redemption offer in exchange for cash consideration will transfer to TeliaSonera upon the payment by TeliaSonera of such cash consideration.

      To the extent permitted, the acceptance of Sonera securities for cash consideration in the mandatory redemption offer will be executed as a sale and purchase of such securities on the Helsinki Exchanges.

Security Consideration

      If you elect to receive TeliaSonera securities in the mandatory redemption offer in exchange for your tendered Sonera securities:

•	TeliaSonera will accept for exchange and will exchange all Sonera securities that have been validly tendered and not withdrawn pursuant to the terms of the mandatory redemption offer at the earliest practicable time following the expiration date of the mandatory redemption offer.

•	Such TeliaSonera securities will be delivered to you or, in the case of tendered Sonera ADSs, to an account for the benefit of the depositary for TeliaSonera ADSs, at the earliest practicable date after the expiration of the mandatory redemption offer period which, in the case of Sonera shares or Sonera warrants, shall be on or about 11 business days following the expiration date of the mandatory redemption offer.

      Holders of TeliaSonera shares delivered in the mandatory redemption offer will be able to exercise their rights as TeliaSonera shareholders from the date of the registration of the shares in the holders’ securities accounts with the VPC (the Swedish Central Securities Depository) or the FCSD (the Finnish Central Securities Depository), respectively. Holders of TeliaSonera warrants will be able to exercise their rights as

TeliaSonera warrant holders from the date of the registration of the warrants in the holders’ securities accounts with the VPC or the FCSD, respectively. The rights of holders of TeliaSonera shares and TeliaSonera warrants that are held through VPC or FCSD are subject to the rules and regulations of VPC and FCSD concerning, among other matters, voting at shareholders’ meetings, payment of dividends and trading and settlement. For a further discussion of VPC and FCSD, see “DESCRIPTION OF SHARES AND SHARE CAPITAL OF TELIA — FCSD Registered Telia Shares and Telia Warrants,” “THE SWEDISH SECURITIES MARKET” and “THE FINNISH SECURITIES MARKET” in the exchange offer prospectus.

      Title to Sonera shares and Sonera warrants tendered in the mandatory redemption offer in exchange for TeliaSonera shares and TeliaSonera warrants will transfer to TeliaSonera upon the acceptance by TeliaSonera of the exchange of the Sonera exchanged shares and Sonera exchanged warrants for TeliaSonera shares and TeliaSonera warrants, respectively, in accordance with the above.

      Delivery of TeliaSonera Shares and TeliaSonera Warrants. TeliaSonera shares and TeliaSonera warrants will be delivered to the Finnish book-entry accounts of the holders of the Sonera exchanged shares or Sonera exchanged warrants, through a book-entry link between the Finnish Central Securities Depository and the Swedish Central Securities Depository. See “DESCRIPTION OF SHARES AND SHARE CAPITAL OF TELIA — FCSD Registered Telia Shares and Telia Warrants” in the exchange offer prospectus. For a description of fractional entitlements, see “— Fractional Entitlements to TeliaSonera Shares and TeliaSonera ADSs” below.

      Assuming that there is no extension of the mandatory redemption offer period the TeliaSonera shares and TeliaSonera warrants are expected to be entered into the relevant book-entry accounts on or about February 17, 2003.

      Delivery of TeliaSonera ADSs. Subject to the terms and conditions of the mandatory redemption offer, upon TeliaSonera’s acceptance of Sonera ADSs tendered in the mandatory redemption offer and confirmation from the TeliaSonera depositary of TeliaSonera’s deposit of the applicable number of TeliaSonera shares to be represented by the TeliaSonera ADSs to be issued in the mandatory redemption offer, the U.S. exchange agent will deliver the applicable whole number of TeliaSonera ADSs, together with any cash in respect of fractional entitlements to TeliaSonera ADSs, to the tendering holders of Sonera ADSs in the following manner:

•	if you tendered your Sonera ADSs to the U.S. exchange agent by means of delivery of a letter of transmittal together with the Sonera ADR certificate(s) evidencing your Sonera ADSs, the U.S. exchange agent will deliver a single TeliaSonera ADR certificate evidencing the applicable number of TeliaSonera ADSs, together with a check in U.S. dollars for any cash in lieu of fractional entitlements to TeliaSonera ADSs according to the issuance and delivery instructions of the tendering Sonera ADS holder provided in the letter of transmittal; or

•	if you tendered your Sonera ADSs by means of DTC’s book-entry confirmation system, the U.S. exchange agent will deliver the applicable whole number of TeliaSonera ADSs, together with any cash in lieu of fractional entitlements to TeliaSonera ADSs in U.S. dollars, to the account of the DTC participant who tendered the Sonera ADSs on your behalf in the mandatory redemption offer.

Dividend Payments

      The TeliaSonera shares to be issued in connection with the mandatory redemption offer, including the TeliaSonera shares to be represented by TeliaSonera ADSs, will have the same dividend rights as the other currently outstanding TeliaSonera shares with respect to the fiscal year 2002 and subsequent years.

      The TeliaSonera ADS depositary will deliver any dividends paid upon deposited TeliaSonera shares to the holders of TeliaSonera ADSs in the manner set forth under the TeliaSonera deposit agreement.

      The Swedish Central Securities Depository will transfer any dividend paid by TeliaSonera on the TeliaSonera shares held in Finnish book-entry accounts in a single sum in Swedish kronor to the Finnish Central Securities Depository which in turn is responsible for distributing the dividends to the Finnish book-

entry account operators in euros. The book-entry account operators will pay the dividend to the bank accounts related to the book-entry accounts of the holders entitled to the dividend.

      For a description of Swedish, Finnish and United States federal income tax consequences of dividend payments see “TAXATION” in the exchange offer prospectus.

Fractional Entitlements to TeliaSonera Shares and TeliaSonera ADSs

      Fractional entitlements to TeliaSonera shares or fractional entitlements to TeliaSonera ADSs will not be delivered to holders of Sonera securities validly tendered in the mandatory redemption offer. To the extent that holders of Sonera securities are entitled to receive fractions of TeliaSonera shares or fractions of TeliaSonera ADSs in exchange for their Sonera securities, those fractional entitlements will be combined with the other holders’ fractional entitlements and subsequently sold on behalf of such holders on the Stockholm Exchange or the Helsinki Exchanges, in the case of TeliaSonera shares or, on NASDAQ, in the case of TeliaSonera ADSs. Each such holder of Sonera securities who would not upon application of the applicable exchange ratio receive full consideration in the form of TeliaSonera shares or TeliaSonera ADSs will receive the maximum whole number of TeliaSonera shares or TeliaSonera ADSs, as applicable, together with cash consideration corresponding to the fraction of the price of the TeliaSonera share or TeliaSonera ADS, which price shall be based on the average net sale price (after deduction of related fees and expenses, excluding any commission) of all the shares, in the case of shareholders, and of all the ADSs, in the case of ADS holders, combined from the fractional entitlements and sold on behalf of those tendering holders.

      By the acceptance of the mandatory redemption offer, the tendering Sonera shareholder, or tendering holder of Sonera ADSs, authorizes Nordea Bank Finland Plc, in the case of fractional entitlements to TeliaSonera shares, or the U.S. exchange agent, in the case of fractional entitlements to TeliaSonera ADSs, to combine such holders’ fractional entitlements to a TeliaSonera share or TeliaSonera ADS with other such fractional entitlements and sell them on the Stockholm Exchange or the Helsinki Exchanges, in the case of TeliaSonera shares, or on NASDAQ, in the case of TeliaSonera ADSs. The sales are intended to take place promptly after delivery of the TeliaSonera securities following the expiration of the mandatory redemption offer period.

      The payment of the consideration for the fractional entitlements will be made, in the case of a tendering Sonera shareholder, into the bank account related to the book-entry account of the tendering Sonera shareholders entitled to fractional entitlements and, in the case of a tendering Sonera ADS holder, (a) by book-entry transfer of the applicable amount in U.S. dollars into the DTC account of the DTC participant which tendered the Sonera ADSs on behalf of such holder in the mandatory redemption offer by means of the DTC book-entry confirmation system or (b) by means of a check in U.S. dollars to the order of the tendering Sonera ADS holder as provided in the corresponding letter of transmittal, within ten business days after the sale of the combined fractional entitlements on the Stockholm Exchange or the Helsinki Exchanges or on NASDAQ, as the case may be.

      No commissions will be charged to the holders for the sale of fractional entitlements.

Costs and Finnish Transfer Taxes

      If a holder of Sonera shares or Sonera warrants is directly registered in the shareholders’ or warrantholders’ register held by the Finnish Central Securities Depository, such holder will not have to pay any duties and fees in Finland relating to book-entry registrations in connection with his or her acceptance of the mandatory redemption offer or either the receipt of cash consideration or the conversion of Sonera shares into TeliaSonera shares or Sonera warrants into TeliaSonera warrants. The book-entry account operator may charge a fee for other services in connection with the mandatory redemption offer as agreed between the securityholder and the account operator. If a holder has Sonera shares or Sonera warrants registered in the name of a nominee (or other custodial institution) such nominee may charge such holder for tendering Sonera shares or Sonera warrants on such holder’s behalf.

      TeliaSonera has been informed that, at present, TeliaSonera securities registered with the Finnish Central Securities Depository will be treated in the same way as securities of a domestic issuer for purposes of custody fees.

      TeliaSonera shall be responsible for the payment of Finnish transfer taxes, if any, levied on the exchange of Sonera securities as well as fees relating to the registrations of Sonera exchanged securities and TeliaSonera securities in the Finnish book-entry system in connection with the mandatory redemption offer.

Compulsory Acquisition

      Under the Finnish Companies Act, as a result of its acquisition of more than nine-tenths of all Sonera shares and more than nine-tenths of the total votes attaching to Sonera shares in connection with the exchange offer, TeliaSonera has the right to redeem the remaining Sonera shares of the minority shareholders of Sonera, whether in the form of shares or ADSs, for a “fair price” in a compulsory acquisition proceeding. On December 9, 2002, TeliaSonera notified Sonera of its redemption claim under the compulsory acquisition procedure for all the remaining shares of Sonera, including shares in the form of ADSs, not held by TeliaSonera. TeliaSonera announced that it will redeem the remaining Sonera shares in the compulsory acquisition proceeding for €5.00 per share. The redemption price announced by TeliaSonera in the compulsory acquisition proceeding is the same as the cash consideration for each Sonera share offered by TeliaSonera in the mandatory redemption offer. TeliaSonera has also notified Sonera that it will, without further delay, initiate arbitration proceedings in accordance with the compulsory acquisition procedures under the Finnish Companies Act in order to redeem all of the remaining Sonera shares.

      Any disputes concerning the right of redemption or the redemption price in a compulsory acquisition would be resolved by an arbitral tribunal of one or more arbitrators appointed by the Finnish Central Chamber of Commerce in accordance with the Finnish Companies Act. The District Court of Helsinki has appointed a trustee to look after the interests of holders of Sonera shares, including shares represented by ADSs, which are not able to attend the redemption proceedings. Under the Finnish Companies Act, the arbitration tribunal so appointed has considerable latitude in deciding upon the method or methods used in determining the “fair price” of the shares of the target company and in establishing the final amount of such “fair price” inasmuch as the Finnish Companies Act does not contain any similar provisions to those included in the Finnish Securities Market Act and used in the determination of the “fair price” in connection with a mandatory redemption offer pursuant to the Finnish Securities Market Act, as described in more detail above. Therefore, no assurance can be given as to the amount of the cash redemption price to be paid in connection with a compulsory acquisition following the completion of the mandatory redemption offer and such amount could be more or less than the amount of share consideration per Sonera share and more than the amount of cash consideration per Sonera share received in connection with the mandatory redemption offer. Under the Finnish Companies Act, the shareholders of a target company and the trustee have the right to appeal the decision of the arbitral tribunal in respect of the right of redemption and the cash redemption price to be paid in connection with a compulsory acquisition. Any such appeal is to be launched, in the first instance, with the local district court in the domicile of the target company, with the decision of such local district court being subject to further appeal to the relevant Court of Appeals in Finland and, in the event that permission is granted, to the Finnish Supreme Court. Therefore, the final determination of such cash redemption price for shareholders electing to appeal such price could be subject to protracted litigation.

      The date fixed for the termination of the deposit agreement governing the terms of the Sonera ADSs is January 31, 2003. Under the terms of the Sonera deposit agreement, holders of outstanding Sonera ADSs have the right to surrender their Sonera ADSs to the depositary for the Sonera ADSs and withdraw the deposited Sonera shares represented thereby for a period of six months following the date of termination. Under the terms of the compulsory acquisition, TeliaSonera will acquire title to all Sonera shares, including Sonera shares represented by Sonera ADSs. Notwithstanding the terms of the Sonera deposit agreement, holders of Sonera ADSs wishing to dispute the right of redemption or the redemption price in the compulsory acquisition must surrender their Sonera ADSs to the Sonera ADS depositary and withdraw the Sonera shares represented thereby and have such shares registered in their name in the shareholders’

register of Sonera. Otherwise any Sonera ADSs outstanding will represent only the right to receive the U.S. dollar equivalent to the cash corresponding to the redemption price.

      Under the terms of Sonera’s stock option programs, in connection with a compulsory acquisition, holders of Sonera warrants shall be given an opportunity to exercise the Sonera warrants to subscribe for shares within a specified period of time and otherwise in accordance with the terms of the option programs. In addition, under the terms of Sonera’s 2000 stock option program, in connection with a mandatory redemption offer, holders of Sonera warrants issued pursuant to such program shall be given an opportunity to exercise such Sonera warrants within a specified period of time and otherwise in accordance with the terms of Sonera’s 2000 stock option program and to sell all or a part of their respective warrants to TeliaSonera, Sonera or to another party appointed by Sonera at the price defined in the terms of Sonera’s 2000 stock option program. Holders of such Sonera warrants shall notify TeliaSonera, Sonera or such other party appointed by Sonera of their intention to sell such Sonera warrants within two months after the obligation to make a mandatory redemption offer was made public.

Trading in Sonera Securities During the Mandatory Redemption Offer Period and After the Expiration of the Mandatory Redemption Offer Period

      Sonera shares and Sonera 1999A warrants not tendered in the mandatory redemption offer will continue to trade on the Helsinki Exchanges. The trading in Sonera shares and Sonera 1999A warrants will continue on the Helsinki Exchanges after the completion of the mandatory redemption offer in case all such shares and warrants are not tendered in the mandatory redemption offer. See “— Delisting of Sonera Securities.”

Financing of the Mandatory Redemption Offer

      To the extent Sonera securityholders elect to receive cash consideration for their Sonera securities in the mandatory redemption offer, such cash consideration will be financed through existing cash reserves and credit facilities of TeliaSonera.

      To the extent the holders of Sonera shares, including holders of Sonera ADSs, elect to receive TeliaSonera shares or TeliaSonera ADSs, respectively, in exchange for their Sonera shares in the mandatory redemption offer, TeliaSonera will issue new TeliaSonera shares, including shares to be represented by ADSs in consideration for the Sonera shares and Sonera ADSs tendered in the mandatory redemption offer. TeliaSonera has, in connection with the exchange offer, issued TeliaSonera warrants which, to the extent holders of Sonera warrants elect to receive TeliaSonera warrants in the mandatory redemption offer, will be used as consideration for the Sonera warrants tendered in the mandatory redemption offer.

      The financing of the mandatory redemption offer and the issue of new TeliaSonera shares, including shares to be represented by ADSs, are not expected to affect the operations or liabilities of Sonera.

Listing of TeliaSonera Shares, TeliaSonera ADSs and TeliaSonera Warrants 2002/2005:A

      TeliaSonera shares are listed on the A-list of the Stockholm Exchange and on the main list of the Helsinki Exchanges; TeliaSonera warrants 2002/2005:A are listed on the main list of the Helsinki Exchanges; and TeliaSonera ADSs are quoted for trading on NASDAQ.

Delisting of Sonera Securities

      Sonera will seek to delist its shares and warrants from the Helsinki Exchanges as soon as practicable under applicable rules and regulations. Sonera ADSs were delisted from NASDAQ on December 6, 2002.

Ownership of Sonera in TeliaSonera

      To the best knowledge of TeliaSonera, Sonera does not own any TeliaSonera securities.

Fees and Expenses

      The expenses to be incurred in connection with the mandatory redemption offer are included in the estimated €135 million in expenses incurred or to be incurred in connection with the merger of Telia and Sonera. See “THE EXCHANGE OFFER — Other Fees and Expenses” in the exchange offer prospectus for a description of the fees and expenses incurred or to be incurred in connection with the merger of Telia and Sonera.

TAXATION

      The following description is based on the tax laws of Finland, Sweden and the United States and the relevant tax treaties between these countries as in effect on the date of this prospectus supplement and is subject to changes in Finnish, Swedish and U.S. law or the above mentioned treaties, possibly with retroactive effect. This description addresses only the Finnish, Swedish and United States federal income tax considerations of holders of Sonera shares, Sonera ADSs or Sonera warrants who elect to receive cash in connection with the mandatory redemption offer. For a description of the Finnish, Swedish and United States federal income tax consequences of holders of Sonera shares, Sonera ADSs or Sonera warrants who elect to receive TeliaSonera shares, TeliaSonera ADSs or TeliaSonera warrants as consideration in connection with the mandatory redemption offer, please refer to the exchange offer prospectus under the caption “TAXATION.” The tax treatment of each holder of shares, ADSs or warrants depends in part upon such holder’s particular situation. You should consult a professional advisor as to the tax consequences of the mandatory redemption offer and the effect of tax laws of any other jurisdiction. Holders of shares, ADSs and warrants who are tax residents outside of Finland and the United States are urged to consult their own tax advisor as to the consequences resulting from the mandatory redemption offer.

      The description below is not intended to constitute a complete analysis of all tax consequences relating to the mandatory redemption and the compulsory acquisition. You should consult your own tax advisor concerning the tax consequences of your particular situation.

Finnish Tax Considerations

      Under Finnish tax law, tendering Sonera securities in the mandatory redemption offer for cash consideration is considered to be a sale of such securities for tax purposes.

      Any capital gains arising from the sale of securities by Finnish resident individuals and estates are taxed as capital income. Any gain or loss is calculated as the sales price less the original acquisition costs and the selling expenses. Alternatively, in lieu of applying the actual acquisition costs, individuals and estates may choose to apply a presumptive acquisition cost equal to 20 percent of the sales price, or, if the securities sold have been held for a minimum of ten years, 50 percent of the sales price. If the presumptive acquisition cost is used instead of the actual acquisition cost, any selling expenses are deemed to be included therein and may, therefore, not be deducted in addition to the presumptive acquisition cost.

      Finnish residents must report any sales of securities made during the tax year on their tax return. Capital gains of individuals and estates are currently taxed at a flat rate of 29 percent. For individuals and estates, capital losses are primarily deductible from capital gains arising in the same year and the following three years.

      Revenues arising from the sale of shares by Finnish resident companies are counted as part of gross income, while the acquisition cost of the shares is deductible in the taxation of the relevant company. The applicable corporate tax rate is currently 29 percent.

      Non-residents who are not generally liable for tax in Finland will normally not be subject to Finnish taxes on capital gains realized in the transfer of shares of a Finnish company, except when more than 50 percent of the total assets of the company in question consists of real estate located in Finland or unless the capital gains realized in the transfer of shares relate to business carried on in Finland by a foreign seller. In such case, the foreign seller is regarded to have a permanent establishment in Finland for income tax purposes.

      Under the Finnish Income Tax Act, any benefit derived from employee stock warrants is taxed as employment income at the time when the employee stock warrants are exercised. The exercise of employee stock warrants is deemed to take place when the shares are subscribed for pursuant to the warrants or when the warrants are disposed of or when they are redeemed. Taxable employment income will be calculated using the fair market value of the shares at the exercise date or the cash consideration received pursuant to the mandatory redemption offer less the price paid for the shares and/or warrants. Hence the amounts received for employee stock warrants in the mandatory redemption offer, as reduced by the acquisition cost of the warrants and expenses related to the acquisition, are taxed as employment income. Employment income is taxed at a progressive rate.

Swedish Tax Considerations

      The following applies to holders of Sonera shares, Sonera ADSs and Sonera warrants who are non-residents of Sweden for tax purposes. This summary is not applicable if the Sonera shares, Sonera ADSs or Sonera warrants pertain to a permanent establishment or fixed place of business in Sweden. In particular, employees who tender their Sonera warrants are urged to consult a tax advisor.

      Under Swedish tax law, the tender of Sonera securities in the mandatory redemption offer for cash consideration is considered to be a sale of such securities for tax purposes. However, the cash consideration election with respect to the mandatory redemption offer can generally be made by holders of shares, ADSs or warrants not resident in Sweden for tax purposes without any Swedish tax consequences. A corporation not domiciled in Sweden may, however, be liable for Swedish capital gains taxation if the corporation has a permanent establishment in Sweden to which the securities are effectively connected.

United States Federal Income Tax Considerations

      The following is a description of the material U.S. federal income tax consequences that may be relevant with respect to the mandatory redemption offer and the compulsory acquisition. This description addresses only the U.S. federal income tax considerations of holders who hold Sonera shares, Sonera ADSs or Sonera warrants as capital assets and who elect to receive cash in connection with the mandatory redemption offer or who receive cash pursuant to the compulsory acquisition. For a description of the U.S. federal income tax consequences of holders of Sonera shares, Sonera ADSs or Sonera warrants who elect to receive TeliaSonera shares, TeliaSonera ADSs or TeliaSonera warrants as consideration in connection with the mandatory redemption offer, please refer to the exchange offer prospectus under the caption “TAXATION — United States Federal Income Tax Considerations.” Except as set forth below, this description does not address tax considerations applicable to holders that may be subject to special tax rules, including:

•	banks, financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	persons that received Sonera shares, Sonera ADSs or Sonera warrants as compensation for the performance of services;

•	persons that held Sonera shares, Sonera ADSs or Sonera warrants as part of a “hedging” or “conversion” transaction or as a position in a “straddle” for United States federal income tax purposes; or

•	persons that have a “functional currency” other than the U.S. dollar.

This description is based

•	on the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof; and

•	in part, on the representations of the depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms.

      All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

      For purposes of this description, a “U.S. Holder” is a beneficial owner of Sonera shares, Sonera ADSs or Sonera warrants that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a partnership or corporation created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if such trust validly elects to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

      A “Non-U.S. Holder” is a beneficial owner of Sonera shares, Sonera ADSs or Sonera warrants that is not a U.S. Holder.

      If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Sonera shares, Sonera ADSs or Sonera warrants, the tax treatment of the partnership or a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership or a partner in a partnership that holds Sonera shares, Sonera ADSs or Sonera warrants should consult its own tax advisor.

      You should consult your own tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of the mandatory redemption offer and the compulsory acquisition.

The Mandatory Redemption and Compulsory Acquisition

      The receipt by a U.S. Holder of cash for Sonera shares, Sonera ADSs or Sonera warrants tendered pursuant to the mandatory redemption offer or compulsory acquisition will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws.

      If you are a U.S. Holder, you generally will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount realized from the sale of Sonera shares, Sonera ADSs or Sonera warrants and your adjusted tax basis in such Sonera shares, Sonera ADSs or Sonera warrants. Such gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, the maximum marginal United States federal income tax rate applicable to such gain will be lower than the maximum marginal United States federal income tax rate applicable to ordinary income if your holding period for such Sonera shares, Sonera ADSs or Sonera warrants exceeds one year.

      Subject to the discussion below under “Backup Withholding Tax and Information Reporting Requirements,” if you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income tax on any gain realized in connection with the mandatory redemption or the compulsory acquisition unless

•	such gain is effectively connected with your conduct or trade or business in the United States or

•	if you are an individual, you are present in the United States for 183 days or more in the taxable year such gain is realized and certain other conditions are met.

Backup Withholding Tax and Information Reporting Requirements

      U.S. backup withholding tax and information reporting requirements generally apply to certain payments to certain non-corporate U.S. holders of stock. Information reporting generally will apply to payments of proceeds from the sale or exchange of Sonera shares, Sonera ADSs or Sonera warrants made within the United States to a holder of Sonera shares, Sonera ADSs or Sonera warrants, other than an exempt recipient, including a corporation, a payee that is not a U.S. person that provides an appropriate certification and certain other persons. A payor will be required to withhold backup withholding tax from any proceeds from the sale or exchange of Sonera shares, Sonera ADSs or Sonera warrants made within the United States to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. The backup withholding tax rate currently is 30 percent.

      In the case of such payments made within the United States to a foreign simple trust, a foreign grantor trust or a foreign partnership, other than payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that qualifies as a ”withholding foreign trust” or a ”withholding foreign partnership” within the meaning of the applicable U.S. Treasury Regulations and payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that are effectively connected with the conduct of a trade or business in the United States, the beneficiaries of the foreign simple trust, the persons treated as the owners of the foreign grantor trust or the partners of the foreign partnership, as the case may be, will be required to provide the certification discussed above in order to establish an exemption from backup withholding tax and information reporting requirements. Moreover, a payor may rely on a certification provided by a payee that is not a U.S. person only if such payor does not have actual knowledge or a reason to know that any information or certification stated in such certificate is incorrect.

ENFORCEMENT OF CIVIL LIABILITIES

      TeliaSonera is a public company incorporated under the laws of the Kingdom of Sweden. All of TeliaSonera’s directors and executive officers live outside the United States. All or a substantial portion of TeliaSonera’s assets, and of the assets of these individuals, are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon these individuals or TeliaSonera, or to enforce against them judgments obtained in the United States. TeliaSonera has been advised by its Swedish counsel, Mannheimer Swartling Advokatbyra, that as a general rule judgments of U.S. courts in civil and commercial matters are not directly enforceable in Sweden. Also, the enforcement of civil liabilities based solely on U.S. securities law by original action before a Swedish court may encounter difficulties. However, foreign arbitral awards are as a general rule enforceable in Sweden, although awards of punitive damages may be unenforceable regardless from which judicial body or jurisdiction they originate.

ANNEX A

ARTICLES OF ASSOCIATION OF TELIASONERA AKTIEBOLAG

(corporate registration number 556103-4249) adopted at the
Extraordinary General Meeting on 4 November 2002.

§ 1 Name

      The Company’s name is TeliaSonera Aktiebolag.

      The Company is a public limited company (plc).

§ 2 Domicile

      The Board of Directors shall have its registered office in Stockholm.

§ 3 Objects

      The Company’s objects are to offer, directly or indirectly, in a broad sense, telecommunications services and thereto associated information services, as well as to conduct other activities which are compatible with such services.

§ 4 Share capital

      The share capital shall amount to no less than SEK 8 billion and no more than SEK 32 billion.

§ 5 Nominal value of shares

      The shares shall have a nominal value of SEK 3.20 each.

§ 6 Board of Directors

      The Board of Directors shall consist of, besides persons who may be appointed under other rules as a consequence of operations of law, no less than four and no more than nine members and no more than three deputy members. The members and deputy members are elected annually at the annual general meeting to serve until the end of the following annual general meeting.

§ 7 Auditors

      No less than two and no more than three auditors and no more than the same number of deputy auditors shall be appointed by the annual general meeting to audit the annual report and financial accounts of the Company as well as the Board of Directors’ and Managing Director’s administration of the Company.

§ 8 Notice of a general meeting

      Notice of a general meeting shall be made in the form of an advertisement placed in the Swedish Official Gazette (Post- och Inrikes Tidningar), Dagens Nyheter and Svenska Dagbladet or, if it is not possible to advertise in any of those just mentioned publications, another Swedish daily newspaper with national coverage.

      Notice of an annual general meeting and notice of any extraordinary general meeting at which resolutions to amend the Company’s Articles of Association will be considered, shall be issued no earlier than six weeks and no later than four weeks prior to the meeting. Notice of any other extraordinary general meeting shall be issued no earlier than six weeks and no later than two weeks prior to the meeting.

§ 9 General meetings

      In order to be entitled to participate in a general meeting, shareholders must be entered in a transcription of the entire share register in respect of their shareholdings ten days prior to the meeting, and must also notify the Company of their intention to attend the meeting no later than 4 p.m. on the day stated in the notice of the meeting. This day must not be a Sunday, other public holiday, a Saturday, Midsummer Eve, Christmas Eve or New Year’s Eve and must not fall earlier than the fifth working day before the meeting.

      Shareholders may be accompanied at the meeting by one or two persons to assist them, but only if the shareholder notifies the Company of the number of accompanying persons in the manner stated in the previous paragraph.

      The annual general meeting shall transact the following matters:

1. Elect a chairman for the general meeting.

2. Prepare and approve the voting list.

3. Approve the agenda.

4. Elect two persons to check the minutes.

5. Confirm that the general meeting has been duly summoned.

6. Consider the annual accounts and the auditors’ report as well as the consolidated annual accounts and auditors’ report for the group.

7. Resolve

a) whether to approve the profit and loss account and balance sheet as well as the consolidated profit and loss account and consolidated balance sheet,

b) how the Company’s profit or loss according to the approved balance sheet is to be appropriated,

c) whether the members of the Board of Directors and the Managing Director should be discharged from liability for the period covered by the accounts.

8. Determine the number of Board members and deputy members, who are to be elected by the meeting.

9. Determine the amounts of fees of the Board of Directors.

10. Elect the Board of Directors and any deputy members.

11. When required, determine the number of auditors and deputy auditors.

12. When required, determine the remuneration to the auditors.

13. When required, elect the auditors and deputy auditors.

14. Consider any other business which is incumbent upon the general meeting under the Swedish Companies Act.

§10 Voting rights

      Each shareholder is at the general meeting entitled to vote for the total number of shares he or she owns or represents.

§11 Financial year

      The Company’s financial year is the calendar year.

§12 Record day provision

      Any person who, on the record day determined by the Company is entered in the share register or list of shareholders in accordance with Chap. 3 section 12 of the Swedish Companies Act, shall be regarded as authorized to receive dividends and, in the event of a bonus issue, new shares to which existing shareholders are entitled, and also to exercise shareholders’ pre-emption rights to participate in share issues.

ANNEX B

Interim Report

January-September 2002

      Telia AB (publ), SE-123 86 Farsta, Corp. Reg. No. 556103-4249, Registered office: Stockholm

Q3 in Brief

•	Underlying EBITDA improved 25% to MSEK 4,281 (3,420). Substantially strengthened margin from 24% to 30%

•	Strong free cash flow of MSEK 2,059

•	Restructuring of the Danish fixed network operations affected operating income by MSEK -3,072

•	Costs totaling MSEK 12,089 for restructuring and streamlining efforts, primarily within International Carrier and the Danish fixed network operations, impacted operating income, falling to MSEK -10,815 (2,745)

•	Net sales increased to MSEK 14,496 (14,431). Sales for comparable units increased 5%

•	The prospectus for the merger with Sonera was published on September 30, 2002

Review of Earnings

	Jul-Sep	Jul-Sep	Jan-Sep	Jan-Sep	Jan-Dec
MSEK	2002	2001	2002	2001	2001

Net sales	14,496	14,431	42,727	42,226	57,196
Change in net sales (%)	0.5	7.0	1.2	6.8	5.8
Underlying EBITDA	4,281	3,420	11,249	9,782	12,915
Underlying EBITDA margin (%)	29.5	23.7	26.3	23.2	22.6
Depreciation, amortization and write-downs	-11,057	-2,775	-16,768	-7,690	-13,975
Items not reflecting underlying business operations	-3,997	-239	-4,801	62	384
Income from associated companies	-42	2,339	333	2,390	6,136
Operating income	-10,815	2,745	-9,987	4,544	5,460
Income after financial items	-10,964	2,491	-10,507	3,902	4,808
Net income	-10,118	1,900	-9,961	2,441	1,869
Basic and diluted loss/earnings per share (SEK)	-3.37	0.63	-3.32	0.81	0.62
Free cash flow	2,059	-1,527	2,674	-5,913	-6,506
Investments	1,956	5,965	6,646	15,578	20,735
of which CAPEX	1,783	5,630	5,896	12,864	17,713
Number of employees	16,244	22,509	16,244	22,509	17,149

Comments from Anders Igel, President and CEO of Telia

—	The efficiency programs carried out during the year are beginning to yield positive results. It is gratifying to note that earnings, excluding restructuring costs and write-downs, showed substantial improvement during the quarter. The significant increase in the underlying EBITDA margin combined with reduced investments resulted in a sharp increase in free cash flow.

—	During the third quarter, we have reviewed operations that did not show satisfactory earnings trends, specifically the international carrier operations, which we previously announced, and the fixed network operations in Denmark. We are now taking action to deal with operations that are a drain on Telia’s earnings. These actions have resulted in substantial costs for restructuring and write-downs, which explains the negative operating income.

—	On September 30, we published the prospectus for the planned merger between Telia and Sonera and merger preparations are fully underway.

Review of the Group

      Underlying EBITDA margin reached 30 percent. Extensive streamlining costs impacted operating income

      Net sales for the Telia Group increased 0.5 percent to MSEK 14,496 during the third quarter. Sales were affected by the extensive divestitures in 2001 as part of the Group’s refinement. Sales for comparable units increased 5 percent.

      Demand remained good in all growth areas. During the third quarter, Mobile’s sales increased 12 percent; Internet Services’ sales increased 30 percent; and International Carrier’s sales increased 17 percent. Within Networks, sales fell 4 percent for comparable units due to the introduction of local carrier preselection in Sweden.

Net Sales and Margins by Quarter (MSEK)

Significantly improved underlying EBITDA

      The program of ongoing efficiency-enhancing measures is starting to yield results. During the third quarter, underlying EBITDA climbed a full 25 percent to MSEK 4,281 and the margin improved from 24 to 30 percent.

      Mobile’s margin increased from 26 to 31 percent; Internet Services improved its earnings 60 percent; and the increase for International Carrier was 58 percent. Weak development in Denmark led to a decreased margin within Networks, dropping from 38 percent to 35 percent. Underlying EBITDA in the Swedish fixed network operations improved and the margin was strengthened from 41 to 42 percent.

Distribution of Net Sales in Q3

Extensive restructuring and efficiency measures

      The International Carrier business area and operations in Denmark have undergone an extensive review.

      Looking forward, the International Carrier operations will be concentrated to wholesale sales of capacity, IP and voice to large customers on the profitable segments of Telia’s wholly owned network in Europe and across the Atlantic. The expected result of these measures is for the carrier operations to report positive cash flow on a monthly basis in 2003, adjusted for restructuring costs.

      Telia’s Danish mobile and fixed network operations have so far had a negative impact on Telia’s earnings. The cable TV operations, including Internet Cable, have developed well with a positive contribution to EBITDA. Customer growth in the Danish mobile operations was good and the number of customers now totals 449,000. This means that the focus of the cable TV and mobile operations will be sustained.

      The Danish fixed network operations and Internet services, including broadband over ADSL show unsatisfactory development, however, and Telia deems that the current focus will not lead to satisfactory profitability. For this reason, the operations are now being switched to focus on potentially profitable areas and the product range and operating costs will be cut by more than half. The objective is to attain positive underlying EBITDA at the end of 2003. The possibility of reaching this objective however, is greatly dependent on the regulatory developments in Denmark, among other factors.

      To adapt the operations to the new focus and to streamline other operations in the Group, costs totaling MSEK 12,089 were incurred in the third quarter, of which MSEK 3,160 were for restructuring and MSEK 8,929 entailed write-downs.

      Depreciation, amortization, and write-downs in the third quarter totaled MSEK 11,057 (2,775). Write-downs totaled MSEK 8,112 (149) and mainly comprised write-downs of fixed assets in International Carrier and the fixed network operations in Denmark.

      Items not reflecting underlying business operations totaled MSEK -3,997 (MSEK -239) and mainly referred to restructuring costs within International Carrier and the fixed network operations in Denmark, as well as capital gains within Holding. The item also included MSEK 159 from certain pension-related costs.

      Income from associated companies totaled MSEK -42 (2,339). The comparative quarter was affected by capital gains of MSEK 3,034. Not including capital gains, income from associated companies improved by MSEK 645 in the third quarter 2002.

      As a result of extensive write-downs and restructuring costs, operating income decreased to MSEK -10,815 (2,745) in the third quarter.

      Financial items improved during the quarter to MSEK -149 (-254).

      Income after financial items totaled MSEK -10,964 (2,491).

      After minority stakes and a positive tax effect of MSEK 852 arising from a previously unutilized loss carry-forward, the net income reported for the third quarter was MSEK -10,118 (1,900).

Nine-month period

      During the nine-month period, net sales advanced 1 percent compared with the same period in the preceding year. Sales for comparable units increased 6 percent.

      Underlying EBITDA improved 15 percent to MSEK 11,249 (9,728).

      Depreciation, amortization and write-downs totaled MSEK 16,768 (7,690), of which write-downs totaled MSEK 8,208 (149).

      Items not reflecting underlying business operations totaled MSEK -4,801 (62) and consist of, in addition to restructuring costs and third quarter write-downs within International Carrier and the Danish fixed network operations, streamlining costs within other operations (MSEK 370), certain pension-related costs (MSEK 354), and a capital gain (MSEK 50).

      Income from associated companies totaled MSEK 333 (2,390). Not including capital gains and write-downs, earnings showed an improvement of MSEK 2,151 during the nine-month period.

      Operating income decreased to MSEK -9,987 (4,544).

      Financial items totaled MSEK -520 (-642), resulting in income after financial items totaling MSEK -10,507 (3,902).

      After minority stakes and a positive tax effect of MSEK 544 arising from a previously unutilized loss carry-forward, the net income reported was MSEK -9,961 (2,441).

Strong cash flow, sustained low debt/equity ratio

      The substantial increase in underlying EBITDA and low level of investment generated strong free cash flow (cash flows from operating activities less CAPEX) of MSEK 2,059 in the quarter. This strong cash flow enabled the Group to reduce its net interest-bearing liabilities from MSEK 10,336 to MSEK 8,107 and the low debt/equity ratio was maintained despite significant restructuring provisions and write-downs.

	Sep 30,	Dec 31,	Dec 31,
MSEK	2002	2001	2000

Interest coverage ratio (multiple)	-6.4	3.0	7.3
Change in total assets (%)	-13.3	4.5	60.2
Asset turnover ratio (multiple)	0.48	0.46	0.54
Equity/ assets ratio (%)	45.0	46.2	44.4
Capital employed	74,076	90,971	92,374
Net interest-bearing liability	8,107	10,661	20,235
Debt/equity ratio (multiple)	0.16	0.18	0.37

Reduced investments

      Investments decreased 67 percent to MSEK 1,956 (5,965) in the third quarter due to lower investments in production facilities (CAPEX) in the Swedish fixed network, International Carrier and in the mobile networks.

      Investments during the nine-month period totaled MSEK 6,646 (15,578), which represents a 57 percent decrease compared with the same period in the preceding year.

Continued staff cuts

      During the nine-month period, the number of Group employees decreased by 905 to 16,244.

Publication of the prospectus for the merger with Sonera

      On September 30, 2002, Telia published the prospectus for the merger with Sonera, along with instructions and terms and conditions for the exchange offer through which the merger will be effected. The exchange offer acceptance period commenced on October 7, 2002 and will end on November 8, 2002. The result of the offer is expected to be published on November 14, 2002.

Extraordinary meeting of shareholders

      In connection with the planned merger with Sonera, an extraordinary meeting of Telia shareholders will be held on Monday, November 4, 2002 at 5:00 pm at Berwaldhallen in Stockholm, Sweden. Notice of the meeting was advertised in the newspapers on October 4.

Changes in Telia’s Management

      Within Telia’s Group Management, Jörgen Latte was appointed as Acting CFO and Head of Corporate Financial Control on September 1, and Eva Lindqvist was appointed as head of the business area International Carrier on September 9. Marie Ehrling will be appointed as head of Telia’s Swedish operations on January 1, 2003. After the planned merger with Sonera, Ehrling will be responsible for the profit center TeliaSonera Sverige.

Review of Business Areas

Mobile — Strong improvement in profitability and continued customer growth

      Mobile has developed positively during the quarter with a continued stream of customers, improved earnings and strengthened margins.

	Jul-Sep	Jul-Sep	Jan-Sep	Jan-Sep
MSEK	2002	2001	2002	2001

Net sales	5,743	5,247	16,214	14,692
of which external	5,367	4,786	15,131	13,143
Underlying EBITDA	1,800	1,375	4,391	3,616
EBITDA margin (%)	31.3	26.2	27.1	24.6
Depreciation, amortization etc.	-1,036	-980	-2,875	-2,499
Items not reflecting underlying business operations	-38	-33	-386	-47
Income from associates	81	105	212	224
Operating income	807	467	1,342	1,294
Investments	633	2,100	2,012	3,307
of which CAPEX	633	1,835	1,761	3,027

      Continued customer growth, increased use of SMS and increased traffic per customer in all Nordic markets contributed to a 12 percent increase in external net sales, to MSEK 5,367 in the third quarter, compared to the corresponding quarter of 2001. The number of customers during the quarter increased by 130,000 to 5,258,000, while the number of customers via service providers fell by 6,000 to 173,000.

      Sales rose 15 percent to MSEK 15,131 for the nine-month period.

      Volume growth combined with streamlining efforts in all Nordic operations led to a 31 percent improvement in underlying EBITDA, to MSEK 1,800, and the margin was strengthened to 31.3 (26.2) percent during the quarter.

      Depreciation increased to MSEK 1,036 (980).

      Items not reflecting underlying business operations totaled MSEK -38 (-33) and primarily refer to pension provisions in the Swedish operations.

      Income from associated companies, of which the greater part refers to operations in the Baltic states and Russia, fell to MSEK 81 (105). The poorer result is due to the fact that the operations in Russia, after the formation of MegaFon, consist to a large part of start-up operations.

      Operating income increased to MSEK 807 (467). Operating income for the nine-month period increased to MSEK 1,342 (1,294).

      Investments decreased to MSEK 633 (2,100) and were primarily for capacity expansion in the Norwegian, Danish and Swedish networks. The high level of investment in the comparative year is attributable to the acquisition of a 3G license in Denmark (MSEK 1,170).

Continued customer growth and improved profitability in Sweden

      In Sweden, external net sales in mobile telephony rose 4 percent to MSEK 2,820. At the same time, the price level fell 4 percent due to reduced interconnect fees.

      The number of GSM customers during the quarter increased by 57,000 to 3,401,000 and the number of customers via service providers increased by 2,000 to 89,000.

      The average traffic volume per customer and month rose to 135 minutes (131).

      SMS climbed 24 percent and 134 million messages were sent during the quarter.

      Reduced interconnect fees and an increased share of prepaid customers led to a drop in the average revenue per user (ARPU), to SEK 293 (303).

      Churn was 13 percent compared with 11 percent during the second quarter 2002.

      Increased traffic per customer and cost-cutting measures resulted in a 6 percent improvement in underlying EBITDA, to MSEK 1,518, and the margin increased to 48.4 (46.3) percent.

      Telia’s and Tele2’s jointly owned network company, Svenska UMTS-nät AB, signed a loan agreement with a group of banks for SEK 11 billion in loans and credit on current account for the 3G buildout in Sweden. The buildout and financing of the UMTS network in Sweden is proceeding according to plan.

      A GPRS service, Telia GPRS LAN-access, was introduced during the quarter. The service targets businesses with employees who need to access information in the company’s internal systems when they are away from the office.

      Two new subscription types for businesses were also launched: Work for voice services and Executive for voice and data services.

      On October 1, 2002, Telia further reduced its interconnect fee in the GSM network from SEK 0.92 to SEK 0.88 per minute. The price for the HomeRun broadband service was also reduced.

Continued growth and improved earnings in Norway

      In Norway, external net sales in mobile telephony rose 25 percent to MSEK 1,484. The number of customers during the quarter increased by 26,000 to 1,022,000, while the number of customers via service providers fell by 8,000 to 84,000.

      SMS growth remained strong. During the third quarter, 197 million messages were sent, up 47 percent from the same quarter of the preceding year.

      Simple and attractive customer offers and an increased share of postpaid customers contributed to an increase in the traffic volume per customer per month to 169 (147) minutes and ARPU climbed to NOK 377 (341).

      Underlying EBITDA climbed 48 percent to MSEK 629 and the margin improved to 41.6 percent (35.4). This improvement in earnings is attributable to customer growth, increased traffic volume and streamlining efforts.

Strong sales growth in Denmark

      In Denmark, external sales in mobile telephony rose 62 percent to MSEK 250. The increase was mainly attributable to customer growth. Sales of mobile subscriptions have continued to be successful and the number of customers increased during the quarter by 36,000 to 449,000.

      During the third quarter, a total of 58 million SMS messages were sent, a jump of nearly 300 percent. There was also a slight improvement in traffic volume per user and ARPU.

      Underlying EBITDA improved to MSEK -119 (-128).

      Most of the investments made during the quarter referred to the expansion of the GSM 900 network, which is expected to be completed during the year.

Sales growth and reduced deficit in Finland

      In the Finnish market, external sales for mobile telephony jumped 34 percent to MSEK 235 compared with the same quarter of 2001. The number of customers rose by 12,000 to 247,000. Prepaid customers represented the greater part of this growth.

      SMS increased 29 percent.

      Underlying EBITDA improved to MSEK -34 (-95), partly due to the fact that a greater part of the traffic is now carried in Telia’s own network as a result of the roaming agreement with Suomen 2G.

      Telia has committed to selling its mobile operations in Finland as stipulated by the EU in its approval of the merger with Sonera.

Growth in the Baltic states and Russia

      The associated companies in Russia and the Baltic states continued to show positive development and the total number of customers surged 635,500 to 3,814,000 during the quarter. The customer growth was primarily attributable to the Russian operations.

Business solutions, telephony

      External net sales for telephony in Business Solutions totaled MSEK 408 and underlying EBITDA improved to MSEK -21 (-73).

Reduced losses in other business

      For other operations, which mainly include mobile portals, shops and radio contracting, external net sales fell 17 percent to MSEK 170. The decline is chiefly attributable to retail operations. Reduced costs for the portal business resulted in an improvement in underlying EBITDA to MSEK -158 (-184).

Internet Services — Stronger market position in broadband

      Within Internet Services, external net sales rose 30 percent to MSEK 1,034 during the third quarter compared with the same quarter of 2001. The increase is attributable to continued demand for broadband access, greater demand for TV services and higher prices. The average price level climbed 7 percent during the quarter.

	Jul-Sep	Jul-Sep	Jan-Sep	Jan-Sep
MSEK	2002	2001	2002	2001

Net sales	1,046	765	3,057	2,337
of which external	1,034	797	3,027	2,325
Underlying EBITDA	-92	-229	-406	-747
EBITDA margin (%)	-8.8	-29.9	-13.3	-32.0
Depreciation, amortization etc.	-124	-108	-493	-281
Items not reflecting underlying business operations	-19	-15	-116	-24
Income from associates	-33	-9	-51	-36
Operating income	-268	-361	-1,066	-1,088
Investments	67	129	303	672
of which CAPEX	68	129	274	605

      Sales for the nine-month period increased 30 percent.

      Telia’s Internet services continued to report weak development. Third quarter sales fell to MSEK 30 (31). This was attributable to weak demand, primarily for content services (portal services) and payment services. The operations also reported weak profitability.

      The range of services is being restructured in order to create a service portfolio with solid long-term growth and sustainable profitability. Telia is also concentrating greater efforts on developing accesses and related value-added services such as VOIP and other types of communications-related services, an area where Telia has high expertise and a strong market position with over 1.2 million Internet access customers.

      The changed focus means that payment services and certain content services are being phased out in Sweden. The hosting services Telia Instant Web and Telia Webbhotell were closed during the quarter. Certain Internet services will also be phased out in Denmark. Systems and platforms related to Internet services were written down by MSEK 12 in the third quarter.

      The sustained strong stream of customers within broadband access, price changes and streamlining efforts improved underlying EBITDA to MSEK -92 (-229) compared with the same quarter of 2001. During the nine-month period underlying EBITDA improved to MSEK -406 (-747).

      Depreciation, amortization and write-downs rose to MSEK 124 (108) and include, write-downs on Internet services systems and platforms totaling MSEK 12.

      Under items not reflecting underlying business operations, MSEK 12 was reported in restructuring costs, including provisions for redundant personnel.

      Income from associated companies totaling MSEK -33 (-9) refer to Marakanda and include a third quarter write-down totaling MSEK 24.

      Operating income improved to MSEK -268 (-361). Operating income for the nine-month period totaled MSEK -1,066 (-1,088).

      Investments decreased to MSEK 67 (129). This decline was attributable to reduced investment needs in the cable TV business, as property owners are now taking over a large part of the network investments.

Internet accesses

      Sales of Internet accesses jumped 45 percent to MSEK 665. During the quarter, the number of ADSL customers increased by 15,000 to 279,000 and the number of customers with Internet Cable increased by 9,000 to 134,000.

      Demand for broadband access was strongest in the business segment where primarily smaller companies choose Internet-based solutions over traditional data communications.

      During the quarter, Telia strengthened its market position in broadband within the Swedish business segment in which Telia now has 50 percent of the market. At the same time, Telia maintained its 55 percent market share in broadband in the consumer segment.

      During the third quarter, demand for dial-up Internet services also grew after having stagnated somewhat earlier in the year. The number of customers grew by 14,000 during the quarter and is currently on a par with the third quarter of 2001. The sales increase is largely attributable to the launch of Telia Internet för Alla, an access service that was well received, particularly among young customers.

      Several other new product launches were successful during the quarter. For small and medium-size businesses, Telia has developed an IPX that enables companies to integrate IP telephones, analog telephones, fax machines and modems in a single network solution. A new type of fixed Internet access, ProLane Light, was also developed for small and medium-size companies.

      Several major deals were finalized during the quarter. An agreement was signed with SEB for the delivery of a virtual private network. Fixed access solutions (ProLane) were sold to several municipalities.

Cable TV

      Increased sales of cable TV connections, higher payments from property owners in the Swedish market and a price increase for cable TV in Denmark resulted in a 14 percent increase in external net sales in the cable TV business, to MSEK 336. During the quarter, the number of cable TV customers increased 21,000 to 1,591,000. The number of digital TV customers remained largely unchanged, which is in line with the market trend.

      In Sweden, the total number of cable TV customers was 1,403,000 at the end of the period.

      In Denmark, 188,000 customers were connected directly via cable and approximately 440,000 indirectly via parabolic antenna connections.

      The cable TV operations in Sweden, Com Hem, will be divested as stipulated by the EU for its approval of the planned merger with Sonera.

International Carrier — New strategic focus will yield positive cash flow 2003

      Weaker growth in broadband, delayed 3G buildout and insolvency among several carriers resulted in dramatic and turbulent developments in the carrier market with slowed growth, increased risk and lower asset value in the industry. Considering these developments, Telia has decided to change the strategic direction for International Carrier and to restructure the operations. A restructuring provision of MSEK 2,825 was made in the third quarter.

	Jul-Sep	Jul-Sep	Jan-Sep	Jan-Sep
MSEK	2002	2001	2002	2001

Net sales	1,378	1,283	3,868	3,361
of which external	1,176	1,003	3,264	2,630
Underlying EBITDA	-255	-614	-873	-1,181
EBITDA margin (%)	-18.5	-47.9	-22.6	-35.1
Depreciation, amortization etc.	-5,457	-135	-5,868	-305
Items not reflecting underlying business operations	-3,649	1	-3,650	0
Income from associates	0	0	0	0
Operating income	-9,361	-748	-10,391	-1,486
Investments	222	1,620	660	3,880
of which CAPEX	222	1,643	660	3,880

      The changed market conditions also led Telia to write down the book value of the fixed assets by MSEK 6,131 in the third quarter.

      The measures now being taken are expected to result in a positive cash flow for the carrier operations on a monthly basis during 2003, adjusted for restructuring costs, while Telia retains the possibility to take part of future market growth within IP and broadband.

Concentration on the profitable segments of the network

      Looking forward, the operations will be concentrated to wholesale sales of capacity, IP and voice to large customers on the profitable segments of Telia’s wholly owned network in Europe and across the Atlantic.

      Telia will also offer secure transport of Internet traffic at competitive prices by continuing to operate its IP network and maintain peering points (connection points to other operators’ networks) in Europe and the United States.

Phase-out of unprofitable operations

      The new focus entails a restructuring of the operations. The restructuring will be completed at the end of 2003 and includes the following steps, among others:

•	Phase-out of operations in Asia

•	Phase-out of sales of domestic voice through resellers in the United Kingdom

•	Phase-out of the co-location business

•	Freezing domestic network services in the United States

•	Centralizing sales, administration and customer services functions to Sweden.

      The restructuring will greatly reduce the number of offices and technical facilities as well as lead to reduced operation and maintenance costs and leased lines.

      The purpose is to reduce the current staffing of 800 employees by more than half.

      The total cost of the restructuring is estimated at approximately SEK 3.5 billion, for which provisions of MSEK 2,825 were made in the third quarter.

Increased sales in all product areas

      Third-quarter external net sales rose 17 percent, compared with the corresponding period in the preceding year. Sales were good in all three main product areas.

      Capacity and IP sales increased 11 percent and voice sales increased 27 percent. The sales growth is attributable to good order intake, primarily during the second quarter, due to the fact that several competing carriers were forced to exit the market. Order intake tapered off somewhat towards the end of the quarter.

      Sales for the nine-month period increased 24 percent compared with the same period in the preceding year.

Improved underlying EBITDA

      Increased net sales led to further improvement in underlying EBITDA to MSEK -255, compared with MSEK -614 in the third quarter 2001. Compared with the second quarter 2002, the improvement in earnings was MSEK 32.

      Depreciation, amortization and write-downs climbed to MSEK 5,457 (135). The write-down of fixed assets in the third quarter totaled MSEK 6,131, of which MSEK 5,307 burdened the item depreciation, amortization and write-downs and refer to unutilized network sections and technical facilities.

      Items not reflecting underlying business operations totaled MSEK -3,649 (1) and include the provision of MSEK 2,825 for close-downs or partial phase-outs of technical facilities, offices and regeneration and amplifier sites as well as redundant personnel, and also includes the MSEK 824 write-down of infrastructure and network capacity acquired from other operators.

      The write-down of fixed assets and the restructuring provision led to decreased operating income totaling MSEK -9,361 (-748). Operating income for the nine-month period totaled MSEK -10,391 (-1,486).

Customer-driven investments

      Investments decreased during the quarter to MSEK 222 (1,620) and primarily referred to equipment for expanding capacity in the wholly owned network due to increased customer demand.

Networks — Continued improvement in earnings in Sweden. Focus-shift in Denmark

      External net sales in Networks fell 8 percent to MSEK 6,615 in the third quarter compared with the third quarter 2001. Sales for comparable units fell 4 percent. This decrease was mainly due to declining revenues in the Swedish retail market.

	Jul-Sep	Jul-Sep	Jan-Sep	Jan-Sep
MSEK	2002	2001	2002	2001

Net sales	8,093	8,229	24,732	24,742
of which external	6,615	7,183	20,403	21,472
Underlying EBITDA	2,832	3,129	8,440	8,759
EBITDA margin (%)	35.0	38.0	34.1	35.4
Depreciation, amortization etc.	-4,307	-1,345	-7,128	-3,877
Items not reflecting underlying business operations	-378	-99	-641	-58
Income from associates	-32	-624	74	-3,530
Operating income	-1,885	1,061	745	1,294
Investments	649	1,869	2,709	5,155
of which CAPEX	649	1,830	2,706	4,692

      Sales for the nine-month period decreased 5 percent. Price levels remained largely unchanged during the period.

      Underlying EBITDA fell to MSEK 2,832 (3,129) during the quarter. The weaker earnings are attributable to losses in the Danish operations. The Danish fixed network operations were reviewed during the quarter in order to value their assets and determine a new focus.

      Looking forward, the operations will be concentrated to the transport capacity offer and voice services for both consumers and business customers. This means that the product range and operating costs will be cut by more than half. In conjunction with the review and the new focus, the value of current assets was written down by MSEK 353, the value of fixed assets was written down by MSEK 2,786, and a provision of MSEK 286 was made for restructuring costs. The action program is expected to entail additional restructuring costs of approximately MSEK 185-250 in the fourth quarter 2002. The objective is to attain positive underlying EBITDA at the end of 2003. The possibility of reaching this objective is greatly dependent on the regulatory developments in Denmark, among other factors.

      In Sweden, underlying EBITDA improved to MSEK 3,245 (3,137) despite lower net sales. The improvement in earnings is attributable to reduced costs for sales and product development in the retail business and lower maintenance and installation costs in the wholesale business.

      Within Networks, depreciation and write-downs increased to MSEK 4,307 (1,345) in the third quarter. The increase is primarily attributable to the MSEK 2,786 write-down of fixed assets in Denmark.

      Items not reflecting underlying business operations totaled MSEK -378 (-99). Costs for ongoing streamlining measures in the Swedish operations, including provisions for redundant personnel, totaled MSEK 21 and costs for restructuring the Danish operations totaled MSEK 286.

      Income from associated companies improved to MSEK -32 (-624) as Netia and Eircom/ Comsource no longer burden earnings.

      Losses in Denmark caused operating income to drop to MSEK -1,885 (1,061) in the third quarter.

      Operating income for the nine-month period totaled MSEK 744 (1,294) as losses in Denmark were largely offset by the fact that Eircom/ Comsource did not burden income from associated companies.

      Investments dropped off to MSEK 649 (1,869) during the third quarter, contributing to significantly improved cash flow.

Retail market

      Sales in the retail market declined 8 percent to MSEK 5,543 due to decreased market shares in Swedish fixed telephony. The greatest drop was in local calls due to the carrier preselect reform introduced in February 2002.

      Reduced market shares led call revenues for fixed telephony in Sweden to drop 12 percent to MSEK 1,989 during the quarter. Sales dropped in network capacity, data communications and IT services compared with the same quarter 2001. Sales increased, however, for premium services including Caller ID and Telesvar voicemail for consumers and Advance services for business customers.

      The number of telephone subscriptions in Sweden dropped by 11,000 to 5,594,000. The number of ISDN channels also fell as more and more customers switch from ISDN to ADSL/LAN.

      The Danish retail market also reported somewhat lower sales.

Wholesale market

      Sales in the wholesale operations climbed 23 percent comparatively. The increase was mainly attributable to increased sales of interconnect traffic and network capacity in Sweden.

      Demand for broadband connections remained strong. Third quarter deliveries of ADSL/LAN connections totaled 28,000, of which 13,000 were to service providers outside Telia. As the period drew to a close, there were 379,000 customers connected to Telia’s broadband network through ADSL/LAN solutions.

      In Denmark, sales fell 28 percent due to weaker demand for network capacity from other operators and service providers.

      Reported sales for the wholesale operations fell 9 percent to MSEK 1,072 due to the fact that the installation material purchased by the subcontractor Swedia Networks are no longer reported as sales in Skanova.

Holding

      Telia Holding is responsible for the Group’s investments outside of Telia’s core businesses. Telia Holding comprises a number of consolidated businesses, including Finans/ Credit, Sergel Kredittjänster, Division Satellit, Division Offentlig Telecom, Promotor, Overseas, including Suntel, as well as several associated companies, including Slottsbacken, INGROUP, Drutt Corp, Telefos, AUCS, Infonet Services and COOP Bank.

      Extensive divestitures in 2001 along with the closing down of Vimera (customer training) and Time (accounting services) during the second quarter 2002 as well as ongoing phase-outs of operations within Division Satellit resulted in reduced net sales, while underlying EBITDA and the margin improved.

	Jul-Sep	Jul-Sep	Jan-Sep	Jan-Sep
MSEK	2002	2001	2002	2001

Net sales	458	1,649	1,378	8,889
of which external	243	624	704	2,525
Underlying EBITDA	142	20	345	150
EBITDA margin (%)	31.0	1.2	25.0	1.7
Depreciation, amortization etc.	-115	-185	-355	-661
Items not reflecting underlying business operations	137	-902	36	-861
Income from associates	-53	2,872	123	5,758
Operating income	111	1,805	149	4,386
Investments	239	240	710	2,610
of which CAPEX	67	186	244	706

      For the remaining operations, external net sales fell during the third quarter to MSEK 243 (277) while underlying EBITDA increased to MSEK 142 (130). The drop in sales is attributable to the consulting company Promotor and Sun-tel, while underlying EBITDA mainly improved within Promotor and Sergel Kredittjänster.

      Depreciation fell to MSEK 115 (185) due to divestitures/-phase-outs of operations.

      Items not reflecting underlying business operations totaled MSEK 137 (-902) and consisted mainly of a capital gain of MSEK 145 from the sale of Telia’s remaining 9 percent holding in the Orbiant Group to Flextronics. Divestiture decisions made during the third quarter led to additional redundancies, and provisions for restructuring costs of MSEK 12 were made.

      Income from associated companies totaled MSEK -53 (2,872). Capital gains affected earnings by MSEK 9 compared with MSEK 3,047 in the comparative quarter.

      Operating income totaled MSEK 111 (1,805).

      Investments totaled MSEK 239 (240). MSEK 129 referred to loan conversion to shareholder contributions in AUCS, MSEK 55 to Finans/ Credit’s leasing operations, MSEK 22 to network investments in Suntel and MSEK 33 to shareholder contributions in COOP Bank.

Outlook 2002

      Telia’s efforts aimed at developing and streamlining its core businesses began to yield results in the third quarter. In the coming quarter, we expect the costs of planned marketing activities to have a slowing effect on earnings.

      Our focus on reducing investments has been successful, though we are planning to raise our level of investment somewhat in the fourth quarter.

Stockholm, October 25, 2002

Anders Igel

President and CEO

Auditors’ Review Report

      We have made a review of this interim report in accordance with recommendations issued by the Swedish Institute of Authorized Public Accountants. A review is substantially limited in scope in comparison to an audit.

      Nothing has come to our attention that indicates that this interim report fails to comply with the requirements of the Swedish Securities Exchange Act and International Accounting Standards (IAS).

Stockholm, October 25, 2002

Ernst & Young AB
Torsten Lyth Authorized Public Accountant	Gunnar Widhagen Authorized Public Accountant	Filip Cassel Authorized Public Accountant

Financial Information Year-end Report 2002 February 3, 2003	Questions regarding content: Telia AB, Investor Relations SE-123 86 Farsta, Sweden Tel. +46 (0)8 713 1000 Fax +46 (0)8 713 6947 www.telia.com, Investor Relations	Reports may be ordered via: Tel. +46 (0)8 713 7143 Fax +46 (0)8 604 5472 www.telia.com, Investor Relations

Consolidated Income Statements

	Jul-Sep	Jul-Sep	Jan-Sep	Jan-Sep	Oct 2001-	Jan-Dec	Jan-Dec
MSEK	2002	2001	2002	2001	Sep 2002	2001	2000

Net sales	14,496	14,431	42,727	42,226	57,697	57,196	54,064
Costs of production	-8,972	-9,432	-27,316	-27,433	-40,318	-40,435	-33,028

Gross income	5,524	4,999	15,411	14,793	17,379	16,761	21,036
Sales, administrative, and R&D expenses	-4,287	-4,272	-13,291	-12,596	-18,638	-17,943	-16,326
Other operating revenues and expenses, net	-12,010	-321	-12,440	-43	-11,891	506	8,493
Income from associated companies	-42	2,339	333	2,390	4,079	6,136	-1,197

Operating income	-10,815	2,745	-9,987	4,544	-9,071	5,460	12,006
Net financial revenues and expenses	-149	-254	-520	-642	-530	-652	-289

Income after financial items	-10,964	2,491	-10,507	3,902	-9,601	4,808	11,717
Income taxes	852	-573	544	-1,421	-952	-2,917	-1,447
Minority interests	-6	-18	2	-40	20	-22	8

Net income	-10,118	1,900	-9,961	2,441	-10,533	1,869	10,278

Loss/earnings per share, basic (SEK)	-3.37	0.63	-3.32	0.81	-3.51	0.62	3.50
Loss/earnings per share, diluted (SEK)	-3.37	0.63	-3.32	0.81	-3.51	0.62	3.50

Quarterly Data

	2002			2001				2000

MSEK	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3

Net sales	14,496	14,346	13,885	14,970	14,431	14,203	13,592	14,540	13,487
Underlying EBITDA	4,281	3,587	3,381	3,133	3,420	3,014	3,348	3,790	3,180
Items not reflecting underlying business operations	-3,997	-827	23	322	-239	271	30	6,937	-116
Income from associates	-42	363	12	3,746	2,339	208	-157	-370	-759
EBITDA	242	3,123	3,416	7,201	5,520	3,493	3,221	10,357	2,305
Depreciation, amortization and write-downs	-11,057	-3,004	-2,707	-6,285	-2,775	-2,505	-2,410	-2,427	-2,099
Operating income	-10,815	119	709	916	2,745	988	811	7,930	206
Income after financial items	-10,964	-78	535	906	2,491	909	502	7,658	267
Net income	-10,118	30	127	-572	1,900	250	291	7,408	172
Earnings per share, basic (SEK)	-3.37	0.01	0.04	-0.19	0.63	0.08	0.10	2.47	0.06
Earnings per share, diluted (SEK)	-3.37	0.01	0.04	-0.19	0.63	0.08	0.10	2.47	0.06
Operating cash flow	2,108	1,472	-865	9,171	4,745	3,158	-3,026	3,486	-25,923
Investments	1,956	2,637	2,053	5,157	5,965	5,954	3,659	10,311	16,745
of which CAPEX	1,783	2,091	2,022	4,849	5,630	3,666	3,568	7,185	3,369
of which acquisitions	173	546	31	308	335	2,288	91	3,126	13,376

Condensed Consolidated Balance Sheets

	Sep 30,	Sep 30,	Dec 31,	Dec 31,
MSEK	2002	2001	2001	2000

Assets
Intangible fixed assets	27,273	28,439	26,816	25,198
Tangible fixed assets	37,041	49,449	47,314	43,807
Financial fixed assets	19,473	18,934	20,784	22,335
Total fixed assets	83,787	96,822	94,914	91,340
Inventories, etc.	348	854	636	773
Receivables	23,325	32,170	23,521	29,072
Short-term investments	1,985	345	7,602	178
Cash and bank	1,919	948	1,518	1,352
Total current assets	27,577	34,317	33,277	31,375

Total assets	111,364	131,139	128,191	122,715
Equity and liabilities
Shareholders’ equity	50,526	61,884	59,885	55,988
Minority interests	290	1,536	204	320
Provisions for pensions and employee contracts	1,514	2,529	2,358	3,525
Deferred tax liability, other provisions	13,557	9,109	10,749	7,826
Total provisions	15,071	11,638	13,107	11,351
Long-term loans	14,113	25,984	25,193	20,876
Short-term loans	8,083	5,825	3,931	13,166
Non-interest-bearing liabilities	23,281	24,272	25,871	21,014
Total liabilities	45,477	56,081	54,995	55,056

Total equity and liabilities	111,364	131,139	128,191	122,715

Condensed Consolidated Cash Flow Statements and Changes in Net Interest-bearing Liability

	Jul-Sep	Jul-Sep	Jan-Sep	Jan-Sep	Oct 2001-	Jan-Dec	Jan-Dec
MSEK	2002	2001	2002	2001	Sep 2002	2001	2000

Cash flow before change in working capital	3,088	2,400	8,357	7,049	11,580	10,272	9,589
Change in working capital	745	716	177	-1,123	1,444	144	563
Cash flow from operating activities	3,833	3,116	8,534	5,926	13,024	10,416	10,152
Cash flow from investing activities	-1,725	1,629	-5,819	-1,049	-1,138	3,632	-37,121
Operating cash flow	2,108	4,745	2,715	4,877	11,886	14,048	-26,969
Cash flow from financing activities	-1,425	-5,021	-7,960	-5,426	-9,142	-6,608	26,818

Cash flow for the period	683	-276	-5,245	-549	2,744	7,440	-151

Cash and cash equivalents, opening balance	3,027	1,207	8,923	1,437	949	1,437	1,575
Cash flow for the period	683	-276	-5,245	-549	2,744	7,440	-151
Exchange rate differences in cash and cash equivalents	-41	18	-9	61	-24	46	13
Cash and cash equivalents, closing balance	3,669	949	3,669	949	3,669	8,923	1,437

Net interest-bearing liability, opening balance	10,336	19,069	10,661	20,235	15,769	20,235	7,527
Change in net borrowings	-1,949	-2,801	-1,710	-3,470	-6,647	-8,407	12,429
Change in pension provisions	-280	-499	-844	-996	-1,015	-1,167	279

Net interest-bearing liability, closing balance	8,107	15,769	8,107	15,769	8,107	10,661	20,235

Condensed Consolidated Statements of Changes in Shareholders’ Equity

	Sep 30,	Sep 30,	Dec 31,	Dec 31,
MSEK	2002	2001	2001	2000

Opening balance	59,885	55,988	55,988	32,893
Change of accounting principles (IAS 39)	—	-342	-342	—
Adjusted opening balance	59,885	55,646	55,646	32,893
Dividend	-600	-1,501	-1,501	-1,470
New share issue	—	—	—	12,750
Underwriting expenses after tax posted directly to equity	16	—	-16	-231
Transactions with outside parties	-16	-128	-155	-82
Share of earnings in companies previously outside the Group	—	—	—	29
Differences arising from translation of foreign operations	1,128	5,787	4,268	2,127
Fair value measurement of securities available for sale	15	-21	143	—
Gains/ losses on instruments used to hedge cash flow	51	102	114	—
Differences after tax on forward contracts used for equity hedge	8	-442	-483	-306
Net income for the period	-9,961	2,441	1,869	10,278

Closing balance	50,526	61,884	59,885	55,988

Business Area Breakdown

July-September 2002 or September 30, 2002

		Internet	International		Group-	of which
MSEK	Mobile	Services	Carrier	Networks	wide	Holding	Group

Net sales	5,743	1,046	1,378	8,093	-1,764	458	14,496
External net sales	5,367	1,034	1,176	6,615	304	243	14,496
Underlying EBITDA	1,800	-92	-255	2,832	-4	142	4,281
Depreciation, amortization & write-downs	-1,036	-124	-5,457	-4,307	-133	-115	-11,057
Items not reflecting underlying business operations	-38	-19	-3,649	-378	87	137	-3,997
Income from associated companies	81	-33	0	-32	-58	-53	-42
Operating income	807	-268	-9,361	-1,885	-108	111	-10,815
Operating capital	36,509	905	426	24,927	-4,294	2,134	58,473
of which Segment assets	42,275	2,179	8,688	33,965	8,654	6,777	95,761
of which Segment liabilities	-5,766	-1,274	-8,262	-9,038	-12,948	-4,643	-37,288
Equity participations in associates	2,993	0	0	2,526	2,880	2,880	8,399
Investments	633	67	222	649	385	239	1,956
of which CAPEX	633	68	222	649	211	67	1,783
Number of employees	4,371	1,420	784	7,399	2,270	1,465	16,244
Average number of full-time employees	4,470	1,377	785	7,300	2,288	1,478	16,220

July-September 2001 or September 30, 2001 (restated)

		Internet	International		Group-	of which
MSEK	Mobile	Services	Carrier	Networks	wide	Holding	Group

Net sales	5,247	765	1,283	8,229	-1,093	1,649	14,431
External net sales	4,786	797	1,003	7,183	662	624	14,431
Underlying EBITDA	1,375	-229	-614	3,129	-241	20	3,420
Depreciation, amortization & write-downs	-980	-108	-135	-1,345	-207	-185	-2,775
Items not reflecting underlying business operations	-33	-15	1	-99	-93	-902	-239
Income from associated companies	105	-9	0	-624	2,867	2,872	2,339
Operating income	467	-361	-748	1,061	2,326	1,805	2,745
Operating capital	36,647	1,680	11,506	29,380	-1,187	3,185	78,026
of which Segment assets	43,676	2,867	17,386	40,324	8,316	8,275	112,569
of which Segment liabilities	-7,029	-1,187	-5,880	-10,944	-9,503	-5,090	-34,543
Equity participations in associates	2,564	30	0	2,299	3,727	3,727	8,620
Investments	2,100	129	1,620	1,869	247	240	5,965
of which CAPEX	1,835	129	1,643	1,830	193	186	5,630
Number of employees	5,029	1,272	730	7,897	7,581	6,832	22,509
Average number of full-time employees	4,791	1,199	653	7,585	11,436	10,656	25,664

January-September 2002 or September 30, 2002

		Internet	International		Group-	of which
MSEK	Mobile	Services	Carrier	Networks	wide	Holding	Group

Net sales	16,214	3,057	3,868	24,732	-5,144	1,378	42,727
External net sales	15,131	3,027	3,264	20,403	902	704	42,727
Underlying EBITDA	4,391	-406	-873	8,440	-303	345	11,249
Depreciation, amortization & write-downs	-2,875	-493	-5,868	-7,128	-404	-355	-16,768
Items not reflecting underlying business operations	-386	-116	-3,650	-641	-8	36	-4,801
Income from associated companies	212	-51	0	74	98	123	333
Operating income	1,342	-1,066	-10,391	745	-617	149	-9,987
Operating capital	36,509	905	426	24,927	-4,294	2,134	58,473
of which Segment assets	42,275	2,179	8,688	33,965	8,654	6,777	95,761
of which Segment liabilities	-5,766	-1,274	-8,262	-9,038	-12,948	-4,643	-37,288
Equity participations in associates	2,993	0	0	2,526	2,880	2,880	8,399
Investments	2,012	303	660	2,709	962	710	6,646
of which CAPEX	1,761	274	660	2,706	495	244	5,896
Number of employees	4,371	1,420	784	7,399	2,270	1,465	16,244
Average number of full-time employees	4,470	1,377	785	7,300	2,288	1,478	16,220

January-September 2001 or September 30, 2001 (restated)

		Internet	International		Group-	of which
MSEK	Mobile	Services	Carrier	Networks	wide	Holding	Group

Net sales	14,692	2,337	3,361	24,742	-2,906	8,889	42,226
External net sales	13,143	2,325	2,630	21,472	2,656	2,525	42,226
Underlying EBITDA	3,616	-747	-1,181	8,759	-665	150	9,782
Depreciation, amortization & write-downs	-2,499	-281	-305	-3,877	-728	-661	-7,690
Items not reflecting underlying business operations	-47	-24	0	-58	191	-861	62
Income from associated companies	224	-36	0	-3,530	5,732	5,758	2,390
Operating income	1,294	-1,088	-1,486	1,294	4,530	4,386	4,544
Operating capital	36,647	1,680	11,506	29,380	-1,187	3,185	78,026
of which Segment assets	43,676	2,867	17,386	40,324	8,316	8,275	112,569
of which Segment liabilities	-7,029	-1,187	-5,880	-10,944	-9,503	-5,090	-34,543
Equity participations in associates	2,564	30	0	2,299	3,727	3,727	8,620
Investments	3,307	672	3,880	5,155	2,564	2,610	15,578
of which CAPEX	3,027	605	3,880	4,692	660	706	12,864
Number of employees	5,029	1,272	730	7,897	7,581	6,832	22,509
Average number of full-time employees	4,791	1,199	653	7,585	11,436	10,656	25,664

January-December 2001 or December 31, 2001 (restated)

		Internet	International		Group-	of which
MSEK	Mobile	Services	Carrier	Networks	wide	Holding	Group

Net sales	19,830	3,305	4,632	34,065	-4,636	10,680	57,196
External net sales	17,857	3,288	3,652	29,159	3,240	3,072	57,196
Underlying EBITDA	4,705	-970	-1,569	11,710	-961	265	12,915
Depreciation, amortization & write-downs	-3,385	-606	-3,589	-5,422	-973	-886	-13,975
Items not reflecting underlying business operations	-49	-28	-1	-71	533	-209	384
Income from associated companies	361	-45	0	-2,363	8,183	8,233	6,136
Operating income	1,632	-1,649	-5,159	3,854	6,782	7,403	5,460
Operating capital	36,499	1,401	8,652	30,795	-7,197	287	70,150
of which Segment assets	42,810	2,810	14,074	39,525	8,151	1,296	107,370
of which Segment liabilities	-6,311	-1,409	-5,422	-8,730	-15,348	-1,009	-37,220
Equity participations in associates	3,061	22	0	3,488	3,356	3,356	9,927
Investments	4,979	903	5,037	7,129	2,687	2,744	20,735
of which CAPEX	4,341	836	5,037	6,767	732	788	17,713
Number of employees	4,813	1,369	777	7,910	2,280	1,576	17,149
Average number of full-time employees	4,857	1,257	671	7,693	10,501	9,729	24,979

Geographic Segment Breakdown

January-September 2002 or September 30, 2002

		Other Nordic	Baltic	Rest of	Rest of
MSEK	Sweden	countries	Region	Europe	world	Group

External net sales	33,471	6,941	168	1,461	686	42,727
Depreciation, amortization & write-downs	-6,900	-5,471	-23	-3,843	-531	-16,768
Income from associated companies	-192	1	133	194	197	333
Operating income	2,947	-5,319	117	-6,906	-826	-9,987
Operating capital	18,562	32,769	5,161	-595	2,576	58,473
of which Segment assets	45,045	38,030	5,287	3,867	3,532	95,761
of which Segment liabilities	-26,483	-5,261	-126	-4,462	-956	-37,288
Equity participations in associates	772	-1	5,017	461	2,150	8,399
Investments	3,987	1,825	47	739	48	6,646
of which CAPEX	3,618	1,821	47	368	42	5,896
Number of employees	12,733	2,513	189	355	454	16,244
Average number of full-time employees	12,576	2,619	194	354	477	16,220

January-September 2001 or September 30, 2001

		Other Nordic	Baltic	Rest of	Rest of
MSEK	Sweden	countries	Region	Europe	world	Group

External net sales	34,338	5,858	103	1,202	725	42,226
Depreciation, amortization & write-downs	-5,309	-1,988	-16	-169	-208	-7,690
Income from associated companies	2,919	-19	-2,047	-1,159	2,696	2,390
Operating income	8,514	-1,567	-2,065	-2,289	1,951	4,544
Operating capital	25,976	35,505	5,150	7,757	3,638	78,026
of which Segment assets	52,179	40,278	5,263	10,139	4,710	112,569
of which Segment liabilities	-26,203	-4,773	-113	-2,382	-1,072	-34,543
Equity participations in associates	793	-2	5,034	462	2,333	8,620
Investments	7,369	3,972	884	2,765	588	15,578
of which CAPEX	6,009	3,480	48	2,748	579	12,864
Number of employees	18,720	2,690	180	362	557	22,509
Average number of full-time employees	21,487	2,982	177	423	595	25,664

January-December 2001 or December 31, 2001

		Other Nordic	Baltic	Rest of	Rest of
MSEK	Sweden	countries	Region	Europe	world	Group

External net sales	46,348	8,113	133	1,667	935	57,196
Depreciation, amortization & write-downs	-7,975	-2,788	-23	-2,920	-269	-13,975
Income from associated companies	5,497	-22	-1,923	-246	2,830	6,136
Operating income	12,403	-2,483	-1,967	-4,474	1,981	5,460
Operating capital	24,218	34,289	5,623	5,647	373	70,150
of which Segment assets	48,862	39,549	5,807	8,919	4,233	107,370
of which Segment liabilities	-24,644	-5,260	-184	-3,272	-3,860	-37,220
Equity participations in associates	557	-3	5,508	1,568	2,297	9,927
Investments	10,122	5,136	1,271	3,661	545	20,735
of which CAPEX	8,668	4,752	83	3,611	599	17,713
Number of employees	13,365	2,739	196	352	497	17,149
Average number of full-time employees	20,922	2,880	201	411	565	24,979

Selected Explanatory Notes to the Financial Statements

Items Not Reflecting Underlying Business Operations

	Jul-Sep	Jul-Sep	Jan-Sep	Jan-Sep	Oct 2001-	Jan-Dec	Jan-Dec
MSEK	2002	2001	2002	2001	Sep 2002	2001	2000

Phase-out of operations (excluding depreciation, amortization and write-downs)	-3,939	-510	-4,127	-510	-4,095	-478	—
Personnel redundancy costs	-45	—	-370	—	-370	—	—
Certain pension-related items	-159	156	-354	314	-580	88	854
Initial public offering/ integration expenses	—	—	—	—	—	—	-144
Capital gains/ losses (excluding associates)	146	115	50	258	566	774	7,628

Total	-3,997	-239	-4,801	62	-4,479	384	8,338

Income from Associated Companies

	Jul-Sep	Jul-Sep	Jan-Sep	Jan-Sep	Oct 2001-	Jan-Dec	Jan-Dec
MSEK	2002	2001	2002	2001	Sep 2002	2001	2000

Core business	11	-533	210	-3,368	1,481	-2,097	301
Baltic states (Mobile/ Networks)	47	45	124	125	194	195	189
Netia (Networks)	0	-521	0	-2,443	-21	-2,464	-411
Comsource/ Eircom (Networks)	-0	-87	151	-1,053	1,330	126	-933
Other	-36	30	-65	3	-22	46	1,456
Holding	-53	2,872	123	5,758	2,598	8,233	-1,498
Unisource/AUCS	-0	4	40	-106	-226	-372	1,445
Telia Overseas	17	54	273	2,655	412	2,794	-1,719
Eniro	-2	3,043	-3	3,423	2,626	6,052	185
Other	-68	-229	-187	-214	-214	-241	-1,409

Total	-42	2,339	333	2,390	4,079	6,136	-1,197

Long-lived Assets

	Intangible assets						Tangible assets

	Goodwill			Other intangibles

	Sep 30,	Dec 31,	Dec 31,	Sep 30,	Dec 31,	Dec 31,	Sep 30,	Dec 31,	Dec 31,
MSEK	2002	2001	2000	2002	2001	2000	2002	2001	2000

Opening balance	24,686	23,935	1,143	2,130	1,263	1,003	47,314	43,807	33,318
Purchases	8	448	22,893	394	1,316	509	5,513	16,409	16,084
Operations acquired	—	—	19	—	—	40	—	1,291	2,431
Sales/ discards	-4	—	-31	-18	-1	-23	-208	-875	-579
Operations divested	—	-396	-251	—	-86	-4	-2	-1,258	-387
Reclassifications	-2	-2	-10	269	-68	-76	-480	-620	54
Amortization, depreciation	-1,086	-1,375	-655	-322	-338	-212	-7,122	-8,825	-7,352
Write-downs, reversals of write-downs	-339	-28	-1	-41	-2	—	-7,869	-3,428	-36
CAPEX contribution from CATV customers	—	—	—	—	—	—	-1	6	21
Advances	—	—	—	—	—	—	-3	3	—
Exchange rate differences	1,608	2,104	828	-10	46	26	-101	804	253

Closing balance	24,871	24,686	23,935	2,402	2,130	1,263	37,041	47,314	43,807

Cash Flow from Investing Activities

	Jul-Sep	Jul-Sep	Jan-Sep	Jan-Sep	Oct 2001-	Jan-Dec	Jan-Dec
MSEK	2002	2001	2002	2001	Sep 2002	2001	2000

Shares, participations & operations acquired	-227	-248	-572	-1,762	-1,051	-2,241	-30,841
Shares, participations & operations divested	106	4,331	1,144	9,991	6,784	15,631	9,325
Intangible & tangible fixed assets acquired	-1,774	-4,643	-5,860	-11,839	-10,943	-16,922	-15,997
Other investing activities, net	170	2,189	-531	2,561	4,072	7,164	392

Total	-1,725	1,629	-5,819	-1,049	-1,138	3,632	-37,121

Net Indebtedness

	Sep 30,	Sep 30,	Dec 31,	Dec 31,
MSEK	2002	2001	2001	2000

Long-term and short-term loans	22,196	31,809	29,124	34,042
Less: Interest-bearing financial assets	-7,309	-6,503	-7,510	-4,968
Interest-bearing receivables	-4,390	-10,773	-4,191	-10,834
Short-term investments, cash and bank	-3,904	-1,293	-9,120	-1,530

Total net borrowings	6,593	13,240	8,303	16,710
Provision for pensions	1,514	2,529	2,358	3,525

Total net interest-bearing liability	8,107	15,769	10,661	20,235

Gross Investments by Class of Asset

	Jul-Sep	Jul-Sep	Jan-Sep	Jan-Sep	Oct 2001-	Jan-Dec	Jan-Dec
MSEK	2002	2001	2002	2001	Sep 2002	2001	2000

Goodwill	4	82	8	535	-79	448	22,893
Other intangible assets	192	1,265	394	1,379	331	1,316	509
Real estate	4	96	21	193	97	269	552
Machinery and equipment	1,587	4,269	5,481	11,292	10,317	16,128	15,519
Fixed networks	682	1,801	2,308	3,436	5,894	7,022	4,115
Mobile networks	449	422	1,246	1,113	2,257	2,124	1,411
Other machinery and equipment	456	2,046	1,927	6,743	2,166	6,982	9,993
Shares and participations	169	253	742	2,179	1,137	2,574	8,269

Total	1,956	5,965	6,646	15,578	11,803	20,735	47,742

of which CAPEX	1,783	5,630	5,896	12,864	10,745	17,713	16,580
of which acquisitions	173	335	750	2,714	1,058	3,022	31,162

Financial Instruments

	September 30, 2002		September 30, 2001		December 31, 2001

MSEK	Book value	Fair value	Book value	Fair value	Book value	Fair value

Equity participations in associates	8,399	7,400	8,620	10,969	9,927	9,682
Other holdings of securities	338	338	342	342	426	426
Other long- and short-term receivables	10,260	10,188	15,628	15,556	10,061	9,973
Short-term investments	235	235	344	344	197	197
Interest rate swaps received	656	656	248	248	673	673
Interest rate swaps paid	-647	-647	-249	-249	-646	-646
FX interest rate swaps received	12,189	12,189	8,527	8,527	12,629	12,629
FX interest rate swaps paid	-11,097	-11,097	-7,218	-7,218	-11,442	-11,442
Other currency derivatives	119	119	441	441	355	355

Total assets	20,452	19,381	26,683	28,960	22,180	21,847
Provisions for pensions	1,514	1,514	2,529	2,529	2,358	2,358
Long-term loans	14,158	14,570	26,792	27,254	25,543	25,890
Short-term loans	8,147	8,206	5,954	5,973	4,030	4,044
Interest rate swaps received	-1,555	-1,555	-1,729	-1,729	-1,970	-1,970
Interest rate swaps paid	1,659	1,659	1,757	1,757	2,062	2,062
FX interest rate swaps received	-1,802	-1,802	-7,847	-7,847	-1,840	-1,840
FX interest rate swaps paid	1,894	1,894	7,274	7,274	1,901	1,901
Other currency derivatives	71	71	671	671	430	430

Total liabilities	24,086	24,557	35,401	35,882	32,514	32,875
Less book value of:
— pensions	-1,514		-2,529		-2,358
— accrued interest	-305		-392		-602
— other currency derivatives	-71		-671		-430
Book value of interest-bearing liabilities	22,196		31,809		29,124
FX swaps/ forward contracts (portfolio)
Purchases of foreign currency	15,218	15,218	15,217	15,217	19,972	19,972
Sales of foreign currency	9,753	9,753	18,252	18,252	14,030	14,030

Changes in Share Capital

	Number of	Par value,	Share capital,
	shares	SEK/share	KSEK

Share capital, Dec 31, 1999	8,800,000	1,000.00	8,800,000
Bonus issue, May 20, 2000	—	1,036.80	323,840
Split 324:1, May 20, 2000	2,842,400,000	3.20	—
New share issue, June 16, 2000	150,000,000	3.20	480,000
Share capital, Dec 31, 2000	3,001,200,000	3.20	9,603,840
Share capital, Dec 31, 2001	3,001,200,000	3.20	9,603,840
Share capital, Sep 30, 2002	3,001,200,000	3.20	9,603,840

Average Number of Shares

Period	Number

July-September 2002	3,001,200,000
After dilution	3,001,200,000
July-September 2001	3,001,200,000
After dilution	3,001,200,000
January-Sep 2002	3,001,200,000
After dilution	3,001,200,000
January-Sep 2001	3,001,200,000
After dilution	3,001,200,000
Oct 2001-Sep 2002	3,001,200,000
After dilution	3,001,200,000
January-Dec 2001	3,001,200,000
After dilution	3,001,200,000
January-Dec 2000	2,932,757,377

Contingent Assets and Contingent Liabilities

	Sep 30,	Dec 31,
MSEK	2002	2001

Contingent assets	—	—
Collateral pledged
Shares in subsidiaries	92	82
Shares in associated companies	143	—
Blocked funds in bank accounts	96	9

Total	331	91
Contingent liabilities
Credit & performance guarantees, etc.	549	622
FPG/PRI	163	163

Total	712	785

Contractual Obligations

	Sep 30,	Dec 31,
MSEK	2002	2001

Tangible fixed assets	499	499
Indefeasible Rights of Use (IRU)	55	179
Associated & non-consolidated companies	131	274

Total	685	952

Deferred tax

	Sep 30,	Dec 31,
MSEK	2002	2001

Deferred tax liability	7,383	6,940
Deferred tax benefit (incl. valuation reserve)	-3,004	-1,490

Net deferred tax liability	4,379	5,450

Basis for Presentation

      General. For the nine-month period ended September 30, 2002 and as in the year ended December 31, 2001, Telia’s consolidated financial statements have been prepared in accordance with International Accounting Standards (IAS). This report has been prepared in accordance with IAS 34 “Interim Financial Reporting.”

      Accounting principles. The applied accounting principles, including the adoption of IAS 39 “Financial Instruments: Recognition and Measurement” as of January 1, 2001, are described in Telia’s Annual Report for 2001.

      Discrepancies between Swedish GAAP and the accounting principles applied by Telia are discussed in a separate note.

      Amounts and dates. Unless otherwise specified, all amounts are in millions of Swedish kronor (MSEK) and are based on the nine-month period ended September 30, 2002 for income statement items and as of September 30, 2002 for balance sheet items, respectively.

      Restated accounts. Some adjustments of the Group’s business organization have been implemented during the nine-month period ended September 30, 2002. Hence, the business area figures in this report have been restated.

      Recently published accounting standards. During 2001 the interpretations SIC-30 “Reporting Currency — Translation from Measurement Currency to Presentation Currency” and SIC-33 “Consolidation and Equity Method — Potential Voting Rights and Allocation of Ownership Interests” were published, which are to be applied to accounting periods beginning January 1, 2002 or later. The interpretation SIC-32 “Intangible Assets — Web Site Costs” was issued on March 13, 2002 and became effective on March 25, 2002. Application of these interpretations has not entailed any changes to the comparative figures.

      During 2000 IAS 41 “Agriculture” was published, which goes into effect on January 1, 2003. IAS 41 does not affect Telia’s operations.

Swedish GAAP

      Differences in principles. Telia’s consolidated financial statements are prepared in accordance with International Accounting Standards (IAS). IAS deviates in certain respects from Swedish GAAP, primarily with respect to the reporting of financial instruments and the computation of pension liability and pension expense. The deviations are described in Telia’s Annual Report for 2001.

      Translation into Swedish GAAP. Application of Swedish GAAP affects consolidated net income and shareholders’ equity as follows.

	Jul-Sep	Jul-Sep	Jan-Sep	Jan-Sep	Jan-Dec
MSEK	2002	2001	2002	2001	2001

Net income under IAS	-10,118	1,900	-9,961	2,441	1,869
Financial instruments	12	-130	26	-142	-43
Pensions	-1,184	-448	-2,839	-978	-1,088
Deferred tax	329	123	788	275	317

Net income under Swedish GAAP	-10,961	1,445	-11,986	1,596	1,055

	Sep 30,	Sep 30,	Dec 31,
MSEK	2002	2001	2001

Shareholders’ equity under IAS	50,526	61,884	59,885
Financial instruments	56	347	126
Pensions	-2,694	255	145
Deferred tax	739	-207	-76

Shareholders’ equity under Swedish GAAP	48,627	62,279	60,080

Changes in Group Composition

      In the beginning of March, 2002, a group of lenders and the largest shareholders, including Telia, came to an agreement for a financial reconstruction of the Polish company Netia Holdings S.A. that primarily entails a conversion of the lenders’ claims to equity in the company. Telia currently owns 48 percent of the share capital in Netia. When all transactions have been completed, Telia’s shareholding will be approximately 3 percent.

      On March 19, 2002, a Memorandum of Understanding was signed with the Indian company Bharti Tele-Ventures for the sale of Telia’s holding of 26 percent of the shares in the mobile operator Bharti Mobile Ltd.

      On April 18, 2002, Telia sold its 40 percent stake in Comsource UnLtd to the other shareholder, the Dutch telecom operator KPN.

      On July 1, 2002, Telia’s remaining 9 percent shareholding in the Orbiant Group was sold to the other shareholder Flextronics.

      On March 26, 2002, Telia and the Finnish telecom operator Sonera Oyj announced plans to merge. On September 30, 2002, Telia issued the prospectus setting forth the terms and conditions of the Exchange Offer being made to all Sonera shareholders through which the merger between Sonera and Telia will be effected. The Exchange Offer acceptance period commenced on October 7, 2002 and will end on November 8, 2002. Telia offers 1.51440 Telia shares in exchange for each Sonera share, one new Telia warrant is offered in exchange for each Sonera warrant issued pursuant to Sonera’s 1999 and 2000 stock option programs and 0.30288 Telia ADSs are offered in exchange for each Sonera ADS (each Telia ADS will be equal to five Telia shares). The completion of the Exchange Offer is subject to certain conditions, including the condition that shares representing more than 90 percent of the shares and votes in Sonera (on a fully diluted basis) shall have been validly tendered and not withdrawn. The merger is conditional upon Telia’s current shareholders authorizing the Board of Directors to issue the new shares and warrants necessary to complete the Exchange Offer. Telia has therefore convened an Extraordinary General Meeting on November 4, 2002. Telia has applied for listing of the Telia share and certain warrants on the Helsinki Stock Exchange and to have the Telia ADSs quoted on NASDAQ in the United States.

Related Party Transactions

      The Swedish State. The Telia Group’s services and products are offered to the Swedish state, its agencies, and state-owned companies in competition with other operators and on conventional commercial terms. Certain state-owned companies run businesses that compete with Telia.

      Likewise, Telia buys services from state-owned companies at market prices and on otherwise conventional commercial terms. Neither the Swedish state, its agencies, or state-owned companies represent a significant share of Telia’s net sales or income.

      Like other operators whose business requires a permit from the state, Telia pays an annual fee to the National Post and Telecom Agency for the agency’s activities. As from January 1, 2002, the fee is equal to 1.57 thousandths of net sales in the operator’s business for which a permit is required. There are additional fees for the agency’s licensing activities under the Radio Communications Act and the Radio and Telecommunications Terminal Equipment Act.

      Infonet. Telia owns a participating interest in the American company Infonet Services Corp. In the three-month period ended September 30, 2002, Telia sold services and products to Infonet worth MSEK 17 and purchased services and products worth MSEK 58. In the nine-month period ended September 30, 2002, Telia sold services and products to Infonet worth MSEK 29 and purchased services and products worth MSEK 219.

      AUCS. Telia owns a participating interest in the Dutch company AUCS Communications Services. As of September 30, 2002, Telia had interest-bearing claims on AUCS of MSEK 154. In the nine-month period ended September 30, 2002, Telia sold services to AUCS worth MSEK 27.

      Telefos. Telia owns 49 percent of the shares in Telefos AB. As of September 30, 2002, Telia had interest-bearing claims on the Telefos Group of MSEK 1,423 and had signed a limited supplementary guarantee of MSEK 150 for the credit-insured pension commitments of Telefos companies. In the three-month period ended September 30, 2002, Telia sold services and products worth MSEK 81 to the Telefos Group and bought services and products worth MSEK 568. In the nine-month period ended September 30, 2002, Telia sold services and products worth MSEK 295 and bought services and products worth MSEK 2,556. Some of the services purchased by Telia referred to construction of capital assets.

      IN. Telia holds an indirect participating interest in IN-GROUP Sweden AB (IN). In the three-month period ended September 30, 2002, Telia sold services and products worth MSEK 9 and bought services and products worth MSEK 33. In the nine-month period ended September 30, 2002, Telia sold services and products worth MSEK 38 and bought services and products worth MSEK 199.

      Other. In addition to those specified, Telia buys and sells services and products to a limited extent from these and other associated companies, in all cases on market terms.

Non-cash Transactions

      Vehicles. Telia leases vehicles through financial leasing, primarily from GE Capital. New acquisitions during the three-month period and the nine-month period ended September 30, 2002 entailed a non-cash investment of MSEK 7 and MSEK 31, respectively.

      Infrastructure/ capacity swaps. Within the international carrier operations, swap contracts for infrastructure and capacity are signed with other carriers. Until both parties have fulfilled all deliveries as agreed, the value provided might differ from the value received. As of September 30, 2002, Telia had, through non-cash swapping, net received infrastructure and network capacity with a book value of MSEK 24.

      AUCS. Claims of MSEK 187 on the associated company AUCS Communications Services have been converted to shares in the company.

Dividend

      The year 2001 dividend of SEK 0.20 per share, or a total of MSEK 600, was paid out on May 2, 2002.

Financial Risk Management

      Foreign exchange risk. The Telia Group has a relatively limited operational need to net purchase foreign currency, primarily due to the settlement deficit in telephony traffic and import of materials.

      Telia’s general policy is normally to hedge the majority of known operational transaction exposure up to 12 months into the future. Given an operational net transaction exposure equal to that of 2001, and provided that no hedging measures were taken, there would be a negative impact on Group earnings of approximately MSEK 30 on an annual basis if the Swedish krona weakened one percent against the transaction currencies.

      Telia’s conversion exposure has increased due to the relatively fast growth of Telia’s operations outside of Sweden. Telia does not typically hedge its conversion exposure, unless the exposure would be short-term and relate to a large amount of a freely-convertible foreign currency of a country with smoothly-functioning financial markets. As of September 30, 2002, the Group had no hedged conversion exposure.

      Interest rate risk. Telia’s financial policy provides guidelines for fixing interest rates on loan debt relative to the average life of the loan. The Group’s policy is that the duration of loan debt should be from six months to four years. The general principle is to optimize interest rate risk from an overall Group perspective.

      As of September 30, 2002, the Group had interest-bearing loans of approximately GSEK 22.2 with duration of approximately two years, including derivatives. The volume of loans exposed to changes in interest rates over the next 12-month period was at the same date approximately GSEK 10, assuming that existing loans maturing during that period are refinanced and after accounting for interest rate swaps. The exact effect of a change in interest rates on the financial net depends on the timing of maturity of the debt as well as reset dates for floating rate debt, and that the volume of loans may vary over time, thereby affecting the estimate. Fair value of the loan portfolio would, however, change by approximately MSEK 380, should the level in market interest rates make a parallel shift of one percentage point, and assuming the same volume of loans and a similar duration on those loans as per September 30, 2002.

      Approximately GSEK 7 was used during the first nine months of 2002 to amortize loans. During the third quarter of 2002, continuing uncertainty in the financial markets has led to considerable volatility in the relative interest rate spreads in the credit market for corporate borrowers, including telecom companies. The volatility is expected to continue in the near future.

      Financing and liquidity risk. Telia is considered one of the most creditworthy telecommunications companies in Europe, which gives the Group good opportunities to finance operations using the financial markets.

      In April 2002, the credit rating agency Standard & Poor’s downgraded its credit rating for Telia AB to A+ for long-term borrowing and to A-1 for short-term borrowing. Standard & Poor’s also put Telia’s rating on its watch list for possible downgrading in light of the bid on Sonera Oyj. Telia’s rating from the credit rating agency Moody’s is the highest possible, P-1, for short-term borrowing, while Telia’s rating from Moody’s for long-term borrowing is A1. Moody’s has also posted Telia’s rating on its watch list for possible downgrading.

      Telia AB has a Revolving Credit Facility, i.e., confirmed loan commitments from a consortium of leading international banks, which constitutes a liquidity tool for the Group. At present, the loan commitment amounts to MUSD 1,000 or the equivalent value in certain other currencies. It was not utilized as of September 30.

Parent Company

      The parent company Telia AB, which is domiciled in Stockholm, comprises the Group’s Swedish operations in development and operation of fixed networks and basic production of network services. The parent company also includes Group executive management functions, certain support units and the Group’s internal banking operations.

      Net sales for the nine-month period were MSEK 17,300 (16,752), of which MSEK 14,244 (13,899) was invoiced to subsidiaries. Earnings before appropriations and taxes improved to MSEK -250 (-3,046). During the same period in 2001, the parent company’s shares in Netia were written down. Earnings after appropriations and taxes were MSEK 611 (-1,061). Equity was MSEK 33,322 (33,296 at year-end 2001), and retained earnings MSEK 9,824 (9,814).

      The balance sheet total decreased to MSEK 79,011 (82,796 at year-end). Cash flow from operating activities was MSEK 7,489 (1,277), while operating cash flow was MSEK 840 (612). Net borrowings declined, to MSEK 26 (3,858 at year-end). Cash and cash equivalents totaled MSEK 2,394 (8,068 at year-end).

      The equity/ assets ratio (including the equity component of untaxed reserves) improved to 55.8 percent (54.0 percent at year-end 2001).

      Total investments for the nine-month period amounted to MSEK 3,368 (7,885), including MSEK 2,423 (3,529) in tangible fixed assets, primarily fixed telephony installations. Other investments totaling MSEK 945 (4,356) were primarily attributable to capital infusions in subsidiaries and associated companies. Of the capital infusions to subsidiaries, MSEK 829 was provided through debt conversion.

      The number of employees as of September 30, 2002, was 3,324 (3,150 at year-end 2001).

Geographical Markets, Business Areas(1)

	Jul-Sep	Jul-Sep	Jan-Sep	Jan-Sep
MSEK	2002	2001	2002	2001

Mobile
Mobile telephony, Sweden
Net sales	3,135	3,084	8,836	8,564
of which external	2,820	2,715	7,916	7,418
Underlying EBITDA	1,518	1,429	3,995	3,833
EBITDA margin (%)	48.4	46.3	45.2	44.8
Investments	154	448	744	952
Mobile telephony, Norway
Net sales	1,513	1,198	4,045	3,157
of which external	1,484	1,190	3,997	3,135
Underlying EBITDA	629	424	1,641	1,034
EBITDA margin (%)	41.6	35.4	40.6	32.8
Investments	308	214	736	501
Mobile telephony, Denmark
Net sales	298	187	744	554
of which external	250	155	626	482
Underlying EBITDA	-119	-128	-479	-347
EBITDA margin (%)	-39.9	-68.4	-64.4	-62.6
Investments	185	1,296	333	1,456
Mobile telephony, Finland
Net sales	240	175	702	470
of which external	235	175	694	456
Underlying EBITDA	-34	-95	-237	-265
EBITDA margin (%)	-14.2	-54.3	-33.8	-56.4
Investments	32	94	179	217
Business solutions, telephony
Net sales	502	386	1,501	1,343
of which external	408	347	1,402	1,086
Underlying EBITDA	-21	-73	-73	-92
EBITDA margin (%)	-4.2	-18.9	-4.9	-6.9
Investments	6	8	17	13

	Jul-Sep	Jul-Sep	Jan-Sep	Jan-Sep
MSEK	2002	2001	2002	2001

Internet Services
Sweden
Net sales	886	644	2,577	1,996
of which external	875	676	2,548	1,985
Underlying EBITDA	-93	-208	-401	-697
EBITDA margin (%)	-10.5	-32.3	-15.6	-34.9
Investments	48	84	233	562
Networks
Sweden
Net sales	7,718	7,747	23,558	23,303
of which external	6,370	6,836	19,552	20,398
Underlying EBITDA	3,245	3,137	8,766	8,753
EBITDA margin (%)	42.0	40.5	37.2	37.6
Investments	575	1,394	2,296	3,888

	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Dec 31,	Dec 31,	Dec 31,	Dec 31,	Dec 31,
’000	2002	2002	2002	2001	2000	1999	1998	1997	1996

Mobile telephony,
Sweden	3,540	3,484	3,459	3,439	3,257	2,638	2,206	1,935	1,745
Norway	1,022	996	985	970	850	—	—	—	—
Other Nordic countries	696	648	567	527	412	203	120	—	—
Internet,(2)
Sweden	1,078	1,044	1,028	992	738	604	440	231	106
of which broadband	342	322	288	245	51	6	1	—	—
Denmark	168	164	158	147	108	78	63	11	—
of which broadband	74	70	65	58	30	11	3	—	—
Cable TV,
Sweden	1,403	1,384	1,389	1,378	1,358	1,348	1,330	1,308	1,291
Denmark	188	186	186	179	175	170	164	145	137
Fixed telephony, PSTN,
Sweden	5,594	5,605	5,642	5,663	5,783	5,889	5,965	6,010	6,032
Denmark	255	256	244	264	232	209	160	86	12
ISDN channels,
Sweden	900	905	921	922	838	630	424	244	129

(1)	For further information: www.telia.com, Investor Relations, Financial Information, Operational Data

(2)	Internet access via the fixed network and the cable television network

Disclosure Obligation in Finland

      Telia’s interim reports, year-end reports and annual reports as well as stock exchange releases in connection hereto which possibly will be published prior to the implementation of the combination of Telia and Sonera, will be published in Finland in English only. According to the prospectus published in connection with the exchange offer, it is the intention to publish the financial information in Finland also in Finnish and Swedish. Telia intends, however, to publish the financial information in Finnish and Swedish only after the combination of Telia and Sonera is completed.

      The following information is provided pursuant to the Finnish Financial Supervision Authority decision no. 28/269/2002.

      This interim report has been prepared in accordance with chapter 2, section 5 of the Finnish Securities Markets Act.

      Telia prepares its consolidated financial statements in accordance with International Accounting Standards (IAS). The main differences between Finnish Accounting Standards (Finnish GAAP) and IAS, relevant to Telia, are as follows.

Business combinations

      Under Finnish GAAP an acquisition paid through the issue of own shares does not require that the purchase price is determined based on the market value of the issued shares. IAS require that the purchase price is determined based on the market value of the issued shares which often results in the recognition of goodwill and other assets at consolidation and future depreciation and amortization of such amounts. Historically Telia has not issued own shares at acquisitions but the proposed acquisition of Sonera involves the issue of own shares.

Impairment of fixed assets and long-term investments

      IAS require that if future cash flows are used for recoverability tests these cash flows should be discounted. Finnish GAAP do not exactly define how recoverability tests should be performed.

Capitalization of interest cost relating to investments in associated companies

      Finnish GAAP allow the capitalization of interest costs relating to investments in associated companies if the associated company carries out construction activities that takes time to complete. IAS do not allow capitalization of interest costs relating to investments in associated companies.

Financial instruments

      Under Finnish GAAP, derivative financial instruments cannot be recorded at fair value. Under IAS, all derivatives are recorded in the balance sheet at fair value. The changes in the fair value of derivatives are recorded either in earnings or in a separate component of shareholders’ equity, depending on the intended use and designation of the derivative at its inception.

      Under Finnish GAAP, investments in marketable securities should be recorded at the lower of cost or market value and the unrealized changes are recorded in the income statement as write-downs or reversals of write-downs. Under IAS, Telia reports all marketable securities classified as “available-for-sale” at fair value, and records the unrealized gains and losses as a separate component of shareholders’ equity, unless there is an impairment, in which case a write-down is recorded in the income statement.

Deferred taxes

      Finnish GAAP do not require the recognition of deferred tax assets for certain temporary differences even if it is apparent that the temporary differences reverses in the foreseeable future. IAS require the recognition of a deferred tax asset under such circumstances.

Financial Information/ Underlying EBITDA

      The financial information given in this interim report is based on Telia’s unaudited consolidated interim financial statements that are prepared in accordance with International Accounting Standards (IAS). This interim report includes information on “underlying EBITDA” and on other similar “underlying” measures of Telia’s results of operations. Underlying EBITDA equals operating income before depreciation, amortization and write-downs, net of items not reflecting the underlying business operations and excluding income from associated companies. Items not reflecting the underlying business operations include capital gains and losses, restructuring/ phase-out of operations, personnel redundancy costs, and expenses in conjunction with the initial public offering in 2000. Telia’s management uses underlying EBITDA and operating income as the principal measures for monitoring profitability in internal operations. Management believes that, besides operating income, underlying EBITDA is also a measure commonly reported and widely used by analysts, investors and other interested parties in the telecommunications industry. Accordingly, underlying EBITDA is presented to enhance the understanding of Telia’s historical operating performance.

      Underlying EBITDA, however, should not be considered as an alternative to operating income as an indicator of our operating performance. Similarly, underlying EBITDA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity. Underlying EBITDA is not a measure of financial performance under IAS or U.S. GAAP and may not be comparable to other similarly titled measures for other companies. Underlying EBITDA is not meant to be predictive of potential future results.

Forward-Looking Statements

      This interim report contains statements concerning, among other things, Telia’s financial condition and results of operations that are forward-looking in nature. Such statements are not historical facts but, rather, represent Telia’s future expectations. Telia believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions; however, forward-looking statements involve inherent risks and uncertainties, and a number of important factors could cause actual results or outcomes to differ materially from those expressed in any forward-looking statement, including Telia’s market position, growth in the telecommunications industry in Europe, the effects of competition and other economic, business, competitive and/or regulatory factors affecting the business of Telia and the telecommunications industry in general. Forward-looking statements speak only as of the date they were made, and, other than as required by applicable law, Telia undertakes no obligation to update any of them in light of new information or future events.

Cautionary Disclaimer/ Legend

      The combination of Sonera and Telia will be implemented through an exchange offer being made by Telia to all shareholders of Sonera. The contents of this document are neither an offer to purchase nor a solicitation of an offer to sell shares of Telia. Any offer in the United States will only be made through a prospectus which is part of a registration statement on Form F-4 which Telia filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 1, 2002. Sonera shareholders who are U.S. persons or are located in the United States are urged to carefully review the registration statement on Form F-4, the prospectus included therein and other documents relating to the offer that Telia has filed or will file with the SEC because these documents contain important information relating to the offer. You are also urged to read the related solicitation/ recommendation statement on Schedule 14D-9 that was filed by Sonera with the SEC on October 1, 2002 regarding the offer. You may obtain a free copy of these documents at the SEC’s web site at www.sec.gov. You may also inspect and copy the registration statement on Form F-4, as well as any documents incorporated by reference therein, and the Schedule 14D-9 at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. These documents may also be obtained free of charge by contacting Telia AB, Investor Relations, SE-123 86 Farsta, Sweden. Attention: External Communications or Investor Relations (tel: +46 8 7137143, or Sonera Corporation, Teollisuuskatu 15, P.O. Box 106, FIN-00051 SONERA, Finland. Attention: Investor Relations (tel: +358 20401). YOU SHOULD READ THE PROSPECTUS AND THE SCHEDULE 14D-9 CAREFULLY BEFORE MAKING A DECISION CONCERNING THE OFFER.

ANNEX C

Interim Report July-September 2002

Sonera Reports Third Consecutive Record Quarter for

Underlying EBITDA, Acquires Control in Fintur and
Increases Subscriber Base by 60%.

•	Underlying EBITDA rises to €199 million in the third quarter (€183 million in the corresponding quarter in 2001), once again the highest-ever quarterly amount.

•	Operating profit improves to €100 million (63) in the third quarter. Excluding non-recurring items, the underlying operating profit improves to €114 million (99).

•	Profit before income taxes and minority interest improves significantly to €77 million (loss of €352 million) in the third quarter. Excluding non-recurring items, the underlying profit before income taxes and minority interest improves to €91 million (50).

•	Earnings per share are €0.04 (loss per share €0.35) in the third quarter.

•	Cash provided by operating activities rises to €220 million in the third quarter (84) and free cash flow improves to €157 million (€10 million negative).

•	Equity-to-assets ratio improves from the second quarter to 37% at the end of September. Net debt decreases slightly to €2,132 million.

•	Sonera acquires control in Fintur GSM operations in Eurasia and adds 1.5 million subscribers. Sonera consolidates Fintur as of September 2002.

•	Exchange offer for the merger of Sonera and Telia starts in October.

•	Sonera upgrades its full-year 2002 outlook: underlying EBITDA to improve by more than one-third from the 2001 level and to be at the level of 35% of revenues.

Consolidated key figures

	July-	July-		January-	January-		Full
	September	September	Change	September	September	Change	year
	2002	2001	%	2002	2001	%	2001

	(EUR million)
Revenues	551	549	—	1,635	1,631	—	2,187
Comparable revenue growth (%)	5.3	10.2	—	6.4	9.6	—	7.6
Underlying EBITDA	199	183	9	585	407	44	562
Underlying EBITDA margin (%)	36.1	33.3	—	35.8	25.0	—	25.7
Underlying operating profit	114	99	15	339	155	119	230
Reported operating profit	100	63	59	201	989	(80)	951
Equity income (loss) in associated companies	5	(41)	112	(3,974)	(135)	n/m	(202)
Underlying profit (loss) before income taxes and minority interest	91	50	82	193	(15)	n/m	(4)
Reported profit (loss) before income taxes and minority interest	77	(352)	122	(3,832)	453	(946)	445
Reported net income (loss)	47	(325)	114	(2,616)	353	(841)	409
Cash provided by operating activities	220	84	162	509	106	380	197
Capital expenditures on fixed assets	63	94	(33)	170	266	(36)	359
Free cash flow	157	(10)	n/m	339	(160)	312	(162)
Investments in shares and shareholder loans	32	106	(70)	155	497	(69)	572
Proceeds from sale of shares and other assets	25	768	(97)	1,135	1,943	(42)	2,193
Net debt	2,132	4,494	(53)	2,132	4,494	(53)	3,268
Shareholders’ equity	1,921	3,558	(46)	1,921	3,558	(46)	4,575
Return on capital employed (%)	9.0	(13.3)	—	(77.5)	9.9	—	7.9
Return on shareholders’ equity (%)	10.3	(34.3)	—	(105.2)	13.8	—	10.5
Equity-to-assets ratio (%)	36.7	39.1	—	36.7	39.1	—	52.4
Net debt-to-equity ratio (gearing) (%)	104.8	107.1	—	104.8	107.1	—	71.2
Earnings (loss) per share (€)	0.04	(0.35)	111	(2.35)	0.39	(703)	0.44
Shareholders’ equity per share (€)	1.72	3.93	(56)	1.72	3.93	(56)	4.10
Average number of shares (thousands)	1,114,752	906,091	23	1,114,752	906,091	23	924,346
Shares outstanding at end of period (thousands)	1,114,752	906,091	23	1,114,752	906,091	23	1,114,752
Average number of personnel	7,412	10,442	(29)	8,176	10,904	(25)	10,482

      The interim financial statements have not been audited. The information on associated companies and other major investments which is given in this interim report is based on reports received from the companies or on press releases published by the companies.

Performance continues to improve on all fronts during the third quarter

	July-	July-
	September	September	Change
	2002	2001	%

	(EUR million)
Revenues	551	549	—
Underlying EBITDA	199	183	9
Underlying EBITDA margin, %	36.1	33.3
Reported operating profit	100	63	59
Net income (loss)	47	(325)	114
Free cash flow	157	(10)	1,670

      Consolidated revenues in the third quarter of 2002 were €551 million (€549 million in the second quarter of 2001), remaining at the level of the corresponding quarter of 2001. Comparable revenues increased by 5%, taking into account businesses divested and the pro forma revenues of Fintur.

      Underlying EBITDA (excluding all non-recurring items) hit record highs for the third consecutive quarter, and rose to €199 million (183) in the third quarter, representing 36.1% of revenues (33.3%). The improvement was mainly due to the narrowing of EBITDA losses from Service Businesses, and the consolidation of Fintur as of September 2002.

      Underlying operating profit also improved to €114 million (99) and the reported operating profit improved to €100 million (63), showing a growth of 59%.

      Sonera’s equity income in associated companies in the third quarter improved significantly to an income of €5 million (loss of €41 million), primarily due to the improved results of Turkcell and Fintur, and the discontinued equity accounting for Group 3G in Germany, the carrying value of which Sonera wrote down to zero in the second quarter.

      The underlying profit before income taxes and minority interest almost doubled to €91 million (50). The reported profit before income taxes and minority interest for the third quarter rose to €77 million (loss of €352 million in 2001 primarily due to write-downs on Deutsche Telekom shares). The reported net income was €47 million (loss of €325 million) in the third quarter.

      The underlying earnings per share were €0.05 (€0.06) while the reported earnings per share were €0.04 (loss per share of €0.35).

      Cash provided by operating activities in the third quarter grew significantly to €220 million (84). Cash from operating activities was improved by higher underlying EBITDA and lower interest expenses. At the same time, capital expenditures decreased to €63 million (94), resulting in a considerable improvement in free cash flow (cash from operating activities less capital expenditure on fixed assets) for the third quarter to €157 million (€10 million negative).

      In the third quarter, the return on capital employed was 9.0% (13.3% negative) and the return on shareholders’ equity was 10.3% (34.3% negative).

      During the third quarter, Sonera’s average payroll was 7,412 (10,442), showing a decrease of 29%, primarily due to the divestment of business operations. At the end of September, the number of employees was 7,769, showing a decrease of 23% from the year-end 2001. The acquisition of Fintur added some 850 employees in the consolidated number.

Underlying EBITDA for January-September 44% ahead of last year

      Consolidated revenues in January-September 2002 remained at the level of the previous year and totaled €1,635 million (€1,631 million in January-September 2001). Comparable revenues nevertheless grew by 6%, taking into account the businesses divested and the pro forma revenues of Fintur.

      January-September underlying EBITDA (excluding all non-recurring items) improved by 44% and was €585 million (407), representing 35.8% of revenues (25.0%). The improvement was mainly due to the narrowing of EBITDA losses from Service Businesses.

      Underlying operating profit more than doubled to €339 million (155) while the reported operating profit was €201 million (989). The reported operating profit in January-September 2002 also includes capital gains of €374 million mainly relating to the sales of Pannon, Sonera Info Communications, Primatel and Libancell; non-cash write-downs of €476 million mainly relating to Ipse 2000, Juniper Financial Corporation and 724 Solutions Inc.; expenses of €13 million relating to the planned merger with Telia; and other non-recurring expenses of €23 million mainly relating to the restructuring of operations and other such efforts. In January-September 2001, the reported operating profit included non-recurring income totaling €834 million, mainly relating to the sales of TietoEnator, VoiceStream and Powertel.

      Sonera’s equity loss in associated companies in January-September increased to €3,974 million (loss of €135 million), primarily due to a non-cash write-down recorded for Group 3G in the second quarter.

      The underlying profit before income taxes and minority interest improved to €193 million (loss of €15 million), mainly due to significant improvement in the underlying EBITDA. As a consequence of the non-cash write-downs of international UMTS investments, the reported loss before income taxes and minority interest for January-September was €3,832 million (profit of €453 million). The reported net loss was €2,616 million (profit of €353 million) in January-September.

      The underlying earnings per share improved to €0.15 (loss per share of €0.01) while the reported loss per share was €2.35 (earnings per share of €0.39).

      Cash provided by operating activities in January-September grew almost five-fold to €509 million (106). Free cash flow (cash from operating activities less capital expenditure on fixed assets), which is also the basis for Sonera’s dividend policy, improved to €339 million from the negative free cash flow of €160 million in January-September 2001.

Business areas

      In the autumn of 2001, Sonera set itself a goal of transforming into a customer-driven business organization. As of July 1, 2002, Sonera organized all its product segments and business units in Finland into three layers that coordinate all business horizontally to create a more unified and integrated business and customer approach. The Sales and Marketing layer is responsible for the overall profitability of customer segments or individual large corporate customers. The Products and Services layer is responsible for the product portfolio and the development of new products and services. The Production and Networks layer is responsible for the mobile, backbone and local networks.

      To support the integrated approach, Sonera also plans to simplify its legal structure in Finland by merging its wholly-owned subsidiaries Sonera Telecom, Sonera Entrum, Sonera Solutions, Sonera Gateway, Sonera Plaza and Sonera Juxto into the parent company Sonera Corporation by the end of 2002.

Mobile Communications Finland reports a strong quarter

	July-	July-
	September	September	Change
	2002	2001	%

	(EUR million)
Revenues	312	307	2
Underlying EBITDA	162	158	3
Underlying EBITDA margin, %	51.9	51.5
Reported operating profit	132	126	5
Capital expenditures	22	25	—
Subscriptions at the end of the period, thousands(1)	2,501	2,441	2
GSM customer churn, % (annualized)	11.0	9.5
MoU, minutes	153	149	3
ARPU, €	40.3	40.7	(1)

(1)	Excluding service providers.

      Revenues from Mobile Communications Finland were up 2% on the previous year, reaching €312 million (307) in the third quarter. Revenue growth was slowed down by the new interconnection agreements applied starting from September 2001 and the lower SMS prices, high overall penetration, as well as the strategic goal to seek profitable growth. On the other hand, revenues were increased by the increased usage of mobile services and the revised revenue sharing of mobile-originated international call revenues between Mobile Communications Finland and Sonera Telecom from the beginning of 2002. Revenues from non-voice services decreased slightly to €36 million (37) in the third quarter.

      The profitability of the business area continued to be very strong. Underlying EBITDA for the third quarter was €162 million (158), corresponding to 51.9% of revenues (51.5%). Operating profit was €132 million (126). Profitability improved due to increased revenues and continued cost control and process development efforts. Capital expenditures for the business area were €22 million during the third quarter (25).

      Revenues for the nine months January-September totaled €932 million (907), showing a rise of 3% on the previous year. Underlying EBITDA for January-September rose to €473 million (463), corresponding to 50.8% of revenues (51.0%) and operating profit improved to €380 million (368). Capital expenditures for January-September totaled €63 million (75). The simplified free cash flow measure as applied to Sonera’s business areas, underlying EBITDA less capital expenditure, improved by 6% to €410 million (388) in January-September.

      During the third quarter, the average monthly use of a Sonera mobile subscription rose by 3% to 153 minutes (149) and average monthly revenues per user (ARPU) were €40.3 (40.7). The average number of text messages sent from a Sonera GSM subscription per month was 26.7 (25.8) during the third quarter, representing a rise of 3%.

      The number of Sonera’s GSM subscriptions grew by a net 74,465 from the corresponding quarter in 2001, and was 2,472,552 at the end of September (2,398,087). The number of GSM subscriptions increased by a net 19,206 from the end of the second quarter. Sonera’s primary goal is not to focus on market share at the cost of profitability, but to concentrate on creating long-term profitable growth. Annualized GSM customer churn of 11.0% for the third quarter was higher than in the third quarter last year (9.5%) due to increased price competition. Including NMT and service provider subscriptions, the total number of all mobile subscriptions in Sonera’s network was 2,538,066 at the end of the third quarter.

      On September 26, 2002, Sonera launched and demonstrated, together with Nokia, the first 3G services to operate in the GSM/GPRS and UMTS networks. Customers can use the visual services with sound and image at first in the existing mobile network and later, when there are a sufficient number of dual-mode 3G terminals available, also in the UMTS network. In the future, different networks will supplement each other.

Fintur brings significant future growth for Sonera’s International Mobile Communications

	Reported(1)	Reported(1)
	July-	July-
	September	September	Change
	2002	2001	%

	(EUR million)
Revenues	25	(1)	n/m
Underlying EBITDA	9	(5)	280
Underlying EBITDA margin, %	36.0	n/m
Reported operating profit	5	(17)	129
Equity income (loss) in associated companies, before goodwill amortization	13	(32)	141
Capital expenditures	5	—	n/m
Subscriptions at the end of the period, thousands
Subsidiaries	1,502	—	n/m
Associated companies	18,700	16,160	16

	Pro forma(2)	Pro forma(2)
	July-	July-
	September	September	Change
	2002	2001	%

	(EUR million)
Revenues	74	54	37
Underlying EBITDA	34	20	70
Underlying EBITDA margin, %	45.9	37.0
Reported operating profit	19	(9)	311
Equity income (loss) in associated companies, before goodwill amortization	16	(14)	214
Capital expenditures	12	12	—
Subscriptions at the end of the period, thousands
Subsidiaries	1,502	1,061	42
Associated companies	18,700	15,099	24

(1)	Includes Fintur from the beginning of September 2002.

(2)	Pro forma presents the Fintur transaction as if it had already taken place on July 1, 2001.

      In August 2002, Sonera completed the purchase of an additional 23.24% interest in Fintur Holdings B.V. from the Çukurova Group, raising its total holding in Fintur to 58.55%. As part of the transaction, Fintur’s loss-making technology and media businesses were sold to the Çukurova Group. Sonera paid a purchase price of approximately €117 million and assumed interest-bearing net debt of Fintur of approximately €125 million.

      Fintur operates through its majority-owned subsidiaries in the emerging GSM markets of Azerbaijan, Georgia, Kazakhstan and Moldova. As of September 30, 2002, Fintur had approximately 1.5 million subscribers, a growth of 42% as compared to September 30, 2001. As the mobile penetration rates in each of these countries are currently estimated to be less than 10%, Sonera believes that Fintur will make a significant contribution to Sonera’s revenue growth in the future. In each of the countries, the Fintur-owned operator is the first or second largest in the market.

      Sonera has consolidated Fintur as of September 2002. Therefore, only one month of Fintur’s results of operations is included in Sonera’s income statement for the third quarter. For the full third quarter, Fintur recorded revenues of US$67 million (US$49 million in the third quarter of 2001), underlying EBITDA of US$34 million (21) and operating profit of US$21 million (9).

      Sonera’s equity income in mobile associated companies, before goodwill amortization, was €13 million (loss of €32 million) in the third quarter, mainly due to improved results of Turkcell and Fintur as compared to the third quarter of 2001, as well as the discontinued equity accounting for Group 3G.

      Estimated aggregate revenues of mobile associated companies were €758 million and increased by 16% in comparable terms, primarily due to MegaFon. At the end of the third quarter, the aggregate number of customers of these associated companies was estimated at 18.7 million, as compared to 15.1 million at the end of the corresponding quarter in 2001 (excluding Fintur).

      Equity income recorded from Turkcell was €1 million (loss of €16 million) for Sonera’s third quarter. Turkcell is consistently included in Sonera’s equity income with a three-month lag. Turkcell’s net income turned positive in the second quarter as a result of the subscriber growth effects on revenues and EBITDA. Turkcell further improved its financial results in the third quarter of 2002 and reported net income of US$59 million as a result of higher revenues and better margins. Therefore, Sonera will record approximately €22 million of equity income from Turkcell for Sonera’s fourth quarter of 2002. Turkcell met its financing obligations by repaying over US$650 million of debt and other payables in the first three quarters of 2002, and even waived its option to extend debt repayments to two local banks. Turkcell’s cash balance increased to US$305 million at the end of the third quarter. Turkcell added approximately 1.1 million net new subscribers during the third quarter and on September 30, 2002, Turkcell had 14.9 million customers, consisting of 4.7 million post-paid and 10.2 million pre-paid subscribers.

      Equity income recorded from other GSM associated companies decreased to €15 million (18) in the third quarter, primarily due to the sale of Pannon GSM during the first quarter of 2002.

      In Russia, the restructuring of MegaFon has been completed, and Sonera holds 26% in the new company. The customer base of MegaFon grew by approximately 600,000 during the third quarter and totaled approximately 2.3 million at the end of September. MegaFon is the only operator in Russia with licenses spanning the whole country.

      After Sonera wrote down to zero the carrying value of its 42.8% owned German UMTS associated company Group 3G in the second quarter, Sonera no longer records equity losses from Group 3G. In the third quarter of last year, Sonera recorded an equity loss of €16 million from Group 3G.

      In July, Sonera, together with the majority shareholder of Group 3G, the management of Group 3G and a third party advisor, analyzed the feasibility of the business plan that was approved for Group 3G in November 2001. Based on the first six months of experience in and the future outlook for the German market, and based on continued delays in 3G technologies and the higher cost of capital, the shareholders of Group 3G believe that the original strategy for the company is no longer feasible. The Board of Directors of Group 3G decided in July to freeze the operations of Group 3G by the end of 2002. On October 15, Group 3G announced that it will end its GSM/ GPRS network service in mid-November. The customers have the option to migrate to T-Mobile without having to pay a connection fee.

      To ensure the sufficiency of shareholders’ equity in Group 3G, the majority shareholder of Group 3G, Telefónica Móviles, may decide to increase the shareholders’ equity of Group 3G. This may lead to a significant dilution of Sonera’s interest in Group 3G, or may even decrease Sonera’s interest in Group 3G to zero. The dilution is based on a fair market value to be determined for Group 3G at the time of a share capital increase. Sonera has already earlier committed itself not to invest additional funds in Group 3G. As Sonera wrote down to zero its carrying value of Group 3G shares in the second quarter, any dilution would not result in additional loss for Sonera.

      Additionally, the completion of Sonera’s planned merger with Telia will give Telefónica Móviles the right to purchase Sonera’s share in Group 3G, at Telefónica Móviles’ option and at fair market value. According to the shareholders’ agreement, the determination of fair market value is based on appraisals of at least two international investment banks, one appointed by Sonera and the other by Telefónica Móviles.

      As part of its quarterly review of carrying values, Sonera has performed an impairment analysis on Xfera of Spain (Sonera 14.2%) as of September 30, 2002. The analysis supports the carrying value of €72 million for Xfera. Sonera also has capital commitments of a maximum of €278 million to invest in the shareholders’ equity of Xfera. The Spanish government also released part of the originally €428 million performance guarantees in June and July 2002. The outstanding performance guarantees were €383 million on September 30, 2002.

EBITDA losses of Service Businesses clearly within target

	July-	July-
	September	September	Change
	2002	2001	%

	(EUR million)
Revenues	67	76	(12)
Underlying EBITDA loss	(8)	(48)	83
Reported operating loss	(20)	(71)	72
Capital expenditures	1	23	(96)

      Revenues from Service Businesses decreased by 12% to €67 million (76) in the third quarter, primarily due to the divestment of Sonera Info Communications at the end of March 2002. Underlying EBITDA loss for the business area decreased significantly to €8 million (loss of €48 million). Reported operating loss for the business area decreased to €20 million (loss of €71 million) and underlying operating loss decreased to

€18 million (loss of €62 million) in the third quarter. Capital expenditure for the business area decreased to €1 million during the third quarter (23).

      Revenues in the nine months January-September totaled €213 million (233), showing a decrease of 9% on the previous year. The growth in comparable revenues for January-September was 13%, taking into account disposals of businesses. Underlying EBITDA loss for January-September decreased to €31 million (loss of €203 million). Due to sales gains recorded in the first quarter, the reported operating profit in January-September was €2 million (loss of €253 million). The underlying operating loss decreased to €60 million (loss of €239 million). Capital expenditures for January-September totaled €9 million (50). The simplified free cash flow measure as applied to Sonera’s business areas, underlying EBITDA loss plus capital expenditure, narrowed to €40 million (253) of cash spent in January-September.

      Sonera SmartTrust’s revenues decreased to €5 million (10) in the third quarter mainly due to the lack of larger deliveries during the quarter. Sonera SmartTrust’s underlying EBITDA loss decreased to €3 million (loss of €4 million). At the end of September, Sonera SmartTrust’s order backlog was €19 million.

      In July 2002, Sonera entered into an agreement to sell a slightly greater than 50% interest in SmartTrust AB to a group of private equity investors for a total consideration of €35 million. After the transaction was completed in October 2002, Sonera’s interest in SmartTrust AB decreased to below 50% and Sonera will account for its remaining interest in SmartTrust AB under the equity method of accounting.

      Sonera Zed’s revenues grew to €12 million (7) in the third quarter. Underlying EBITDA loss narrowed significantly to €2 million (loss of €30 million). Sonera estimates that the underlying EBITDA loss of Sonera Zed will be clearly below €20 million for the full year 2002, as compared to a loss of €129 million in 2001.

      In August 2002, Sonera completed the sale of a 15% interest in its former wholly owned subsidiary Sonera Zed to Yahoo! Inc. The transaction was effected through a primary issue of new Sonera Zed shares to Yahoo! Pursuant to the terms of the investment agreement, Yahoo! has the right to purchase up to 100% of Sonera Zed over the next two years, at a price to be determined by Sonera Zed’s operational performance, or withdraw from the transaction. Sonera did not record a significant gain from the sale.

      Sonera Plaza’s revenues amounted to €14 million (11) in the third quarter. Underlying EBITDA loss narrowed to €1 million (loss of €5 million). The number of Sonera Internet subscriptions in Finland totaled approximately 262,000 at the end of September.

      Sonera Juxto’s revenues were €15 million (18) in the third quarter and underlying EBITDA loss was €2 million (loss of €3 million).

      Other units within the business area, primarily related to Sonera’s Corporate Research & Development activities, recorded mostly intra-Group revenues of €21 million (16) and the underlying EBITDA loss narrowed to zero (loss of €1 million) during the third quarter.

Increasing interest in broadband services creates future potential for Sonera Telecom

	July-	July-
	September	September	Change,
	2002	2001	%

	(EUR million)
Revenues	233	255	(9)
Underlying EBITDA	44	64	(31)
Underlying EBITDA margin, %	18.9	25.1
Reported operating profit	17	30	(43)
Capital expenditures	29	30	(3)
Equity income in associated companies, before goodwill amortization	5	7	(29)
Equivalent access lines at the end of the period, thousands	729	760	(4)
Residential broadband subscriptions at the end of the period, thousands	48	4	n/m

      Revenues from Sonera Telecom were €233 million (255) during the third quarter, decreasing by 9% mainly due to the sale of Primatel and the Gateway leasing business at the end of May 2002. On a comparable basis, however, revenues increased by 2% when taking into account disposals of businesses.

      Underlying EBITDA for the business area decreased to €44 million (64) in the third quarter, primarily due to the revised revenue sharing of mobile international call revenues between Sonera Telecom and Mobile Communications Finland from the beginning of 2002 and the sale of Primatel and Gateway operations. Underlying EBITDA, however, improved when compared to the second quarter of 2002. The reported operating profit was €17 million (30) and the underlying operating profit was €16 million (36). Capital expenditure for the business area was reduced to €29 million (30) during the third quarter.

      Revenues for the nine months January-September decreased by 3% to €740 million (760). The growth in comparable revenues was 4% in January-September, taking into account disposals of businesses. Underlying EBITDA for January-September was €137 million (173). The reported operating profit was €86 million (84) and the underlying operating profit was €46 million (81) in January-September. Capital expenditures for January-September were reduced to €78 million (115). The simplified free cash flow measure as applied to Sonera’s business areas, underlying EBITDA less capital expenditure, therefore improved slightly to €59 million (58) in January-September.

      In the third quarter, revenues from domestic voice services fell 9% to €49 million (54) as local lines and domestic call minutes declined further. Traffic was reduced due to ADSL and other broadband connections replacing the dial-up Internet traffic.

      Revenues from international calls decreased by 14% and were €36 million (42) in the third quarter. Though international transit traffic continued to increase, revenues declined due to the revised revenue sharing with Mobile Communications Finland.

      Revenues from data services remained at the level of last year and totaled €38 million (38) in the third quarter. Growth in revenues was impeded by general price erosion. The number of ADSL and other broadband consumer connections continued to show strong growth and totaled 47,918 at the end of September (4,374). Leased lines revenues amounted to €14 million (15).

      In September, a survey conducted by Suomen Gallup showed that Sonera is the market leader among the providers of broadband access, with a market share of 36%. The Sonera broadband subscription has Finland’s widest availability area: it is currently available at over 200 localities. In the third quarter, Sonera also signed agreements to provide a total of 30,000 broadband connections to the housing stock of various real estate firms. Each resident can decide whether to connect to the service or not. In August, Sonera completed the installation of Finland’s largest broadband local area network for the Student Housing Foundation of Helsinki, providing broadband access to approximately 15,000 students, with the monthly charge included in the rent of the apartment.

      In the third quarter, revenues from equipment sales decreased to €29 million (35) primarily due to the sale of the Gateway leasing business at the end of May 2002.

      Sonera’s equity income in its Baltic and Finnish fixed network associated companies totaled €5 million (7) in the third quarter. The estimated number of subscriptions of the associated companies totaled approximately 2.3 million at the end of September.

Legal and regulatory developments

      In July 2002, the Supreme Administrative Court accepted an appeal that Sonera filed in January against the Competition Council’s decision to prohibit Sonera’s acquisition of 16.7% in Loimaan Seudun Puhelin Oy (LSP). After the Supreme Administrative Court’s decision, Sonera will start taking the measures required by the initial approval by the Finnish Competition Authority in August 2001. Sonera’s current holding in LSP is 29.1%.

      In July 2002, the Finnish Communications Regulatory Authority (FICORA) issued its decision on a complaint filed by Telepohja Oy in January 2000 concerning the pricing of Sonera’s leased line operations especially in rural areas. In its decision, the FICORA states that Sonera’s pricing is cost-oriented as required by the legislation, and that Sonera has operated in compliance with the Communications Market Act (formerly, Telecommunications Market Act). Telepohja also filed a similar complaint with the Finnish Competition Authority (FCA) in January 2000; the complaint is still pending.

      In August 2002, a settlement was reached in respect of the dispute between Sonera and Harri Vatanen, former CEO of Sonera SmartTrust Ltd, about the Sonera SmartTrust technology and the termination of Mr. Vatanen’s employment. The parties agreed to terminate all pending legal actions in full.

      In September 2002, the Administrative Court of Helsinki issued a decision on the appeal filed by Sonera against the decision issued in April 2001 by the Finnish Communications Regulatory Authority (FICORA, formerly the Telecommunications Administration Centre). The Administrative Court of Helsinki stated that the FICORA’s opinion of Sonera’s interconnection pricing in domestic mobile communications not being reasonable in relation to the actual costs would not be considered erroneous. Sonera will appeal the decision to the Supreme Administrative Court. The decision issued by the FICORA in April 2001 is not enforceable until the Supreme Administrative Court has issued its decision. Sonera believes that the correct price level for interconnection traffic should be based on commercially negotiated solutions. In the spring and summer of 2001, Sonera concluded new mobile interconnection agreements with all mobile network operators in Finland. The interconnection fees of Sonera’s mobile communications are lower than those of other Finnish operators and are also low in international comparison. A similar case is also pending at the Finnish Competition Authority.

Clearly improved free cash flow is the basis for Sonera’s dividend policy

      Cash provided by operating activities in the third quarter more than doubled to €220 million (84). Cash from operating activities was improved by higher underlying EBITDA, lower interest expenses and also by a €21 million tax refund. Cash paid for net interest expenses reduced significantly to €16 million (53) in the third quarter as a result of lower net debt. Dividends received from associated companies totaled €10 million (13) in the third quarter.

      Capital expenditures on fixed assets decreased by 33% to €63 million (94) during the third quarter. Free cash flow (cash from operating activities less capital expenditure on fixed assets) improved to €157 million in the third quarter from the negative free cash flow of €10 million in the third quarter of 2001. For the nine months January-September, free cash flow amounted to €339 million, as compared to negative free cash flow of €160 million in the corresponding period in 2001.

      Free cash flow is also the basis for Sonera’s dividend policy, according to which the objective of the Board of Directors is for the amount of dividends paid to correspond to approximately one-fourth of the Group’s annual free cash flow.

      Equity investments and shareholder loans granted also remained lower than last year at €32 million (106) in the third quarter. The largest individual equity investment during the quarter was the remaining payment of €52 million for the Fintur acquisition in August, less cash acquired of €18 million. The first part of the purchase price was paid in advance in the first quarter of 2002.

      During the third quarter, Sonera received proceeds of €25 million (768) from asset sales.

Net debt remains at €2.1 billion after Fintur acquisition

      Net debt decreased slightly in the third quarter of 2002, despite the assuming of Fintur’s net debt of approximately €125 million, and totaled €2,132 million on September 30, 2002 (€2,142 million on June 30, 2002 and €4,494 million on September 30, 2001).

      As of September 30, 2002, Sonera’s net debt-to-underlying EBITDA ratio (trailing twelve-month underlying EBITDA) was 2.9, slightly down from the 3.0 as of June 30, 2002.

      Cash and short-term investments totaled €647 million and available undrawn committed revolving credit facilities totaled €11 million at the end of the third quarter.

      In August, Sonera repaid €500 million of EMTN Floating Rate Notes with its cash funds. The amount of Sonera’s short-term loans at the end of September was €150 million, and the amount of long-term loans falling due during the next twelve months was €383 million. Sonera intends to finance the repayments of the loans mainly with its cash funds, available undrawn committed revolving credit facilities and cash flow from operations.

      The current long-term and short-term ratings of BBB/A-2 by Standard & Poor’s and Baa2/ Prime-2 by Moody’s are all under review for a possible upgrade.

      As of September 30, 2002, the equity-to-assets ratio increased to 37% from 33% on June 30, 2002, as a consequence of debt repayments and an increase in shareholders’ equity. The equity-to-assets ratio is estimated to rise to approximately 40% by the end of the year.

      On September 30, 2002, Sonera’s shareholders’ equity totaled €1,921 million, consisting of €1,338 of restricted equity and €583 million of non-restricted equity. As of September 30, 2002, the distributable funds in Sonera’s consolidated shareholders’ equity totaled €428 million.

Sonera share

      Sonera’s share price has closely followed the price of the Telia AB share since the two companies announced their plans to merge in March 2002, and the average price for the third quarter declined by 14% compared to the average price for the second quarter.

      On the first trading day of the third quarter, the closing price of the Sonera share on Helsinki Exchanges was €3.98, while on the last trading day of the quarter it was €3.75. During the third quarter, the share had a low of €3.19 and a high of €4.91 on Helsinki Exchanges, and the average trading price was €4.10. At the end of September, Sonera’s market capitalization was €4,182 million.

      In the third quarter, the trading volume of Sonera shares on Helsinki Exchanges was 194 million shares (209), with the total traded value of €795 million (892). On Nasdaq, the trading volume in the third quarter was 1.4 million shares (5.0), with the total traded value of US$5.4 million (20).

      The Company’s Board of Directors does not have a valid authorization to issue shares, convertible bonds or to launch a stock option scheme. The Board of Directors has the authorization to repurchase a maximum of two million Sonera Corporation shares in public trading. At the end of September, the Company had 550,000 Sonera shares in its own possession.

Investigations relating to Sonera’s write-down of UMTS investments

      Shortly after the write-downs relating to Sonera’s investments in Group 3G and Ipse 2000 were publicly announced in July 2002, the Finnish Ministry of Transport and Communications commenced an investigation into the Ministry’s involvement in Sonera’s decision to bid in the third generation license auctions in Germany and Italy. On August 5, 2002, the Ministry concluded the investigation, finding that neither the Ministry, the minister nor any other state body had taken any formal decisions concerning Sonera’s decision to bid in such auctions. On August 7, 2002, the Finnish Chancellor of Justice launched a separate investigation, the results of which were announced on October 8, 2002. According to the findings, the Finnish government or its individual members have not participated in Sonera’s UMTS decisions, and the members of the government and the civil servants at the Ministry of Transport and Communications have not breached their official duty or acted in an otherwise illegitimate manner in connection with the UMTS decisions. Both of these investigations related to the Finnish State’s own decision-making process in relation to state-controlled companies, in this case Sonera, and not to any decision-making process within Sonera itself. Accordingly, Sonera’s management does not believe the investigations, or any action taken in response thereto, will have a material effect on Sonera.

      On August 22, 2002, Sonera announced the results of an extensive internal examination on anonymous malpractice claims. An anonymous writing circulated on the Internet claimed that there had been malpractices associated with the settlement of the Company’s consulting invoices in 1999-2001 and that the Company’s

UMTS license decisions had been made without any risk analyses. The internal examination, performed by Sonera’s internal audit function and reviewed by the independent external auditors of the Company, found no evidence or support for the anonymous malpractice claims.

      In August, the Company’s Board of Directors also requested the independent external auditors of the Company to conduct a review of the Interim Report of June 30, 2002, with special emphasis on the accounting practice and the valuation of deferred tax asset. On the basis of the review conducted by the independent auditors, nothing has come to their attention that causes them to believe that the Interim Report of June 30, 2002 would not give a true and fair view of the financial status of the Company.

      In August, Sonera also received inquiries by the Finnish Financial Supervision Authority (FFSA) in relation to the timing of announcing the UMTS write-downs, the deferred tax asset recorded from the write-downs, and the Finnish Government’s decision in principle on its ownership policy. Sonera has responded to these inquiries and the FFSA has informed Sonera that no further measures are necessary.

      As a result of its €4,280 million write-down of its UMTS investments in Germany and Italy, Sonera recorded a deferred tax benefit of €1,235 million in the second quarter of 2002. Although Sonera currently estimates that the deferred tax asset can be realized in six to eight years under different scenarios, there can be no assurance of sufficient taxable income within this period. Tax loss carry-forwards in Finland expire after ten years. For the nine months ended September 30, 2002, Sonera’s estimated taxable income in Finland, before non-recurring gains and losses, was approximately €350 million.

Exchange Offer for the merger of Sonera and Telia starts in October

      On March 26, 2002, Sonera and Telia AB of Sweden announced a plan to merge. On July 10, 2002, the two companies received an approval of the merger by the European Commission. In its approval, the EU Commission conditioned the merger on the following commitments by Telia and Sonera:

•	Telia has committed to sell its mobile operations, dealership chain and wireless LAN business in Finland. In addition, the combined company has agreed to provide to the purchaser of Telia’s mobile operations in Finland national roaming on commercial terms and at a fair price if the purchaser does not already have a nationwide GSM network in Finland.

•	Telia has committed to sell its Com Hem AB cable TV business and related network in Sweden.

•	The combined company has committed to ensure that its fixed and mobile network businesses in Sweden and Finland are held in separate legal entities, which are distinct from related retail activities. The network companies’ Boards of Directors will include an external director appointed according to corporate law. This commitment can be revised after five years.

•	The combined company has committed to make available to telecommunications operators in Sweden and Finland its regulated wholesale fixed and mobile network products and international GSM roaming in Sweden and Finland on a nondiscriminatory basis compared to the terms on which they are offered internally within the combined company. Pertaining to the roaming product, the combined company will have the right to require reciprocity in respect of prices, quality and other conditions. This obligation to provide services on a non- discriminatory basis is in force for a period of three years and will be subject to a fast-track dispute resolution procedure by arbitration.

      Sonera and Telia estimate that the conditions set by the EU will have only a minor effect on the combined company’s results of operations, financial condition and cash flows.

      In the first six months of 2002, on a pro forma basis, the combined TeliaSonera would have reported revenues of €4.4 billion, underlying EBITDA of €1.3 billion, underlying EBITDA margin of 30.5%, and an operating loss of €0.3 billion.

      Telia’s exchange offer to Sonera’s shareholders commenced on October 7, 2002.

Sonera upgrades the full-year profitability outlook

      Despite the uncertain economic outlook in Sonera’s main market areas, the Group’s comparable revenues, as adjusted for disposals and acquisitions, are estimated to grow in 2002, albeit at a markedly slower rate than in the previous year. Sonera’s underlying EBITDA, however, is estimated to improve by more than one-third from the 2001 level and the EBITDA margin is set to rise to the level of 35% of revenues.

      The growth in revenues from Mobile Communications Finland is estimated to slow down significantly from the figure a year ago and to be markedly less than 5% in 2002. The slowdown in growth is primarily attributable to the delayed availability of the more advanced terminal devices, the new interconnection agreements, SMS price reduction, as well as tightening competition. Underlying EBITDA in euro terms is estimated to be higher than the level of 2001.

      Within Sonera’s International Mobile Communications, the acquisition of control in Fintur in August 2002 will contribute significantly to the overall growth of consolidated revenues in the fourth quarter of 2002. Accordingly, Sonera’s International Mobile Communications is also expected to record a positive underlying EBITDA for the full year 2002.

      Owing to the paring down of the Service Businesses and the disposals carried out, revenues from Service Businesses will decline in 2002. On the other hand, the negative underlying EBITDA contribution from the business area will be limited to a maximum of €50 million in 2002. In 2003 the business area’s underlying EBITDA will reach at least the breakeven level.

      Sonera Telecom’s revenues are expected to remain close to the same level as in 2001. Underlying EBITDA will decline from the level of 2001 primarily due to the sale of Primatel and the Gateway leasing business, revised revenue sharing of mobile international call revenues between Sonera Telecom and Mobile Communications Finland and decreased fixed voice revenues. Underlying EBITDA is estimated to be approximately €180 million.

      Excluding non-recurring items, the consolidated underlying operating profit is estimated to double as compared to 2001. The reported operating profit, however, will be clearly lower than in 2001 due to smaller capital gains and the write-downs recorded in the second quarter of 2002.

      Excluding the Group 3G write-down, Sonera estimates that the underlying equity loss will narrow to a range of €100 million to €150 million for the full year.

      It is estimated that the Group’s cash provided by operating activities will improve significantly in 2002 as underlying EBITDA strengthens and interest expenses diminish. After the acquisition of Fintur, capital expenditures on fixed assets are estimated to be approximately €300 million in 2002. As a result, the simplified free cash flow measure as followed by Sonera (underlying EBITDA, less cash-based interest expenses, less capital expenditures on fixed assets) is estimated to be €350-400 million.

Target for 2003

      Sonera’s consolidated revenues are estimated to grow in 2003 especially due to the consolidation of Fintur for the full year. Sonera’s target is that underlying EBITDA for 2003 will improve from the 2002 level, and that the underlying EBITDA margin will be at least 35% of revenues.

      Sonera’s target for operating profit (excluding any non-recurring items) is significant improvement from the level of 2002 and that the operating profit margin is at least 20% of revenues. As a result, the return on capital employed is targeted to be over 10% and the return on shareholders’ equity about 15%.

Helsinki, Finland

October 25, 2002

SONERA CORPORATION

Financial Information

      The financial information given in this interim report is based on Sonera’s unaudited consolidated interim financial statements that are prepared in accordance with Finnish accounting practice. This interim report includes information on “underlying EBITDA” and on other similar “underlying” measures of Sonera’s results of operations. Underlying EBITDA equals operating profit before depreciation and amortization, before gains and losses from sale of shares and fixed assets, before write-downs, and before restructuring expenses. Sonera’s management believes that, except for depreciation and amortization, these items excluded from the definition of underlying EBITDA do not reflect the underlying fundamentals of the operating results from Sonera’s business segments. Sonera’s management also believes that underlying EBITDA is a standard measure commonly reported and widely used by analysts, investors and others in the telecommunications industry. Accordingly, this information has been disclosed to permit a more complete comparative analysis of the segmental operating performance relative to other companies in the industry. Underlying EBITDA, however, should not be considered as an alternative to operating profit as an indicator of operating performance. Similarly, underlying EBITDA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity. Underlying EBITDA is not a measure of financial performance under Finnish GAAP or U.S. GAAP and may not be comparable to other similarly titled measures for other companies. Underlying EBITDA is not meant to be predictive of potential future results.

Forward-Looking Statements

      This interim report contains statements concerning, among other things, Sonera’s financial condition and results of operations that are forward-looking in nature. Such statements are not historical facts but, rather, represent Sonera’s future expectations. Sonera believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions; however, forward-looking statements involve inherent risks and uncertainties, and a number of important factors could cause actual results or outcomes to differ materially from those expressed in any forward-looking statement, including Sonera’s market position, growth in the telecommunications industry in Europe, the effects of competition and other economic, business, competitive and/or regulatory factors affecting the business of Sonera and the telecommunications industry in general. Forward-looking statements speak only as of the date they were made, and, other than as required by applicable law, Sonera undertakes no obligation to update any of them in light of new information or future events.

Cautionary Disclaimer/ Legend

      The combination of Sonera and Telia will be implemented through an exchange offer being made by Telia to all shareholders of Sonera. The contents of this document are neither an offer to purchase nor a solicitation of an offer to sell shares of Sonera. Any offer in the United States will only be made through a prospectus which is part of a registration statement on Form F-4 which Telia filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 1, 2002. Sonera shareholders who are U.S. persons or are located in the United States are urged to carefully review the registration statement on Form F-4, the prospectus included therein and other documents relating to the offer that Telia has filed or will file with the SEC because these documents contain important information relating to the offer. You are also urged to read the related solicitation/ recommendation statement on Schedule 14D-9 that was filed by Sonera with the SEC on October 1, 2002 regarding the offer. You may obtain a free copy of these documents at the SEC’s web site at www.sec.gov. You may also inspect and copy the registration statement on Form F-4, as well as any documents incorporated by reference therein, and the Schedule 14D-9 at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. These documents may also be obtained free of charge by contacting Telia AB, Investor Relations, SE-12386 Farsta, Sweden. Attention: External Communications or Investor Relations (tel: +46 8 7137143, or Sonera, Teollisuuskatu 15, P.O. Box 106, FIN-00051 SONERA, Finland. Attention: Investor Relations (tel: +358 20401). YOU SHOULD READ THE PROSPECTUS AND THE SCHEDULE 14D-9 CAREFULLY BEFORE MAKING A DECISION CONCERNING THE OFFER.

Income Statement

	July-	July-	January-	January-		Full
	September	September	September	September	Change	year
	2002	2001	2002	2001	%	2001

	(EUR million)
Revenues	551	549	1,635	1,631	0	2,187
Other operating income	14	9	396	911	(57)	916
Cost of services and goods	(197)	(173)	(554)	(523)	6	(708)
Personnel expenses	(89)	(112)	(305)	(384)	(21)	(512)
Other operating expenses	(94)	(126)	(725)	(394)	84	(600)
Depreciation and amortization(1)	(85)	(84)	(246)	(252)	(2)	(332)

Operating profit	100	63	201	989	(80)	951
Equity income in associated companies	5	(41)	(3,974)	(135)		(202)
Sales and write-downs of short-term investments	—	(366)	(43)	(366)		(272)
Financial income and expenses	(28)	(8)	(16)	(35)		(32)

Profit before income taxes and minority interest	77	(352)	(3,832)	453	(946)	445
Income taxes	(27)	28	1,219	(100)		(35)
Minority interest	(3)	(1)	(3)	—		(1)

Net income	47	(325)	(2,616)	353	(841)	409

Average number of shares (1,000 shares)	1,114,752	906,091	1,114,752	906,091	23	924,346
Diluted average number of shares (1,000 shares)	1,114,752	906,091	1,114,752	906,091	23	924,346
Earnings per share (euros)	0.04	(0.35)	(2.35)	0.39	(703)	0.44
Diluted earnings per share (euros)	0.04	(0.35)	(2.35)	0.39	(703)	0.44

Underlying EBITDA(2)	199	183	585	407	44	562
Underlying EBITDA-margin (%)	36	33	36	25		26

(1)	In 2000, Sonera recorded the acquisitions of Across and iD2 in accordance with the interpretation No. 1591/1999 by the Finnish Accounting Board. If fair value had been used to record the transactions, Sonera would have recorded amortization of goodwill of EUR 4 million in July-September 2002 and EUR 213 million in January-September 2002, including an impairment loss of EUR 209 million (EUR 17 million in July-September 2001, EUR 52 million in January-September 2001 and EUR 69 million for the full year 2001).

(2)	Underlying EBITDA equals operating profit before depreciation and amortization, before gains and losses from sale of shares and fixed assets, before write-downs, and before restructuring and other non-recurring expenses.

Underlying Results (Excluding Non-recurring Income and Expenses)

	July-	July-	January-	January-		Full
	September	September	September	September	Change	year
	2002	2001	2002	2001	%	2001

	(EUR million)
Revenues	551	549	1,635	1,631	0	2,187
Other operating income	10	8	22	20	10	26
Cost of services and goods	(197)	(173)	(554)	(523)	6	(708)
Personnel expenses	(92)	(96)	(295)	(366)	(19)	(488)
Other operating expenses	(73)	(105)	(223)	(355)	(37)	(455)
Depreciation and amortization(1)	(85)	(84)	(246)	(252)	(2)	(332)

Underlying operating profit	114	99	339	155	119	230
Equity income in associated companies	5	(41)	(130)	(135)	(4)	(202)
Financial income and expenses	(28)	(8)	(16)	(35)	54	(32)
Underlying profit before income taxes and minority interest	91	50	193	(15)	1,387	(4)
Income taxes	(33)	5	(24)	6	—	68
Minority interest	(3)	(1)	(3)	—		(1)

Underlying net income	55	54	166	(9)	1,944	63

Underlying earnings per share (euros)	0.05	0.06	0.15	(0.01)	1,600	0.07
Diluted earnings per share (euros)	0.05	0.06	0.15	(0.01)	1,600	0.07

Underlying EBITDA	199	183	585	407	44	562

The following non-recurring income and expenses have been excluded from the underlying results:
Gains from sale of shares and fixed assets	5	1	374	891		890
Restructuring and other non-recurring expenses	(6)	(16)	(36)	(33)		(45)
Losses from sale of shares and fixed assets, and write-downs of shares	(13)	(21)	(40)	(24)		(124)
Write-downs of UMTS investments	—	—	(4,280)	—		—
Sales and write-downs of short-term investments	—	(366)	(43)	(366)		(272)
Tax effect of non-recurring income and expenses	6	23	1,243	(106)		(103)

Total	(8)	(379)	(2,782)	362		346

(1)	In 2000, Sonera recorded the acquisitions of Across and iD2 in accordance with the interpretation No. 1591/1999 by the Finnish Accounting Board. If fair value had been used to record the transactions, Sonera would have recorded amortization of goodwill of EUR 4 million in July-September 2002 and EUR 213 million in January-September 2002, including an impairment loss of EUR 209 million (EUR 17 million in July-September 2001, EUR 52 million in January-September 2001 and EUR 69 million for the full year 2001).

      Income and expenses in the underlying results have not been adjusted with the effects of businesses sold and acquired.

Balance Sheet

	September 30,	September 30,	Dec. 31,
	2002	2001	2001

	(EUR million)
Fixed assets and other long-term investments
Intangible assets	266	110	98
Property, plant and equipment	1,423	1,280	1,269
Long-term investments and receivables	1,572	5,874	6,068
Deferred tax asset	1,150	—	—

Total	4,411	7,264	7,435
Current assets
Inventories	15	38	33
Current loans receivable	1	66	45
Other current receivables	504	725	565
Short-term investments	552	1,005	620
Cash and cash equivalents	95	77	96

Total	1,167	1,911	1,359

TOTAL ASSETS	5,578	9,175	8,794

Shareholders’ equity	1,921	3,558	4,575
Minority interest	114	16	13
Non-current liabilities
Long-term debt	2,246	3,783	2,007
Other long-term liabilities	229	69	148

Total	2,475	3,852	2,155
Current liabilities
Current debt	150	314	55
Current portion of long-term debt	383	814	1,418
Other current liabilities	535	621	578

Total	1,068	1,749	2,051

TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES	5,578	9,175	8,794

Statement of Cash Flows

	July-	July-	January-	January-
	September	September	September	September	Full year
	2002	2001	2002	2001	2001

	(EUR million)
Cash provided by operating activities
Net income	47	(325)	(2,616)	353	409
Depreciation and amortization	85	84	246	252	332
Write-downs of UMTS investments	—	—	4,280	—	—
Gain from sale of Pannon shares	—	—	(220)	—	—
Gain from sale of Sonera Info Communications	—	—	(90)	—	—
Other (gains) losses from sale of shares and fixed assets	—	1	(55)	(889)	(883)
Equity (income) loss in associated companies	(5)	41	130	135	202
Sales and write-downs of short-term investments	—	378	43	378	272
Deferred tax expense (benefit)	27	(72)	(1,230)	(101)	(17)
Change in working capital and other items	66	(23)	21	(22)	(118)

Total	220	84	509	106	197
Cash (used in) provided by investing activities
Capital expenditures	(63)	(94)	(170)	(266)	(359)
Investments in shares and shareholder loans	(32)	(106)	(155)	(497)	(572)
Proceeds from sale of shares and fixed assets	25	768	1,023	1,943	2,193
Change in short-term investments and other items	405	(225)	(370)	(342)	(39)

Total	335	343	328	838	1,223
Cash provided by (used in) by financing activities
Change in long-term debt	(592)	1,579	(900)	2,501	1,476
Change in current debt	52	(2,010)	65	(3,388)	(3,793)
Equity issue	—	—	—	—	973
Dividends paid	—	—	—	(67)	(67)
Sale of rights related to treasury shares	—	—	—	—	1

Total	(540)	(431)	(835)	(954)	(1,410)
Effect of exchange rate changes	(2)	(3)	(3)	(1)	(2)

Change in cash and cash equivalents	13	(7)	(1)	(11)	8

Cash Provided by Operating Activities Under the Direct Method Presentation

	July-	July-	January-	January-	Full
	September	September	September	September	year
	2002	2001	2002	2001	2001

	(EUR million)
Payments received from customers	550	543	1,646	1,669	2,232
Payments to suppliers	(261)	(312)	(881)	(1,067)	(1,369)
Payments to personnel	(87)	(88)	(254)	(301)	(397)

Total	202	143	511	301	466
Dividends received	10	13	41	35	47
Interest income received	6	5	16	15	21
Interest expenses paid	(22)	(58)	(86)	(233)	(299)
Income taxes refunded (paid)	19	(23)	22	(15)	(41)
Other items	5	4	5	3	3

Cash provided by operating activities	220	84	509	106	197

Equity Income in Associated Companies

	July-	July-	January-	January-		Full
	September	September	September	September		year
	2002	2001	2002	2001	Change	2001

	(EUR million)
Turkcell Iletisim Hizmetleri A.S	1	(16)	(17)	(49)	32	(61)
Fintur Holdings B.V	(3)	(18)	(49)	(78)	29	(96)
Other GSM operators	15	18	31	43	(12)	56
UMTS associated companies	—	(16)	(77)	(28)	(49)	(79)
Fixed network operators	5	7	19	23	(4)	35
Other associated companies	—	(2)	4	(2)	6	2
Write-down of Group 3G	—	—	(3,844)	—	(3,844)	—
Amortization of goodwill	(13)	(14)	(41)	(44)	3	(59)

Total	5	(41)	(3,974)	(135)	(3,839)	(202)

Financial Income and Expenses

	July-	July-	January-	January-		Full
	September	September	September	September		year
	2002	2001	2002	2001	Change	2001

	(EUR million)
Dividend income	—	—	—	12	(12)	14
Interest income(1)	7	43	73	139	(66)	183
Interest expenses	(33)	(70)	(108)	(228)	120	(279)
Capitalized interest expenses	1	13	24	40	(16)	52
Other financial income and expenses	(2)	3	(4)	1	(5)	1
Exchange rate gains and losses	(1)	3	(1)	1	(2)	(3)

Total	(28)	(8)	(16)	(35)	19	(32)

(1)	Interest income includes non-cash interest income from Group 3G UMTS Holding GmbH totaling EUR 51 million January-September 2002 (EUR 34 million in July-September 2001, EUR 118 million in January-September 2001 and EUR 154 million in January-December 2001). In July-September 2002, there was no interest income from Group 3G UMTS Holding GmbH.

Changes in Shareholders’ Equity

	September 30,	September 30,	Dec. 31,
	2002	2001	2001

	(EUR million)
Shareholders’ equity on January 1	4,575	3,233	3,233
Equity issue	—	—	982
Dividends paid	—	(67)	(67)
Sale of rights related to treasury shares	—	—	2
Currency translation adjustment	(38)	39	16
Net income	(2,616)	353	409

Shareholders’ equity on Sept. 30/Dec. 31	1,921	3,558	4,575

Commitments and Contingent Liabilities

	September 30,	Dec. 31,
	2002	2001

	(EUR million)
Assets pledged
To secure own commitments	6	6
To secure borrowings of subsidiaries(1)	33	—
To secure borrowings of associated companies(2)	4	24
Guarantees on behalf of associated companies for financing	57	35
Guarantees on behalf of other companies Guarantees on behalf of Xfera Móviles S.A.	411	428
Guarantees on behalf of Ipse 2000 S.p.A	37	180
Minimum operating lease payments	266	264
Other commitments	93	31

(1)	Pledges given as a security for the loans of the Fintur companies. Sonera is currently in the process of refinancing the majority of loans of the Fintur companies with Group-internal financing, after which the pledges will be released.

(2)	Carrying values of the pledged shares in associated companies. The maximum liability according to the loan amounts secured totals EUR 25 million (December 31, 2001: EUR 23 million).

Derivative Financial Instruments

	September 30,	September 30,	September 30,	December 31,
	2002	2002	2002	2001
	Contract amount	Carrying value	Fair value	Fair value

	(EUR million)
Forward foreign exchange contracts	254	1	1	(1)
Interest rate swaps	1,640	14	30	41
Purchased interest rate options	200	—	—	—

      Derivative instruments are used in hedging foreign exchange and interest rate risks.

Capital Expenditure on Fixed Assets

	July-	July-	January-	January-		Full
	September	September	September	September	Change	year
	2002	2001	2002	2001	%	2001

	(EUR million)
Mobile Communications Finland	22	25	63	75	(16)	102
International Mobile Communications	5	—	5	—	100	—
Service Businesses	1	23	9	50	(82)	53
Sonera Telecom	29	30	78	115	(32)	186
Other Operations	6	16	15	26	(42)	18

The Group	63	94	170	266	(36)	359

Average Number of Personnel

	July-	July-	January-	January-		Full
	September	September	September	September	Change	year
	2002	2001	2002	2001	%	2001

	(EUR million)
Mobile Communications Finland	1,664	1,671	1,629	1,627	0	1,792
International Mobile Communications	242	—	123	—	100	—
Service Businesses	1,791	2,734	2,123	2,850	(26)	2,728
Sonera Telecom	3,221	4,947	3,851	5,007	(23)	4,795
Other Operations	494	1,090	450	1,420	(68)	1,167

The Group	7,412	10,442	8,176	10,904	(25)	10,482

Business Areas

	July-	July-	January-	January-		Full
	September	September	September	September	Change	year
	2002	2001	2002	2001	%	2001

	(EUR million)
Revenues
Mobile Communications Finland	312	307	932	907	3	1,213
International Mobile Communications	25	(1)	25	3	—	4
Service Businesses
Sonera SmartTrust	5	10	22	21	5	36
Sonera Zed	12	7	30	14	114	21
Sonera Info Communications	—	14	20	53	(62)	71
Sonera Plaza	14	11	44	39	13	53
Sonera Juxto	15	18	48	52	(8)	72
Other Services	21	16	49	54	(9)	68

Total	67	76	213	233	(9)	321

Sonera Telecom
Domestic Voice Services	49	54	158	169	(7)	222
International Voice Services	36	42	109	115	(5)	149
Data Services	38	38	118	117	1	151
Leased Lines	14	15	44	42	5	56
Equipment Sales	29	35	89	91	(2)	118
Construction and Maintenance	—	8	10	21	(52)	35
Sales to other segments and other products	67	63	212	205	3	293

Total	233	255	740	760	(3)	1,024

Other Operations	19	34	60	79	(24)	113
Intra-Group sales	(105)	(122)	(335)	(351)	5	(488)

The Group	551	549	1,635	1,631	0	2,187

Underlying EBITDA
Mobile Communications Finland	162	158	473	463	2	604
International Mobile Communications	9	(5)	6	(10)	160	(14)
Service Businesses
Sonera SmartTrust	(3)	(4)	(12)	(35)	66	(40)
Sonera Zed	(2)	(30)	(11)	(107)	90	(129)
Sonera Info Communications	—	(5)	3	2	50	9
Sonera Plaza	(1)	(5)	(4)	(25)	84	(33)
Sonera Juxto	(2)	(3)	(5)	(13)	62	(14)
Other Services	0	(1)	(2)	(25)	92	(37)

Total	(8)	(48)	(31)	(203)	85	(244)

Sonera Telecom	44	64	137	173	(21)	230
Other Operations	(8)	14	0	(16)	100	(14)

The Group	199	183	585	407	44	562

Operating profit
Mobile Communications Finland	132	126	380	368	3	477
International Mobile Communications	5	(17)	(201)	573	—	569
Service Businesses
Sonera SmartTrust	(6)	(8)	(39)	(45)	13	(63)
Sonera Zed	(6)	(39)	(25)	(126)	80	(182)
Sonera Info Communications	—	—	93	6	—	5
Sonera Plaza	(3)	(9)	(11)	(33)	67	(57)
Sonera Juxto	(2)	(6)	(10)	(20)	50	(25)
Other Services	(3)	(9)	(6)	(35)	83	(62)

Total	(20)	(71)	2	(253)	101	(384)

Sonera Telecom	17	30	86	84	2	108
Other Operations	(34)	(5)	(66)	217	(130)	181

The Group	100	63	201	989	(80)	951

Other Data

	July-	July-	January-	January-		Full
	September	September	September	September	Change	year
	2002	2001	2002	2001	%	2001

Number of subscriptions at end of period
Mobile Communications Finland
GSM subscriptions(1)			2,472,552	2,398,087	3	2,421,533
NMT subscriptions			28,106	42,681	(34)	38,250
Service provider subscriptions in Sonera’s network			37,408	54,041	(31)	50,245

Total			2,538,066	2,494,809	2	2,510,028
GSM customer churn (%, annualized)(2)	11.0	9.5	11.3	9.7		10.1
Fintur GSM subscriptions
Prepaid			1,223,053	810,646	51	902,528
Advanced and post paid			279,392	250,344	12	225,691

Total			1,502,445	1,060,990	42	1,128,219
Fixed network access lines in Finland(3)			729,268	760,083	(4)	753,140
Traffic and use
Mobile Communications Finland
Outgoing minutes (in millions)	1,146	1,087	3,333	3,137	6	4,215
Avg. monthly use per subscription (minutes)	153	149	150	146	3	145
Avg. monthly revenue per subscription (euros)	40.3	40.7	40.2	40.7	(1)	40.5
SMS messages (millions of messages)	197	185	581	541	7	744
Avg. monthly SMS messages sent per subscription	26.7	25.8	26.5	25.7	3	26.4
Avg monthly user activity for SMS messages (% of customers)	74	72	74	71	4	72
Avg monthly user activity for content services (% of customers)	31	33	31	33	(7)	33
Fixed network in Finland (minutes in millions)
Local calls and network compensations	836	900	2,693	2,921	(8)	3,889
Long-distance calls	111	118	351	390	(10)	518
International calls	55	57	168	174	(3)	232

(1)	Excluding subscriptions of service providers.

(2)	Excluding cases with new subscription owner, but the same user as before.

(3)	ISDN lines are counted as two standard lines and 2 Mbps lines are counted as 30 standard lines.

Pro Forma Consolidation of Fintur

      The following pro forma consolidated income statement information presents the acquisition of controlling interest in Fintur as if the transaction had taken place already on January 1, 2001. This presentation is for illustrative purposes only, and it is not necessarily indicative of the actual results of operations that would have been reported if the transaction had occurred on January 1, 2001, nor is it indicative of future operating results.

				Profit before
				income
				taxes and		Earnings
		Underlying	Operating	minority	Net	per
	Revenues	EBITDA	profit	interest	income	share

	(EUR million)
July-September 2002
Sonera (reported)	551	199	100	77	47	0.04
Fintur (July-August 2002)	49	25	16	14	5
Pro forma adjustments(1)	—	—	(2)	1	(2)

Pro forma consolidated	600	224	114	92	50	0.05

% of revenues		37.3	19.0
July-September 2001
Sonera (reported)	549	183	63	(352)	(325)	(0.35)
Fintur	55	25	10	7	(1)
Pro forma adjustments(1)	—	—	(2)	16	16

Pro forma consolidated	604	208	71	(329)	(310)	(0.34)

% of revenues		34.4	11.8
January-September 2002
Sonera (reported)	1,635	585	201	(3,832)	(2,616)	(2.35)
Fintur (January-August 2002)	166	82	48	35	4
Pro forma adjustments(1)	—	—	(7)	43	42

Pro forma consolidated	1,801	667	242	(3,754)	(2,570)	(2.31)

% of revenues		37.0	13.4
January-September 2001
Sonera (reported)	1,631	407	989	453	353	0.39
Fintur	140	48	13	3	(14)
Pro forma adjustments(1)	—	—	(7)	71	76

Pro forma consolidated	1,771	455	995	527	415	0.46

% of revenues		25.7	56.2

(1)	Pro forma adjustments consist of the preliminary estimated amortization of goodwill, the reversal of equity method of accounting for Fintur, and the recording of minority interest in income of Fintur.

APPENDIX: INFORMATION ON SONERA’S DEBT

Total loan portfolio

      Sonera’s long-term and short-term debt (including capital lease obligations) amounted to €2,779 million as of September 30, 2002, which includes €131 million of long-term and short-term loans in the Fintur companies. The average interest rate of debt by Sonera Corporation and its fully owned subsidiaries was approximately 4.64 percent (including the impact of hedging measures). The average interest rate of the Fintur loans was approximately 10.13 percent. Sonera is currently in the process of refinancing the majority of loans of the Fintur companies with Group-internal financing.

Loans from financial institutions

•	€86 million term loans, due on November 6, 2008, which bear a variable interest rate based on LIBOR (3.65 percent on September 30, 2002);

•	€50 million term loan, due on December 11, 2003, which bears a variable interest rate based on Euribor (3.49 percent on September 30, 2002);

•	€511 million syndicated revolving credit facility, due in semiannual installments commencing on April 27, 2003 and final maturity on April 27, 2005 with a variable interest rate based on LIBOR (3.82 percent on September 30, 2002). €500 million was drawn out of the facility as of September 30, 2002; and

•	€92 million syndicated revolving credit facility, due in semiannual installments commencing on March 17, 2003 and final maturity on March 17, 2004, with a variable interest rate based on LIBOR (3.67 percent on September 30, 2002). The facility was fully drawn as of September 30, 2002.

•	€131 million loans taken by the Fintur companies in various currencies, maturing between October 10, 2002 and August 1, 2005 (average interest rate 10.13 percent on September 30, 2002).

•	Other loans totaling €7 million.

€3,000 million Euro Medium Term Note (EMTN) program

      Sonera has a €3,000 million EMTN program, under which Sonera currently has total borrowings of €1,800 million. The securities issued under the program include:

•	€300 million 4.63 percent Fixed Rate Notes due on April 16, 2009;

•	€1,000 million 5.63 percent Fixed Rate Notes due on March 14, 2005;

•	€300 million Floating Rate Notes due on June 7, 2004 (4.19 percent on September 30, 2002); and

•	€200 million 5.13 percent Fixed Rate Notes due on February 17, 2003.

€500 million Euro Commercial Paper program and €500 million domestic Commercial Paper program

•	€24 million of Euro Commercial Paper issue maturing on April 15, 2003 (interest rate 4.48 percent on September 30, 2002);

•	€41 million of domestic Commercial Paper issues maturing on December 16, 2002 (average interest rate 4.25 percent on September 30, 2002).

Capital lease obligations

      As of September 30, 2002, Sonera had capital lease obligations of €48 million (average interest rate 7.36 percent).

Debt maturities for next 12 months

September 30, 2002
	September 30,	September 30,
	2002	2002
	Long-term	Short-term
	loans	loans	Total

	(EUR million)
October 2002	2	12	14
November 2002	2	7	9
December 2002	2	61	63
January 2003	2	4	6
February 2003	202	3	205
March 2003	39	5	44
April 2003	93	26	119
May 2003	2	—	2
June 2003	2	7	9
July 2003	2	2	4
August 2003	2	8	10
September 2003	33	15	48

Total	383	150	533

Annual debt maturities

	September 30, 2002	September 30, 2002
	Long-term	Short-term
	loans	loans	Total

	(EUR million)
2002 (October-December)	6	80	86
2003	579	70	649
2004	551	—	551
2005	1,107	—	1,107
2006	—	—	—
2007	—	—	—
2008	86	—	86
2009	300	—	300

Total	2,629	150	2,779

Breakdown of debt portfolio

	September 30,	Dec. 31,
	2002	2001

	(EUR million)
Loans from financial institutions	866	1,275
Euro Medium Term Notes	1,800	2,150
Euro Commercial Papers	24	4
Finnish Commercial Papers	41	51
Capital lease obligations	48	—

Total	2,779	3,480

Forward-Looking Statements

      This press release contains forward-looking statements regarding Telia’s exchange offer to Sonera’s shareholders and warrantholders. Statements that are not strictly historical statements, including statements about Telia’s and Sonera’s beliefs and expectations, constitute forward-looking statements. By their nature, forward-looking statements are subject to risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Telia and Sonera are under no obligation to, and expressly disclaim such obligation to, update or alter their forward-looking statements, whether as a result of new information, future events or otherwise.

Restrictions on Ability of Certain Persons to Participate in the Exchange Offer

      Due to restrictions under the securities laws of Australia, the Hong Kong Special Administrative Region of the People’s Republic of China, Italy, Japan, New Zealand and South Africa, the exchange offer will not be extended to persons with registered addresses in, and who are residents of, any of Australia, the Hong Kong Special Administrative Region of the People’s Republic of China, Italy, Japan, New Zealand or South Africa.

Cautionary Disclaimer/ Legend

      The combination of Sonera and Telia will be implemented through an exchange offer being made by Telia to all shareholders of Sonera. The contents of this document are neither an offer to purchase nor a solicitation of an offer to sell shares of Telia. Any offer in the United States will only be made through a prospectus which is part of a registration statement on Form F-4 which Telia filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 1, 2002. Sonera shareholders who are U.S. persons or are located in the United States are urged to carefully review the registration statement on Form F-4, the prospectus included therein and other documents relating to the offer that Telia has filed or will file with the SEC because these documents contain important information relating to the offer. You are also urged to read the related solicitation/ recommendation statement on Schedule 14D-9 that was filed by Sonera with the SEC on October 1, 2002 regarding the offer. You may obtain a free copy of these documents at the SEC’s web site at www.sec.gov. You may also inspect and copy the registration statement on Form F-4, as well as any documents incorporated by reference therein, and the Schedule 14D-9 at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. These documents may also be obtained free of charge by contacting Telia AB, Investor Relations, SE-12386 Farsta, Sweden. Attention: External Communications or Investor Relations (tel: +46 8 7137143, or Sonera, Teollisuuskatu 15, P.O. Box 106, FIN-00051 SONERA, Finland. Attention: Investor Relations (tel: +358 20401). YOU SHOULD READ THE PROSPECTUS AND THE SCHEDULE 14D-9 CAREFULLY BEFORE MAKING A DECISION CONCERNING THE OFFER.

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.     Indemnification of Directors and Officers

      Telia maintains liability insurance for its directors and officers, including insurance against liabilities under the Securities Act.

Item 21.     Exhibits and Financial Statements

(a)  Exhibits as required by Item 601 of Regulation S-K

Exhibit
Number	Exhibit Description

2.1	Combination Agreement, dated as of March 26, 2002, by and between Telia AB (publ) and Sonera Corporation (attached as Annex A to the exchange offer prospectus).*
2.2	Amendment to the Combination Agreement, dated as of September 27, 2002, by and between Telia and Sonera (attached as Annex B to the exchange offer prospectus).*
3.1	English translation of Articles of Association of Telia as amended to date (attached as Annex E to the exchange offer prospectus).*
3.2	English translation of Articles of Association of TeliaSonera as amended to date (attached as Annex A to the mandatory redemption offer prospectus supplement).
4.1	Form of American Depositary Receipt representing Telia’s American Depositary Shares each representing five (5) ordinary shares (nominal value SEK 3.20 per share) (included as Exhibit A to Exhibit 4.2 herein).*
4.2	Form of Deposit Agreement among Telia, Citibank, N.A., as Depositary and the Holders and Beneficial Owners from time to time of American Depositary Receipts evidencing American Depositary Shares representing ordinary shares of Telia (incorporated by reference to Exhibit (a) to the Registration Statement on Form F-6 filed by Telia with the Securities and Exchange Commission on October 1, 2002).*
4.3	Form of Deposit Agreement among TeliaSonera, Citibank, N.A., as Depositary and the Holders and Beneficial Owners from time to time of American Depositary Receipts evidencing American Depositary Shares representing ordinary shares of TeliaSonera (incorporated by reference to Exhibit (a) to Post-Effective Amendment No. 1 to the Registration Statement on Form F-6 filed by TeliaSonera with the Securities and Exchange Commission on December 9, 2002).
5.1	Opinion of Mannheimer Swartling Advokatbyra as to the legality of the shares.*
8.1	Opinion of White & Case LLP as to certain matters of U.S. taxation.*
10.1	Framework Agreement, dated as of March 15, 2001, between Telia and Telia Mobile AB, and NetCom AB and Tele2 AB.(1) *
10.2	Shareholder Agreement, dated as of March 15, 2001, between Telia, Telia Mobile AB, NetCom AB and Tele2 AB.(1)*
10.3	Registration Rights Agreement, dated as of September 27, 2002 between Telia AB and the Kingdom of Sweden.*
10.4	Registration Rights Agreement, dated as of September 27, 2002 between Telia AB and the Republic of Finland.*
21.1	Subsidiaries of the Registrant (included in Note 41 to the consolidated financial statements of Telia).*
23.1	Consent of Mannheimer Swartling Advokatbyra (attached in Exhibit 5.1).*
23.2	Consent of White & Case LLP (included in Exhibit 8.1).*
23.3	Consent of Ernst & Young AB.*
23.4	Consent of KPMG Wideri Oy Ab.*
23.5	Consent of PricewaterhouseCoopers Sp. Z.o.o.*
23.6	Consent of Arthur Andersen Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft mbH, an affiliated firm of Ernst & Young International.*
23.7	Consent of KPMG Cevdet Suner Denetim ve Yeminli Mali Mosavirlik A.S.*

Exhibit
Number	Exhibit Description

23.8	Consent of PricewaterhouseCoopers N.V.*
23.9	Consent of Tapio Hintikka*
23.10	Consent of Ernst & Young AS.*
24.1	Powers of Attorney (included as part of the signature pages).
99.1	Acceptance Form for Sonera shares.*
99.2	Acceptance Form for Sonera warrants.*
99.3	Form of Letter of Transmittal.*
99.4	Form of Notice of Guaranteed Delivery.*
99.5	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.*
99.6	Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees to Clients.*
99.7	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*
99.8	Form of U.S. Exchange Agency Agreement.*
99.9	Opinion of Goldman Sachs International (attached as Annex D to the exchange offer prospectus).*
99.10	Consent of Goldman Sachs International.*
99.11	Acceptance Form for Sonera shares for the Mandatory Redemption Offer.
99.12	Acceptance Form for Sonera warrants for the Mandatory Redemption Offer.
99.13	Form of Letter of Transmittal for the Mandatory Redemption Offer.
99.14	Form of Notice of Guaranteed Delivery for the Mandatory Redemption Offer.
99.15	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees for the Mandatory Redemption Offer.
99.16	Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees to Clients for the Mandatory Redemption Offer.
99.17	Form of Supplementary U.S. Exchange Agency Agreement for the Mandatory Redemption Offer.

(1)	Certain confidential portions of this agreement have been omitted from the filed exhibit under Rule 406 under the Securities Act of 1933. In accordance with this rule, the full text of the agreement has been filed separately with the Securities and Exchange Commission.

*	Previously filed.

Item 22.     Undertakings

      The undersigned Registrant hereby undertakes:

(1)	that, for purposes of determining any liability under the Securities Act, each filing of Telia’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(2)	to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means;

(3)	to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in paragraph (2) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

(4)	to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective; and

(5)	insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, TeliaSonera AB has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stockholm, Sweden, on December 18, 2002.

TELIASONERA AB

/s/ ANDERS IGEL

By:

Name: Anders Igel
Title: President and Chief Executive Officer

/s/ KIM IGNATIUS

By:

Name: Kim Ignatius
Title: Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 18, 2002.

      KNOW ALL MEN BY THESE PRESENTS, that each director and executive officer of TeliaSonera AB whose signature appears below constitutes and appoints Anders Igel and Jan Henrik Ahrnell, and each of them, with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments and supplements to this amendment to the registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Title

/s/ ANDERS IGEL Anders Igel	President and Chief Executive Officer (Principal Executive Officer)

/s/ KIM IGNATIUS Kim Ignatius	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ TAPIO HINTIKKA Tapio Hintikka	Chairman of the Board of Directors

/s/ LARS-ERIC PETERSSON Lars-Eric Petersson	Deputy Chairman of the Board of Directors

Name	Title

/s/ CARL BENNET Carl Bennet	Member of the Board of Directors

/s/ INGVAR CARLSSON Ingvar Carlsson	Member of the Board of Directors

/s/ EVA LILJEBLOM Eva Liljeblom	Member of the Board of Directors

/s/ CAROLINE SUNDEWALL Caroline Sundewall	Member of the Board of Directors

/s/ ROGER TALERMO Roger Talermo	Member of the Board of Directors

/s/ TOM VON WEYMARN Tom von Weymarn	Member of the Board of Directors

/s/ YVONNE KARLSSON Yvonne Karlsson	Member of the Board of Directors

/s/ BERITH WESTMAN Berith Westman	Member of the Board of Directors

/s/ ELOF ISAKSSON Elof Isaksson	Member of the Board of Directors

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

      Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of TeliaSonera AB, has signed this registration statement on December 18, 2002.

/s/ BRIAN MCHUGH Brian McHugh	Authorized representative in the United States